UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary proxy statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
RTW, INC.
(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed below per Exchange Act Rules 14a-6(i)(l) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of RTW, Inc. (“RTW common stock”)

	(2)	Aggregate number of securities to which transaction applies:

5,174,845 shares of RTW common stock and options to purchase 580,381shares of RTW common stock.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying .0000307 by the sum of: (a) the product of 5,174,845 shares of RTW common stock and the merger consideration of $12.45 per share in cash and (b) the product of $5.33 (the merger consideration of $12.45 minus $7.12, the weighted average per share exercise price of outstanding options to purchase shares of RTW common stock that are to be canceled at the effective time pursuant to the merger agreement) and 562,583 shares of RTW common stock, the aggregate number of shares of RTW common stock subject to options.

	(4)	Proposed maximum aggregate value of transaction: $67,570,000

	(5)	Total fee paid: $2,074.40

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Dear Shareholder:

We cordially invite you to attend a special meeting of shareholders of RTW, Inc. (“RTW”) to be held at the 8000 Building of Normandale Lake Office Park, Skyway Classroom, 8331 Norman Center Drive, Bloomington, Minnesota 55437, on December 10, 2007, at 1:00 p.m. (CST).

At the meeting, you will be asked to consider and vote on a proposal to approve and adopt an agreement and plan of merger that we have entered into with Rockhill Holding Company (“Rockhill”). If our shareholders approve the agreement and plan of merger and the merger is subsequently consummated, RTW will become a wholly-owned subsidiary of Rockhill, your shares of our common stock will be cancelled and you will have the right to receive $12.45 in cash in exchange for each share of RTW common stock that you own.

After careful consideration, our board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of RTW and our shareholders. Accordingly, the board has unanimously approved the merger agreement and unanimously recommends that you vote FOR approval of the merger agreement at the special meeting.

We encourage you to read the accompanying proxy statement carefully because it explains in detail the proposed merger, the agreement and plan of merger and other related matters.

Your vote is important. Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of RTW common stock entitled to vote on the merger. Failure to vote will have the same effect as a vote against the merger.

Whether or not you plan to attend the special meeting in person, please submit your proxy without delay. You can vote by telephone, on the Internet or by mail with a proxy card. Voting by any of these three methods will ensure that we can vote your shares at the special meeting even if you are not there in person.

We are very excited about the merger with Rockhill and believe that the merger is advisable, fair to and in the best interests of RTW and our shareholders. After you have reviewed the enclosed materials, please vote by telephone, Internet or mail the proxy card as soon as you can.

Sincerely,

John O. Goodwyne
Chairman of the Board of Directors

Dated: November 7, 2007

RTW, INC.
8500 Normandale Lake Boulevard, Suite 1400
Bloomington, Minnesota 55437
(952) 893-0403
(800) 789-2242

NOTICE OF AND PROXY STATEMENT FOR
A SPECIAL MEETING OF SHAREHOLDERS

To the Holders of Common Stock of RTW, Inc.:

We will hold a special meeting of shareholders of RTW, Inc. (“RTW”) at the 8000 Building of Normandale Lake Office Park, Skyway Classroom, 8331 Norman Center Drive, Bloomington, Minnesota 55437 on December 10, 2007 at 1:00 p.m. (CST). The purpose of the special meeting will be:

1.	To approve and adopt the agreement and plan of merger, dated as of September 20, 2007 (the “merger agreement”), among Rockhill Holding Company (“Rockhill”), Rockhill Acquisition Corporation, a wholly-owned subsidiary of Rockhill (“Merger Sub”) and RTW. If we complete the merger, we will become a wholly-owned subsidiary of Rockhill, your shares of our common stock will be cancelled, and you will have the right to receive $12.45 in cash for each of your shares.

2.	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting, including considering any procedural matters incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting.

Only shareholders who held shares of record as of the close of business on November 6, 2007, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof. The affirmative vote of the holders of at least a majority of the outstanding shares of RTW common stock entitled to vote on the merger is required to approve and adopt the merger agreement.

RTW’s board of directors unanimously recommends that shareholders vote FOR the approval and adoption of the merger agreement.

By Order of the Board of Directors

Alfred L. LaTendresse, Secretary

Dated: November 7, 2007

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE REPLY ENVELOPE PROVIDED OR VOTE BY TELEPHONE OR THROUGH THE INTERNET AS DESCRIBED IN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING. GIVING YOUR PROXY NOW WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some commonly asked questions regarding the proposed merger and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the other documents we refer to in this proxy statement.

The Special Meeting

Q.	What matters will we vote on at the special meeting?

A.	We are asking that you approve the agreement and plan of merger that we have entered into with Rockhill.

Q.	What is the required vote to adopt the merger agreement?

A.	In order to approve the merger agreement, holders of a majority of all the outstanding shares of our common stock entitled to vote must vote in favor of the merger. Each share of our common stock is entitled to one vote.

Q.	Who may vote at the special meeting?

A.	Only holders of record of our common stock as of the close of business on November 6, 2007, may vote at the special meeting. As of the record date, we had outstanding 5,174,485 shares of common stock entitled to vote.

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares as soon as possible. You may vote your shares by signing, dating and returning the enclosed proxy card. If you are a registered holder of shares, you may also vote by telephone or through the Internet by following the instructions on the proxy card. If you hold your shares through a bank or brokerage firm, you may be able to vote by telephone or through the Internet in accordance with instructions your bank or brokerage firm provides.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will only be permitted to vote your shares if you instruct your broker how to vote. If you do not instruct your broker how to vote, your shares will not be voted at the special meeting, which will have the same effect as a vote against the merger agreement. You should follow the procedures provided by your broker regarding the voting of your shares.

Q.	What if I do not vote?

A.	If you fail to vote by proxy, either by mail, by telephone or through the Internet, and fail to vote in person, it will have the same effect as a vote against the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote FOR approval and adoption of the merger agreement.

The Merger

Q.	What is the proposed transaction?

A.	Rockhill proposes to acquire RTW through a cash merger by merging Rockhill Acquisition Corporation, a wholly-owned subsidiary of Rockhill, into RTW. We include the full text of the merger agreement in Appendix A to this proxy statement.

Q.	If you complete the merger, what will I receive for my common stock?

A.	You will receive $12.45 in cash, without interest, for each share of our common stock that you own immediately prior to the consummation of the merger.

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Q.	If I hold options and you complete the merger, what will I receive for my stock options?

A.	Holders of RTW stock options will receive the excess, if any, of $12.45 over the per share exercise price of the stock option, for each share of our common stock subject to the stock option, less any applicable withholding taxes and without interest. All options will be cancelled.

Q.	What happens to shares that I am purchasing in the 1995 Employee Stock Purchase Plan?

A.	RTW’s 1995 Employee Stock Purchase Plan (“ESPP”) will terminate on the earlier of December 31, 2007 or immediately prior to the effective time of the merger. At the effective time of the merger, participants in our ESPP will receive the excess of $12.45 over the exercise price as determined under the ESPP for each whole number of shares the participant would otherwise be entitled to purchase under the ESPP, less any applicable withholding taxes and without interest.

Q.	Will I owe taxes as a result of the merger?

A.	The receipt of cash for shares of RTW common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of RTW common stock.

Tax matters are very complicated and the tax considerations related to the merger that are relevant to you will depend on the facts of your particular situation. You should consult your tax and other advisors.

See the section entitled “Approval of the Merger — Certain Material Federal Income Tax Considerations” beginning on page 27 of this proxy statement for more information.

Q.	Why is the board of directors recommending the merger?

A.	Our board has determined that the merger is advisable, fair to and in the best interests of RTW and our shareholders. Accordingly, the board has unanimously approved the merger agreement and unanimously recommends that you vote FOR the approval and adoption of the merger agreement at the special meeting. To review the board’s reasons for recommending the merger, see the section entitled “Approval of the Merger Agreement — Recommendation of the Board of Directors of RTW” and “— Reasons for the Merger” on pages 13 through 16.

Q.	Will I have dissenters’ rights if I dissent from the merger?

A.	Yes, you will have dissenters’ rights. If you wish to exercise your dissenters’ rights, you must not vote in favor of the merger and you must strictly follow the other requirements of Minnesota law. We provide a summary describing the requirements you must satisfy in order to exercise your dissenters’ rights in the section entitled “Dissenters’ Rights” on pages 43 through 46 of this proxy statement. We include the full text of the dissenters’ rights section of Minnesota law in Appendix C to this proxy statement.

Q.	When do you expect to complete the merger?

A.	We are working toward completing the merger as quickly as possible. We expect to close the merger by late 2007. We cannot complete the merger until we satisfy a number of conditions, including, among other conditions, approval of the merger agreement by our shareholders at the special meeting, expiration or termination of the applicable period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to as the HSR Act) and approval of insurance regulators in certain states.

Q.	Should I send in my stock certificates now?

A.	No. After we complete the merger, the paying agent, at our request, will send you written instructions for returning your stock certificates. These instructions will tell you how and where to send in your certificates. If you hold your shares in street name, your street name holder will work with RTW and the paying agent to turn in your shares. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions. For more information, please see “The Merger Agreement — Payment Procedures for Common Shares” on page 34.

Q.	Where can I find more information about RTW and Rockhill?

A.	RTW files periodic reports and other information with the SEC. This information is available at the SEC’s public reference facilities, and at the Internet site maintained by the SEC at www.sec.gov. For a more detailed description of the information available, please see the section entitled “Where You Can Find More Information” at the end of this proxy statement. Rockhill is a private company, but certain information about Rockhill is available on its website at www.rhkc.com.

Q.	Who can help answer my questions?

A.	If you have questions about the special meeting or the merger after reading this proxy statement, you should contact our Investor Relations Department at RTW, Inc., 8500 Normandale Lake Boulevard, Suite 1400, Bloomington, Minnesota 55437, telephone (952) 893-0403 or (800) 789-2242, or email: ir@rtwi.com.

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SUMMARY

This summary, together with the Questions and Answers section, highlights selected information from this proxy statement. It does not contain all of the information that is important to you as a shareholder of RTW. Accordingly, we encourage you to read carefully this entire proxy statement and the appendices to this proxy statement.

The Companies

RTW, Inc.

8500 Normandale Lake Boulevard, Suite 1400
Bloomington, Minnesota 55437
(952) 893-0403

RTW, based in Bloomington, Minnesota, is a leading provider of products and services to manage insured and self-insured workers’ compensation, disability and absence programs. RTW provides these services, primarily directed at workers’ compensation to:

•	employers insured through its wholly-owned insurance subsidiaries, American Compensation Insurance Company (“ACIC”) and Bloomington Compensation Insurance Company (“BCIC”);

•	self-insured employers on a fee-for-service basis;

•	state assigned risk plans on a percent of premium basis;

•	other insurance companies; and

•	agents and employers on a consulting basis, charging hourly fees.

RTW developed two proprietary systems to manage disability and absence:

•	ID15®, designed to quickly identify those injured employees who are likely to become inappropriately dependent on disability system benefits, including workers’ compensation; and

•	RTW Solution®, designed to lower employers’ disability costs and improve productivity by returning injured employees to work as soon as safely possible.

RTW supports these proprietary management systems with state-of-the-art technology and talented people dedicated to its vision of transforming people from absent or idle to present and productive. ACIC writes workers’ compensation insurance for employers primarily in Minnesota, Colorado and Michigan, but is growing in new markets including, among others, Florida, Texas, Kansas, Connecticut, North Carolina and Iowa. BCIC offers workers’ compensation insurance to selected employers in Minnesota and Colorado.

In addition, through its Absentia® division, RTW has expanded and provides non-insurance products and service offerings on a national basis. RTW’s services are effective across many industries.

Rockhill Holding Company

700 West 47th Street, Suite 350
Kansas City, Missouri 64112
(816) 412-2801

Rockhill Holding Company, based in Kansas City, Missouri, is an insurance holding company writing specialty property and casualty business through its two insurance company subsidiaries, Rockhill Insurance Company and Plaza Insurance Company. Rockhill Insurance Company, an Excess & Surplus lines carrier approved in 48 states, is domiciled in Arizona and serves specialty niches, including Southeast wind, earthquake/difference in condition, residential contractors and commercial umbrella. Plaza Insurance Company (f/k/a National Alliance Insurance Company and acquired by Rockhill in June 2007) is a Missouri-domiciled property and casualty carrier admitted in 38 jurisdictions and will serve the surety, umbrella, and other specialty property and casualty markets. Rockhill Insurance Company is rated A- by A.M. Best and wrote over $100 million in premiums in 2006. As of June 30, 2007, Rockhill Insurance Company has total assets of $190 million and capital of $129 million.

Rockhill Acquisition Corporation

700 West 47th Street, Suite 350
Kansas City, Missouri 64112
(816) 412-2801

Rockhill Acquisition Corporation, a Minnesota corporation, is a wholly-owned subsidiary of Rockhill formed solely for the purpose of the merger and is engaged in no other business.

The Special Meeting

Background of Special Meeting (page 7)

The merger was announced on September 21, 2007. Beginning on or about November 9, 2007, we commenced mailing to our shareholders a notice of special meeting, accompanied by this proxy statement, for the special meeting of shareholders of RTW.

Date, Time, Place (page 7)

The special meeting of our shareholders will be held on December 10, 2007 at the 8000 Building of Normandale Lake Office Park, Skyway Classroom, 8331 Norman Center Drive, Bloomington, Minnesota 55437 at 1:00 p.m. (CST).

Matters to be Considered (page 8)

You will be asked to consider and vote upon a proposal to approve and adopt the merger agreement that RTW has entered into with Rockhill and to consider any other matters that properly come before the special meeting, including any procedural matters in connection with the special meeting.

Record Date and Voting Power (page 8)

You are entitled to vote if you owned shares of RTW common stock at the close of business on November 6, 2007, the record date for the special meeting. You will have one vote for each share of RTW common stock you owned at the close of business on the record date. On the record date, there were 5,174,485 shares of RTW common stock entitled to be voted at the special meeting.

Required Vote (page 8)

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of RTW common stock entitled to vote at the special meeting. Failure to vote by proxy, either by mail, by telephone or through the Internet, or in person, will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Voting by Proxy (pages 8 through 9)

You may vote by proxy by signing, dating and returning the enclosed proxy card in the reply envelope provided or by following the instructions on the proxy card for voting by telephone or through the Internet. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee, which may include voting through the Internet or by telephone.

Revocability of Proxy (page 9)

You may revoke your proxy at any time before it is voted. If you are a registered holder of RTW stock, you may revoke your proxy by:

•	voting in person at the special meeting;

•	mailing a later-dated proxy;

•	giving written notice of revocation to RTW addressed to its Secretary; or

•	if you voted by telephone or through the Internet, by voting again either by telephone or through the Internet prior to the close of the voting facility.

If your shares are held by a broker or nominee in “street name,” you should follow the instructions of your broker or nominee regarding revocation of proxies. If your broker or nominee allows you to vote by telephone or through the Internet, you may be able to change your vote by voting again by telephone or through the Internet.

Whether you are a registered holder or your shares are held by a broker or nominee, simply attending the special meeting will not revoke your proxy. You must revoke your proxy as described above.

RTW’s Board Recommendation to RTW Shareholders Regarding the Merger (page 13)

Our board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of RTW and our shareholders. Accordingly, the board has unanimously approved the merger agreement and unanimously recommends that RTW shareholders vote FOR the approval and adoption of the merger agreement at the special meeting.

The Merger

Background of the Merger (pages 10 through 13)

This section contains a description of the process that we undertook with respect to our reaching a definitive agreement with Rockhill, and includes a discussion of our contacts and discussions with Rockhill and other parties that led to an agreement.

Reasons for the Merger and the Recommendation of the Board of Directors (pages 14 through 16)

Our board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of RTW and our shareholders. Accordingly, the board has unanimously approved the merger agreement and unanimously recommends that you vote FOR the approval and adoption of the merger agreement at the special meeting. In making this determination, our board has considered a number of factors (which are summarized in this section beginning on page 14) including, among other things, RTW’s business, competitive position, financial results, strategy and prospects, Rockhill’s offer as compared to trading prices for RTW’s common stock over various time periods and the opinion of Keefe, Bruyette and Woods, Inc. (“KBW”) to the effect that, as of September 20, 2007, and based upon and subject to assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion as set forth therein, the merger consideration to be received by holders of the RTW common stock is fair, from a financial point of view, to these shareholders. In the course of its deliberations, our board also considered a variety of risks or potential drawbacks relating to the merger that are summarized in this section beginning on page 15.

Purposes and Effects of the Merger (page 25)

The principal purpose of the merger is to enable Rockhill to acquire all of our outstanding common stock in exchange for your receipt of $12.45 for each share of RTW common stock you hold.

Following completion of the merger, we will become a wholly-owned subsidiary of Rockhill. We will also de-register under the Securities Exchange Act of 1934, and our common stock will no longer be listed on The NASDAQ Global Market or any other market and we will not be publicly traded.

Structure of the Merger (page 33)

Subject to the terms and conditions of the merger agreement, Rockhill Acquisition Corporation, a wholly-owned subsidiary of Rockhill, will merge into RTW. As a result of the merger, RTW will become a wholly-owned subsidiary of Rockhill. The full text of the merger agreement is included in Appendix A to this proxy statement.

Merger Consideration (pages 33 through 34)

If we complete the merger, your shares of RTW common stock will be cancelled, and you will have the right to receive $12.45 in cash, without interest, in exchange for each share of RTW common stock that you hold.

Treatment of Outstanding Options (page 35)

RTW stock options held by employees, directors or others, will vest immediately prior to the effective time of the merger, and holders will receive an amount equal to the excess, if any, of $12.45 over the per share exercise price for each share subject to the applicable option, less any applicable withholding taxes and without interest. All options will be cancelled. RTW’s 1995 Employee Stock Purchase Plan (“ESPP”) will terminate on the earlier of December 31, 2007 or immediately prior to the effective time of the merger. At the effective time of the merger, each participant in our ESPP will receive the excess of $12.45 over the exercise price as determined under the ESPP for each whole number of shares the participant would be otherwise entitled to purchase under the ESPP, less any applicable withholding taxes and without interest. If the merger has not occurred by December 31, 2007, employees cannot continue to participate in the ESPP but, at the effective time of the merger, shares acquired under the ESPP through December 31, 2007 will be redeemed in the same manner.

Conditions to the Merger (pages 41 through 42)

Before we can complete the merger, both RTW and Rockhill must satisfy a number of conditions. RTW’s and Rockhill’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	approval and adoption of the merger by RTW’s shareholders;

•	approval of insurance regulators in certain states and the absence of any order or proceeding materially restricting our business in Minnesota, Michigan or Colorado;

•	absence of any judgment, decree, injunction, order or proceeding by any governmental entity which prohibits, restricts or threatens to invalidate the merger;

•	expiration or termination of the applicable waiting period under the HSR Act;

•	certain RTW executives must sign employment agreements with Rockhill and be able to perform under them;

•	absence of material adverse changes in RTW’s net liability for incurred loss and allocated loss adjustment expense (excluding inter-company loss adjusting expense) as determined in accordance with statutory accounting policies for accident years 2006 and prior compared with reported results as of December 31, 2006; and

•	RTW’s contract with the Minnesota Workers’ Compensation Assigned Risk Plan must be in full force and effect.

In addition, RTW’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	Rockhill and Rockhill Acquisition Corporation must comply with their obligations under the merger agreement in all material respects;

•	Rockhill’s representations and warranties to RTW must be true and correct in all material respects, except for specified exceptions;

•	our receipt of an officer’s certificate from Rockhill certifying Rockhill’s compliance with Rockhill’s representations, warranties and covenants; and

•	our receipt of evidence that Rockhill has complied with the merger agreement’s provisions on employee benefit arrangements for RTW employees.

Rockhill’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	RTW complying with its obligations under the merger agreement in all material respects;

•	RTW’s representations and warranties to Rockhill must be true and correct in all material respects except for certain exceptions;

•	our board and shareholders must have taken all actions necessary to approve the merger;

•	Rockhill’s receipt of an officer’s certificate from us certifying our compliance with RTW’s representations, warranties, and covenants;

•	the holders of no more than 10% of our common stock have exercised dissenters’ rights;

•	Rockhill’s receipt of evidence of RTW’s compliance with the merger agreement’s provisions on employee benefit arrangements;

•	Rockhill’s receipt of evidence that transaction related expenses have not exceeded $2.0 million;

•	transaction related expenses mean all expenses incurred by RTW related to executing the agreement, soliciting shareholder approval and all other matters related to the closing of the transactions from the date of the agreement to closing, but does not include payments to officers and directors, legal and other expenses related to RTW’s response to a third party proposal, or legal and other expenses related to RTW’s response to legal action arising from this agreement; and

•	the absence of a material adverse effect on RTW, ACIC, or BCIC.

We expect to consummate the merger shortly after all of the conditions to the merger have been satisfied or waived. We will seek to complete the merger as soon as practicable following the special meeting, but we cannot be certain when or if the conditions will be satisfied or waived.

Opinion of RTW’s Financial Advisor (pages 16 through 25)

KBW has given an opinion to our board of directors that, as of September 20, 2007 (the date the merger agreement was executed), and based upon and subject to assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion as set forth therein, the $12.45 in cash per share to be received by the holders of our common stock pursuant to the merger agreement is fair from a financial point of view to the holders of our common stock. We include the full text of KBW’s written opinion in Appendix B to this proxy statement. We urge you to read KBW’s opinion carefully and in its entirety.

Termination of the Merger Agreement (pages 42 through 43)

RTW and Rockhill may agree in writing to terminate the merger agreement at any time without completing the merger, even after our shareholders approve it. Either RTW or Rockhill may also terminate the merger agreement prior to completing the merger under specified circumstances, including failure of our shareholders to approve the merger agreement at a duly convened shareholders meeting, failure of the non-terminating party to satisfy the conditions to the merger by February 28, 2008 and certain uncured breaches of covenants, agreements, representations or warranties by either party.

In addition, Rockhill may terminate the merger agreement under certain circumstances including, among others, those related to our board’s recommendation to shareholders relating to the merger agreement with Rockhill.

Moreover, we may terminate the merger agreement if our board of directors authorizes us to enter into an agreement with respect to a competing transaction. The exercise of our right of termination for a competing transaction is subject to limitations and conditions, including that our board of directors must determine that the competing transaction is a “superior proposal,” as defined in the merger agreement (taking into account any proposal or offer made by Rockhill to modify the terms of the merger agreement) and that the failure of RTW to exercise its right to terminate the merger agreement would be inconsistent with our board’s fiduciary duties under applicable law.

Termination Fee (page 43)

RTW must pay to Rockhill a fee in cash of $1.0 million if the merger agreement is terminated under certain circumstances, including, among others, if:

•	Rockhill or RTW terminates the merger agreement because our shareholders fail to approve the Agreement and, within six months of the termination, our board enters into a definitive agreement with a third party that had publicly announced its interest in RTW prior to the shareholders’ meeting at which the Rockhill agreement was not approved;

•	Rockhill terminates the merger agreement because our board fails to recommend adoption of the Agreement or withdraws, modifies or qualifies (in a manner adverse to Rockhill) its favorable recommendation of the merger agreement; or

•	RTW terminates the merger agreement to accept a competing offer.

Interests of Certain Persons in the Merger (pages 29 through 33)

Our executive officers and directors have interests in the merger that are different from, or in addition to, the interests of our shareholders, including:

•	vesting and cash-out of all outstanding stock options which, based on the $12.45 per share merger consideration and holdings as of November 6, 2007, would result in an estimated aggregate cash payment to executive officers and directors totaling approximately $2,264,749 for vested options and $162,797 for options that accelerate and vest as a result of the merger;

•	our executive officers will collectively receive payments totaling approximately $30,899 representing the difference in value between the option price of shares issuable under the ESPP and the merger consideration of $12.45 per share, assuming the ESPP terminates on December 31, 2007; and

•	certain officers will receive the benefits of an employment agreement that becomes effective after the merger which provides a base salary, participation in a bonus program, restricted stock awards, directors and officers’ liability insurance and participation in Rockhill’s benefits programs. Jeffrey B. Murphy, President and Chief Executive Officer of RTW, will receive an additional benefit of a $2.0 million term life insurance policy for the benefit of his wife and family.

Certain Material Federal Income Tax Considerations (pages 27 through 28)

The receipt of cash in the merger by holders of our common stock will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, a holder of shares of our common stock generally will recognize gain or loss equal to the difference between (1) the amount of cash received in exchange for these shares and (2) the holder’s adjusted tax basis in these shares. Please refer to the section entitled “Approval of the Merger Agreement — Certain Material Federal Income Tax Considerations” on pages 27 through 28 of this proxy statement for a more detailed explanation of the material federal income tax considerations of the merger. We urge you to consult your own tax advisors to determine the particular tax considerations (including the application and effect of any state, local or foreign income and other tax laws) relevant to the receipt of cash in exchange for your shares of our common stock.

Dissenters’ Rights (pages 43 through 46 and Appendix C)

Pursuant to Section 473 of the Minnesota Business Corporations Law (“MBCA”), any holder of RTW common stock who does not wish to accept the $12.45 merger consideration may dissent from the merger and elect to have the fair value of his or her shares of RTW common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined by a court in Hennepin County and paid to the shareholder in cash, together with a fair rate of interest, if any, provided that the shareholder strictly complies with the provisions of Section 473 of the MBCA. This amount, when determined by the court, may be more than, equal to or less than $12.45. Because of the complexity of the dissenters’ rights procedures, RTW believes that shareholders who consider exercising these rights should seek the advice of counsel.

FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements, including statements regarding anticipated timing of the merger and the possible future performance of RTW. All statements other than statements of historical fact are forward-looking statements, including statements about the expected timetable for completing the merger, the satisfaction of closing conditions, timing or satisfactory receipt of regulatory or RTW shareholder approvals, future products or market growth, projections of earnings, revenues, or other financial items, and any other statements regarding RTW’s future expectations, beliefs, goals or prospects or the plans, strategies and objectives of management for future operations, and any statement of assumptions underlying any of the foregoing.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those presented. Factors that could cause these differences include, without limitation, the possibility that regulatory approvals may be delayed or denied or that burdensome conditions may be imposed in connection with these approvals; the possibility of adverse changes in global, national or local economic or monetary conditions; competition and change in the insurance industry; and other factors described in RTW’s recent filings with the SEC. Those factors or others could result, for example, in delay or termination of the merger transaction between RTW and Rockhill. Readers should carefully consider those risks and uncertainties in reading this document. Except as otherwise required by law, RTW and Rockhill disclaim any obligation and do not intend to update any forward-looking statements included in this proxy statement after the date of this document, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

THE SPECIAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement to shareholders of RTW as part of the solicitation of proxies by our board of directors for use at the special meeting of shareholders.

Date, Time and Place

We will hold the special meeting at the 8000 Building of Normandale Lake Office Park, Skyway Classroom, 8331 Normandale Center Drive, Bloomington, Minnesota 55437 at 1:00 p.m. (CST) on December 10, 2007.

Purpose of the Special Meeting

At the special meeting, we will ask holders of RTW common stock to approve and adopt the merger agreement. Our board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of RTW and our shareholders. Accordingly, the board has unanimously approved the merger agreement and unanimously recommends that you vote FOR the approval and adoption of the merger agreement at the special meeting.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of RTW common stock at the close of business on November 6, 2007, the record date, are entitled to notice of, and to vote at, the special meeting. On the record date, 5,174,485 shares of RTW common stock were issued and outstanding and held by approximately 900 holders of record, plus a number of additional holders whose shares are held in street name. A quorum will be present at the special meeting if the holders of a majority of the voting power of the outstanding shares of RTW common stock entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of RTW common stock on the record date are entitled to one vote per share on the proposal to adopt the merger agreement at the special meeting.

Vote Required

In order to adopt the merger agreement, holders of at least a majority of the shares of our common stock outstanding on the record date and entitled to vote must vote in favor of adopting the merger agreement. If you withhold a vote or abstain from voting on the adoption of the merger agreement, it will have the same effect as a vote “against” the merger.

“Broker non-votes” occur when a person holding shares through a bank or brokerage account does not provide instructions on how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter. Brokers may not exercise discretion to vote shares to which instructions are not given. The shares represented by a broker non-vote will be considered present at the special meeting for the purposes of determining a quorum, but will have the same effect as a vote “against” the proposal because holders of a majority of the voting power of all of the shares of our common stock outstanding on the record date and entitled to vote must affirmatively vote in favor of the proposal in order to approve it.

Voting by Directors and Executive Officers

On the record date, the directors and executive officers of RTW, including their affiliates, owned and were entitled to vote a total of 1,410,367 shares of RTW common stock or approximately 27.3% of the shares of RTW common stock then outstanding, without the effect of shares issuable upon exercise of outstanding options. Each of these individuals has advised us that he or she intends to vote all of his or her shares of RTW common stock FOR approval and adoption of the merger agreement.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted FOR approval and adoption of the merger agreement.

All shareholders may attend the special meeting in person. Whether or not you expect to attend the special meeting, please submit your proxy as promptly as possible. You may vote your shares by signing, dating and returning the enclosed proxy card. Registered holders of RTW shares may also vote by telephone or through the Internet by following the instructions on the proxy card. If you hold your shares through a bank or brokerage firm, you may be able to vote by telephone or through the Internet in accordance with the instructions your bank or brokerage firm provides.

Even if you have given your proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of shares of the RTW common stock. Additionally, in order to vote at the special meeting, you must obtain from the record holder a proxy issued in your name.

If you have questions about the special meeting or the merger after reading this proxy statement, you should contact our Investor Relations Department at RTW, Inc., 8500 Normandale Lake Boulevard, Suite 1400, Bloomington, Minnesota 55437, telephone (952) 893-0403 and (800) 789-2242, or email: ir@rtwi.com

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a shareholder from voting in person at the special meeting.

You may revoke your proxy at any time before it is voted. If you are a registered holder of RTW stock, you may revoke your proxy by:

•	voting in person at the special meeting;

•	mailing a later-dated proxy;

•	giving written notice of revocation to RTW addressed to its Secretary; or

•	if you voted by telephone or through the Internet, by voting again either by telephone or through the Internet prior to the close of the voting facility.

If your shares are held by a broker or nominee in “street name,” you should follow the instructions of your broker or nominee regarding revocation of proxies. If your broker or nominee allows you to vote by telephone or through the Internet, you may be able to change your vote by voting again by telephone or through the Internet.

Whether you are a registered holder or your shares are held by a broker or nominee, simply attending the special meeting will not revoke your proxy. You must revoke your proxy as described above.

Solicitation of Proxies

In addition to solicitation by mail, we may use our directors, officers and employees to solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of RTW common stock and in obtaining voting instructions from those owners.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, except as required by law, no business may be brought before the special meeting other than the matters set forth in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement thereof, we intend that shares of RTW common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes in favor of approval and adoption of the merger agreement.

APPROVAL OF THE MERGER AGREEMENT

Introduction

At this special meeting, we are asking RTW’s shareholders to adopt the merger agreement. If we complete the merger, RTW will become a wholly-owned subsidiary of Rockhill, our shares of common stock will be cancelled, and our shareholders will have the right to receive $12.45 in cash, without interest, in exchange for each share of our common stock held immediately prior to the merger.

The Companies

RTW, Inc.

RTW, based in Bloomington, Minnesota, is a leading provider of products and services to manage insured and self-insured workers’ compensation, disability and absence programs. RTW provides these services, primarily directed at workers’ compensation to:

•	employers insured through its wholly-owned insurance subsidiaries, ACIC and BCIC;

•	self-insured employers on a fee-for-service basis;

•	state assigned risk plans on a percent of premium basis;

•	other insurance companies; and

•	agents and employers on a consulting basis, charging hourly fees.

RTW developed two proprietary systems to manage disability and absence:

•	ID15®, designed to quickly identify those injured employees who are likely to become inappropriately dependent on disability system benefits, including workers’ compensation; and

•	RTW Solution®, designed to lower employers’ disability costs and improve productivity by returning injured employees to work as soon as safely possible.

RTW supports these proprietary management systems with state-of-the-art technology and talented people dedicated to its vision of transforming people from absent or idle to present and productive. ACIC writes workers’ compensation insurance for employers primarily in Minnesota, Colorado and Michigan, but is growing in new markets including, among others, Florida, Texas, Kansas, Connecticut, North Carolina and Iowa. BCIC offers workers’ compensation insurance to selected employers in Minnesota and Colorado.

In addition, through its Absentia® division, RTW has expanded and provides non-insurance products and service offerings on a national basis. RTW’s services are effective across many industries. RTW, Inc. is traded on the Nasdaq Global Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.

Rockhill Holding Company

Rockhill Holding Company, based in Kansas City, Missouri, is an insurance holding company writing specialty property and casualty business through its two insurance company subsidiaries, Rockhill Insurance Company and Plaza Insurance Company. Rockhill Insurance Company, an Excess & Surplus lines carrier approved in 48 states, is domiciled in Arizona and serves specialty niches, including Southeast wind, earthquake/difference in condition, residential and commercial umbrella. Plaza Insurance Company (f/k/a National Alliance Insurance Company and acquired by Rockhill in June 2007) is a Missouri-domiciled property and casualty carrier admitted in 38 jurisdictions and will serve the surety, umbrella, and other specialty property and casualty markets. Rockhill Insurance Company is rated A- by A.M. Best and wrote over $100 million in premiums in 2006. As of June 30, 2007, Rockhill Insurance Company has total assets of $190 million and capital of $129 million.

Rockhill Acquisition Corporation

Rockhill Acquisition Corporation, a Minnesota corporation, is a wholly-owned subsidiary of Rockhill formed solely for the purpose of the merger and is engaged in no other business.

Background of the Merger

After operating as a workers’ compensation insurance company for a number of years, in 2004, RTW began increasingly to market noninsurance products, in particular consulting services. As a result of its expansion into this new service area, RTW began to call on non-traditional customers including other insurance and worker compensation consulting companies. At various times in 2006, three of these non-traditional customers, Party A, Party B and Party C, expressed interest in a possible acquisition, business combination or transaction with RTW. These informal expressions of interest coincided with concerns expressed by some of RTW’s major shareholders that the board should do more to enhance shareholder value due to the illiquid nature of RTW common stock. In the normal course of dealing with non-traditional customers, RTW would often enter into nondisclosure agreements with these parties and provide due diligence information to these parties. This due diligence information generally covered the details of RTW’s proprietary ID15® and RTW Solution® systems rather than information about future RTW business.

On December 1, 2006, the RTW board established a committee of David C. Prosser, John O. Goodwyne and Lyron L. Bentovim to interview investment bankers to advise RTW with respect to various strategic alternatives including responding to the unsolicited indications of interest. Jeffrey B. Murphy, RTW’s President and CEO was also included in the selection process. In December 2006, the committee along with Mr. Murphy interviewed five investment bankers and recommended KBW to the full board. KBW was selected because of its national reputation, its substantial experience in mergers and acquisitions and its familiarity with RTW. On January 19, 2007, RTW engaged KBW.

RTW’s board determined that the process should remain confidential because this would better preserve RTW’s sensitive business relationships with its workers’ compensation and service business customers. The board also believed a confidential process would be better to maintain employee morale.

During the period of January to April 2007, KBW contacted seventeen parties (including Parties A, B and C) to solicit their interest in a possible business combination with RTW. Of the parties contacted, fourteen executed nondisclosure agreements, and four requested and were granted access to due diligence materials.

After further discussion with those parties that executed non-disclosure agreements, and determining each respective party’s level of interest in a potential transaction, KBW distributed a bid instruction letter to eight of these parties on April 13, 2007 requesting that they submit a non-binding indication of interest on or before April 23, 2007. Of the eight parties that were sent a bid instruction letter, four parties, including Parties A and B, submitted nonbinding indications of interest or letters of intent at prices ranging from $11.00 per share to $14.85 per share.

Of the indications of interest received on April 23, 2007, one party (“Party D”) submitted to RTW a non-binding proposal to acquire RTW at a price of $14.85 per share in cash. Party D noted that its offer was contingent upon completion of satisfactory due diligence, particularly Party D’s valuation assumptions of the historical and expected future financial and operational results of RTW’s insurance and service business segments. In addition, Party D’s proposal was contingent upon a successful trust preferred offering.

In April and May 2007, RTW and Party D exchanged drafts of proposed definitive agreements and Party D continued its due diligence investigation. During the negotiation of the definitive merger agreement, Party D did not agree to a definitive price of $14.85 per share, indicating its valuation analysis was continuing. Near the end of May, Party D communicated to KBW that as a result of its due diligence investigation particularly relating to the service business pipeline, it was no longer prepared to offer $14.85. Party D reiterated its interest in a transaction, indicated its revised range was between $12.00 to 14.00, but Party D did not make a firm offer at any specified price at that time.

On May 31, Party D submitted a revised non-binding letter of interest to RTW, modifying the April 23, 2007 indication of interest. Party D indicated that it would potentially be willing to pay $12.50 per share in cash for RTW. Party D stated that while its offer was no longer subject to a financing contingency, it was contingent on satisfactory completion of due diligence. The proposal also required RTW to enter into a 30-day exclusivity agreement with Party D during which time neither RTW nor its advisors would be allowed to solicit any offers or engage in any negotiations with other parties. KBW contacted Party D’s financial advisor, who reported that $12.50 was Party D’s best offer, and that while the letter mentioned satisfactory completion of due diligence, that Party D’s due diligence was substantially complete.

At a board meeting on May 31, RTW’s board concluded that based on the significant decrease in the proposed valuation by Party D, the fact that Party D’s proposal was still subject to completing additional due diligence and that Party D had requested exclusivity, the likelihood of ultimately consummating a transaction with Party D at an acceptable price to RTW was remote. The board also believed that based upon the pattern of negotiations and revisions to the proposed agreement that Party D would seek more price concessions. RTW therefore terminated negotiations with Party D and did not permit Party D further access to due diligence materials. The RTW board then directed KBW to return to the other parties that had expressed indications of interest and determine their willingness to proceed with a possible transaction.

On June 14, KBW presented a second bid instruction letter to Party A and Party B, both parties that had demonstrated a continued interest in a potential transaction with RTW and who had submitted initial non-binding indications of interest to RTW. Party A and Party B were instructed to submit a revised non-binding indication of interest by July 13.

On June 28, as part of his routine business development, Mr. Murphy traveled to Kansas City, Missouri to talk with Rockhill about RTW’s services. In the course of that conversation, Rockhill expressed an interest in evaluating RTW for a possible business combination. Mr. Murphy directed Rockhill to contact KBW.

Throughout June and early July, 2007, KBW continued to solicit interest from other potential buyers, contacting four additional parties. None of the four parties executed a non-disclosure agreement with RTW and none indicated an interest in pursuing a transaction. KBW also called the eight parties who had initially received letters in April, but who had not earlier submitted bids to see if they had continued interest in a transaction with RTW between June and July. None were interested.

On August 9, Party B submitted a second non-binding indication of interest to purchase 100% of the common stock of RTW for a price of $12.00 per share in cash, subject to RTW entering into a 30-day exclusivity agreement with Party B, Party B’s satisfactory completion of additional due diligence, confirmation of Party B’s ability to maintain an A.M. Best rating of A- following a transaction and execution of a definitive agreement.

On August 10, KBW provided Rockhill with a bid instruction letter, inviting it to submit a definitive proposal to acquire RTW. KBW also provided Rockhill with a draft merger agreement and requested that Rockhill’s proposal include a copy of the merger agreement marked to show any changes it would request. The instruction letter requested that the proposal and marked merger purchase agreement be submitted to KBW on or before August 24, 2007.

On August 15, Rockhill submitted a non-binding letter of intent, together with a marked merger agreement, proposing to acquire RTW for total aggregate consideration of $67.57 million in cash. Rockhill’s letter of intent included customary conditions to consummating a transaction, including completion of due diligence investigation, confirmation from A.M. Best that Rockhill would maintain its A.M. Best rating of A- following the transaction and execution of a definitive agreement.

On August 16, 2007, RTW’s board met to review the alternatives to enhance shareholder value. The board considered the proposals from Rockhill and Party B, and reviewed a possible PIPE secondary offering and share repurchase if a strategic transaction was not advisable. The board also discussed the possibility of Party D coming back into the process. The board also noted recent performance of RTW over the past several months. The board reviewed the terms of the Rockhill proposal in depth. KBW explained that while the aggregate consideration of $67.57 million was specified, the per share consideration was not, and certain elements of the proposal, including the uncertainty surrounding the fully-diluted share count Rockhill was using, could cause the offer to be below $12.45 per share. The board directed RTW’s counsel and KBW to negotiate a merger transaction with Rockhill at $12.45 per share in cash. KBW subsequently reported to the board that Party B was not interested in raising its $12.00 offer, and that Party D was no longer interested in a transaction with RTW.

During the week of August 20, 2007, Rockhill and RTW negotiated various terms including the amount of the termination fee, the expected transaction costs, the definition of material adverse effect and scope of RTW’s representations and warranties and employment arrangements for certain RTW executives following the merger. KBW also contacted Party A and the financial representative of Party B to determine if either party had interest in improving its indication of interest. Neither party indicated a willingness to do so. During this week, RTW and Rockhill exchanged draft merger agreements.

On August 28, 2007, RTW’s board met and received an update on the status of the proposed transaction with Rockhill from KBW and RTW’s counsel from Lindquist & Vennum, P.L.L.P. (“Lindquist”). Over the next several days, the parties continued to negotiate. On August 31, 2007, RTW’s board met to discuss the proposed merger and received an update on the status of the negotiations from KBW and Lindquist. Mr. Murphy reported that Rockhill wanted to discuss the proposed transaction with A.M. Best to determine whether A.M. Best would affirm Rockhill’s A- rating following the transaction. The board instructed Mr. Murphy to coordinate with Rockhill on a visit to A.M. Best concerning the rating. During the first two weeks of September, the parties continued to work on revisions to the merger agreement and disclosure letter.

On September 12, Rockhill provided KBW with a draft employment agreement that Rockhill expected certain RTW executives to execute as a condition to closing. On September 12, Mr. Murphy and Mr. Krueger of RTW, and Mr. Terry Younghanz, the Chief Executive Officer of Rockhill, and Jessica Buss, Chief Financial Officer of Rockhill, met with representatives of A.M. Best to discuss the proposed transaction and to seek a confirmation that the ratings of A- for Rockhill and B++ for RTW would remain unchanged as a result of the announcement of the transaction. A.M. Best advised the parties that it would respond in one week. From September 13 to September 19, 2007, counsel for the parties worked on the merger agreement, disclosure letter and employment arrangements between Rockhill and certain executives of RTW.

On Thursday, September 20, 2007, RTW’s board met to review the terms of the merger agreement and disclosure letter, review drafts of employment agreements and other employment arrangements that Rockhill proposed for certain RTW executives following the merger, and received and discussed the fairness opinion and analysis from KBW. During the course of the board meeting, RTW received confirmation from A.M. Best that the rating for RTW’s subsidiaries ACIC and BCIC would remain B++ and the rating for Rockhill’s insurance subsidiaries would remain A- after the announcement of the transaction.

After review, the board and a special committee formed for purposes of compliance with Minnesota anti-takeover law, unanimously approved the merger agreement and authorized Mr. Murphy to execute the merger agreement and to proceed with the merger. In the late afternoon on September 20, RTW, Rockhill and their respective counsel finalized the merger agreement and related documents, and finalized a joint press release and Mr. Murphy and Mr. Younghanz executed the merger agreement on behalf of RTW and Rockhill, respectively.

On Friday morning, September 21, 2007, RTW and Rockhill issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Board of Directors of RTW

RTW’s board of directors has unanimously determined that the terms of the merger agreement are advisable, fair to and in the best interests of RTW and its shareholders and has unanimously approved the merger agreement. Accordingly, our board unanimously recommends that you vote FOR approval and adoption of the merger agreement. For a discussion of the process leading to the board’s recommendation to approve the merger and the factors contributing to its decision, see the section entitled “Approval of The Merger Agreement — Background of the Merger” and “— Reasons for the Merger” beginning on pages 10 and 14, respectively.

Reasons for the Merger

In reaching its decision to approve the merger agreement and to recommend that you vote to approve and adopt the merger agreement and merger, our board considered a number of factors, including the following:

•	its knowledge of, and presentations by our management and financial advisors regarding, our business, operations, financial condition, earnings and business prospects (as well as the risks involved in achieving those prospects);

•	the challenges facing RTW in its traditional workers’ compensation market given the continuing softness in the market and the fact that RTW believed that this softness would continue for at least 18-24 months, as well as the continuing challenges facing it as it developed its service business including the fact that service revenues had decreased year-over-year;

•	the costs and risks of remaining a public company, RTW’s relatively small shareholder base and relatively illiquid nature of RTW’s common stock;

•	RTW’s current and historical financial condition and results of operations, our management’s estimates of financial results for the quarter ending September 30, 2007 and the fiscal year ending December 31, 2007, and management’s financial projections and the risks and uncertainties involved in achieving those projections;

•	the presentation and opinion of KBW on September 20, 2007, delivered to RTW’s board to the effect that, as of September 20, 2007, and based upon and subject to assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion as set forth therein, the cash payment of $12.45 per share to be received by the holders of our common stock pursuant to the merger agreement is fair from a financial point of view to the holders of our common stock (see “Opinion of the Company’s Financial Advisor”);

•	the current and historical market prices of our common stock, including its market price relative to those of other industry participants and general market indices, and the fact that the cash merger price of $12.45 per share represents:

•	a 53.1% premium over the closing price for our common stock on September 18, 2007;

•	a 58.6% and 56.7% premium to RTW’s thirty-day and sixty-day volume weighted average trading prices, respectively;

•	a 20.9% premium over the 52-week high closing price for our common stock prior to the announcement of the merger;

•	the potential shareholder value from other alternatives available to us, including the alternative of remaining a stand-alone, independent company, as well as the risks and uncertainties associated with those alternatives, and whether the result of those alternative strategies could lead to a stock price greater than $12.45 per share in the near or medium-term;

•	the reputation and financial strength of Rockhill and its ability to consummate the transaction without financing contingencies;

•	the terms of the merger agreement, as reviewed by our board with our legal advisors, including consideration of several specific provisions of the merger agreement, such as (a) the definition of “material adverse effect” and “superior proposal,” (b) the limited conditions to Rockhill’s obligation to complete the merger, including the absence of a financing condition; (c) the ability of our board to terminate the merger agreement in the exercise of fiduciary duties under specified circumstances and upon payment of a termination fee (recognizing the possible effect that a termination fee has on competing transactions, but believing that the fee is reasonable for this size of a transaction); (d) the limited ability of Rockhill to terminate the agreement; and (e) the provisions related to employee benefits in the merger agreement (see “The Merger Agreement”);

•	the likelihood of the merger being approved by the appropriate regulatory authorities (see “— Governmental and Regulatory Approvals”; and

•	the fact that if particular shareholders do not believe that $12.45 per share is a fair price, the availability of the right of these shareholders to dissent from the merger and obtain a court determination of the fair value of their shares under Minnesota law, although recognizing that if holders of more than 10% of our outstanding common stock properly exercise such rights, then Rockhill is not obligated to consummate the merger.

After considering these factors, our board concluded that the $12.45 per share cash value was a strong price for our shareholders in comparison to the values that we might reasonably achieve in the foreseeable future as a stand-alone, independent company. Our board believed that this was particularly true in light of the risks and uncertainties involved in connection with the results that we could expect to achieve on our own. Our board also considered potential drawbacks or risks relating to the merger, including the following risks and factors:

•	the fact that RTW has not publicly announced it has been seeking offers and the risk that other parties that were not contacted may be interested in a transaction but the merger agreement prevents us from soliciting other offers;

•	the fact that another party submitted a nonbinding letter of intent for a higher price but RTW believed that this party’s interest was not genuine because it kept lowering its offer and would not agree to a final price, which led the RTW board to conclude that a transaction could not be completed with this party;

•	the fact that the all-cash price would not allow our shareholders to participate in the benefits of any synergies created by the merger or in any future growth of the combined entity;

•	the fact that the receipt of the all-cash merger consideration would be a taxable event to our shareholders;

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the risks in the conditions to closing that could cause Rockhill to terminate the merger, including:

• the requirement that certain executives sign and be able to perform under employment agreements;

• the absence of a material adverse effect;

• the requirement that we incur no more than $2.0 million in transaction related expenses; and

•	the absence of material adverse changes in RTW’s net liability for incurred loss and allocated loss adjustment expense (excluding inter-company lost adjusting expense) as determined in accordance with statutory accounting policies for accident years 2006 and prior compared to reported results as of December 31, 2006;

•	the fact that our officers and directors have certain interests in the merger that are in addition to their interests as shareholders of RTW, which had the potential to influence their views and actions in connection with the merger proposal, including generally, the executive employment agreements with Rockhill which provide for a base salary, participation in a bonus program, restricted stock awards, directors and officers’ liability insurance, participation in Rockhill’s benefits programs and in the case of our President and CEO, term life insurance for the benefit of his wife and family (see “— Interests of Certain Persons in the Merger”);

•	the restrictions on the conduct of our business prior to the consummation of the merger, requiring us to conduct our business subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•	the possibility that the $1.0 million termination fee payable to Rockhill under specified circumstances may discourage a competing acquisition proposal.

Our board concluded, however, that these potential drawbacks and risks did not outweigh the benefits of the merger to our shareholders.

The foregoing discussion of the information and factors that RTW’s board of directors reviewed in its consideration of the merger is not intended to be exhaustive, but is believed to include all of the material factors that the board considered. In view of the variety of factors and the amount of information considered, the board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of the board may have assigned different weights to different factors; however, the board made its determination after considering all of the factors as a whole and, overall, considered them to be favorable to, and to support its determination.

Opinion of the Company’s Financial Advisor

On January 19, 2007, we engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to render financial advisory and investment banking services in connection with the possible sale of RTW or an equity interest in RTW to another corporation or business entity, and such engagement included, if requested by us, rendering an opinion as to the fairness, from a financial point of view, to our shareholders of the consideration offered in a transaction. We selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with us and our business. As part of its investment banking business, KBW is continually engaged in the valuation of insurance businesses and their securities in connection with mergers and acquisitions.

On September 20, 2007, our board of directors held a meeting to evaluate the proposed merger with Rockhill. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an oral opinion to our board of directors, which was subsequently confirmed by delivery of a written opinion, dated September 20, 2007, that as of the date of the opinion, and subject to the factors and assumptions set forth in the written opinion, the merger consideration to be received by holders of our common stock was fair, from a financial point of view, to the holders of our common stock.

The full text of KBW’s written opinion is attached as Appendix B to this proxy statement and is incorporated in this proxy statement by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken by KBW.

KBW’s opinion was intended solely for the use and benefit of our board of directors in connection with its consideration of the merger, does not address the merits of the underlying decision by us to enter into the merger agreement or any of the transactions contemplated thereby, including the merger, and does not constitute a recommendation to any of our shareholders as to how that shareholder should vote on, or take any action with respect to, the merger or any related matter. KBW was not asked to address nor does its opinion address, the fairness to, or any other consideration of, the holders of any other class of securities, creditors or other constituencies of RTW. This summary of KBW’s opinion is qualified in its entirety by reference to the full text of the opinion attached to this proxy statement as Appendix B.

In connection with its opinion, KBW reviewed and analyzed the merger and the financial and operating condition of Rockhill and us, including, among other things, the following:

•	a draft of the merger agreement, dated September 11, 2007;

•	our Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2004, 2005 and 2006;

•	certain interim reports to our shareholders and our Quarterly Reports on Form 10-Q and certain other communications from us to our shareholders;

•	the 2006 annual statutory filing and June 30, 2007 quarterly statutory filing of Rockhill Insurance Company, a wholly-owned subsidiary of Rockhill;

•	Rockhill’s audited consolidated financial statements for the years ended December 31, 2005 and 2006;

•	selected rating agency and investor presentations by Rockhill and us;

•	certain operating, financial and actuarial information relating to our business and prospects, including projections for the five year period ending December 31, 2012, all prepared and provided to us by our management; and

•	other financial information concerning our businesses and operations and Rockhill furnished to KBW by Rockhill and us for purposes of its analysis.

KBW also held discussions with members of our senior management regarding our past and current business operations, regulatory relations, financial condition and future prospects and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered such financial and other factors as it deemed appropriate under the circumstances, including, among others, the following:

•	the historical and current financial position and results of operations of Rockhill and us;

•	the assets and liabilities of Rockhill and us;

•	the nature and terms of certain other merger transactions involving insurance companies and insurance holding companies;

•	publicly available financial data, stock market performance data and trading multiples of companies which KBW deemed generally comparable to us; and

•	such other studies and analyses as KBW considered appropriate.

KBW also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the insurance industry generally. KBW’s opinion is necessarily based upon conditions as they existed and could be evaluated on the date of its opinion and the information made available to it through the date thereof.

In conducting its review and arriving at its opinion, KBW, with our consent, assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not assume any responsibility for independently verifying the accuracy or completeness of any such information. KBW, with our consent, relied upon our management as to the reasonableness and achievability of the financial and operating forecasts and projections (and the related assumptions and bases) provided to it, and assumed that such forecasts and projections were reasonably prepared by our management on bases reflecting the best currently available estimates and judgments of our management and that such forecasts and projections would be realized in the amounts and in the time periods currently estimated by our management. KBW expresses no view as to such forecasts or projections or the assumptions upon which they were based. KBW is not an expert in the independent verification of the adequacy of reserves for loss and loss adjustment expenses and assumed, with our consent, that our aggregate reserves for loss and loss adjustment expenses are adequate to cover such losses. In that regard, KBW made no analysis of, and expressed no opinion as to, the adequacy of reserves for loss and loss adjustment expenses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals of the property of Rockhill or us, nor did it examine any of our individual underwriting files. In addition, KBW has not assumed any obligation to conduct any physical inspection of our properties or facilities.

KBW assumed, with our consent, that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on Rockhill or us. KBW further assumed that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by KBW.

The following is a summary of the material analyses presented by KBW to our board of directors on September 20, 2007 in connection with its review of the financial considerations of the merger. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to our board of directors, but summarizes the analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. KBW did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather KBW made its determination that the merger consideration to be received by holders of our common stock was fair, from a financial point of view, to the holders of our common stock on the basis of its experience and professional judgment, after considering the results of all of its analyses taken as a whole. The financial analyses summarized below include information presented in tabular format, which do not constitute a complete description of KBW’s financial analyses and must be read in conjunction with the accompanying text. Accordingly, KBW believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of Proposal.  KBW reviewed the financial terms of the proposed transaction. Pursuant to the merger agreement, each share of our common stock will be converted into the right to receive $12.45 in cash. The aggregate transaction value to the holders of our common stock is approximately $67.6 million based on the number of shares and options outstanding on September 18, 2007.

Analysis of Historical Trading Prices.  KBW reviewed the historical trading prices and volumes for the shares of our common stock for the five-year period from September 18, 2002 through September 18, 2007. KBW’s analysis showed the following concerning the $12.45 per share price offered in the merger relative to historical prices of our common stock:

		Premium/
	RTW	(Discount)

Closing price on September 18, 2007	$8.13	53.1%
30-day volume weighted average price	$7.85	58.6%
60-day volume weighted average price	$7.95	56.7%
52-week high (9/27/06)	$10.30	20.9%
52-week low (8/17/07)	$7.01	77.6%
5-year high (2/16/05)	$12.37	0.6%
5-year low (10/15/02)	$1.20	937.5%

Comparable Companies Analysis.  Using publicly available information, KBW compared our financial performance, financial condition and market valuation to those of a group of selected publicly-traded property-casualty insurance companies operating in the workers’ compensation insurance marketplace. These companies were selected based on KBW’s professional judgment considering characteristics such as the type of insurance written and market capitalization. None of the selected companies are directly comparable to us and, therefore, the results of the selected companies analysis and regression analysis are primarily financial calculations rather than detailed analyses of the differences in operating characteristics and business mixes of the various companies. Appropriate use of the data includes qualitative judgments concerning, among other things, differences among the companies.

Selected companies with a market capitalization greater than $500 million as of September 18, 2007 included:

•	Zenith National Insurance Corp.;

•	Employers Holdings Inc.; and

•	AmTrust Financial Services, Inc.

Selected companies with a market capitalization less than $500 million as of September 18, 2007 included:

•	SeaBright Insurance Holdings, Inc.;

•	Meadowbrook Insurance Group, Inc.;

•	AMERISAFE, Inc.;

•	Eastern Insurance Holdings, Inc.;

•	AmCOMP Incorporated;

•	CRM Holdings, Ltd.; and

•	Specialty Underwriters’ Alliance, Inc.

To perform its analysis, KBW used financial information at or for the six months ended June 30, 2007. Market price information was as of September 18, 2007 and 2007 and 2008 earnings per share estimates were consensus estimates taken from First Call, a nationally recognized earnings per share estimate consolidator.

KBW’s analysis showed the following concerning RTW and the selected companies’ financial performance and financial condition:

		Market Cap >	Market Cap <
		$500 Million	$500 Million
	RTW	Median	Median

Last 3 months total shareholder return	(0.1)%	(15.3)%	(8.9)%
Last 12 months total shareholder return	(22.7)%	14.2%	2.6%
Debt and preferred to total capital ratio	0%	5.5%	17.2%
2007 estimated return on average equity(1)	6.5%	19.5%	12.0%
2008 estimated return on average equity(1)	7.1%	18.6%	11.9%
2007-2008 estimated EPS growth rate(1)	18.8%	2.8%	9.3%

Note:

(1)	Earnings estimates for fiscal years 2007 and 2008 represent our management’s estimates, as no First Call consensus estimate is published.

KBW’s analysis showed the following concerning RTW and the selected companies’ market valuation:

			Market Cap >		Market Cap <
			$500 Million		$500 Million
	RTW		Median		Median

Stock price as a multiple of book value per share	0.80	x	1.65	x	1.16	x
Stock price as a multiple of 2007 estimated earnings per share(1)	12.3	x	10.5	x	9.0	x
Stock price as a multiple of 2008 estimated earnings per share(1)	10.4	x	10.3	x	8.7	x
Dividend yield	0.0%		1.2%		0.0%

Note:

(1)	Earnings estimates for fiscal years 2007 and 2008 represent our management’s estimates, as no First Call consensus estimate is published.

Trading Multiples Analyses

For each selected company with a market capitalization less than $500 million at the market close on September 18, 2007, KBW calculated the ratio of its estimated earnings per share for 2007 and 2008, based on First Call consensus estimates, to its stock price as of September 18, 2007. Excluding the high and low values of the selected companies with a market capitalization of less than $500 million, for 2007, KBW calculated earnings multiples of the selected companies as ranging from a low of 7.7x to a high of 11.5x. For 2008, using the same methodology, KBW calculated earnings multiples of the selected companies with market capitalization of less than $500 million as ranging from a low of 6.6x to a high of 9.9x (excluding the highest and lowest values). By applying the derived range of multiples for 2007 of 7.7x to 11.5x to our estimated operating earnings per share of $0.66, based on management estimates, KBW derived a range of implied equity values for us of between $5.11 and $7.63 per share. By applying the derived range of multiples for 2008 of 6.6x to 9.9x to our 2008 estimated operating earnings per share of $0.78, based on management estimates, KBW derived a range of implied equity values for us of between $5.15 and $7.72 per share.

KBW also calculated the ratio of closing stock price as of September 18, 2007 to reported GAAP book value per share at June 30, 2007 of the selected companies with market capitalization less than $500 million at the market close on September 18, 2007. Excluding the high and low values of the selected companies with a market capitalization of less than $500 million, KBW calculated price to book value multiples ranging from a low of 0.99x to a high of 1.42x. By applying the derived range of multiples to our reported June 30, 2007 book value per share of $10.14, KBW derived a range of implied equity values for us of between $10.04 and $14.40 per share.

KBW excluded companies with a market capitalization of more than $500 million at the market close on September 18, 2007 from its trading multiple analyses because it did not believe these companies were comparable to us since they are much larger, have significantly greater liquidity, and are generally covered by more equity research analysts.

Regression Analysis

KBW performed a regression analysis, which we refer to as ROAE in this proxy statement, which assesses the relationship between price-to-book ratios and return on average shareholders’ equity to review, for comparable companies with market capitalization of more than $500 million and of less than $500 million at the market close on September 18, 2007, the relationship between (a) the ratio of closing stock price as of September 18, 2007 to reported GAAP book value per share at June 30, 2007 and (b) the 2007 and 2008 estimated return on average shareholders’ equity, based on our management estimates. This analysis indicated that based on our management’s estimated ROAE of 6.5% and 7.1% for 2007 and 2008, respectively, our implied book value multiple was 0.90x and 0.81x, respectively. Based on this analysis, KBW calculated an implied trading value for shares of our common stock of $6.99 to $9.37.

Based on the analyses described above, KBW calculated the following implied ranges of trading values for shares of our common stock:

Implied Trading Values Based on Management Estimates

2007E operating EPS(1)	$ 5.11 to $ 7.63
2008E operating EPS(1)	$ 5.15 to $ 7.72
June 30, 2007 book value per share(1)	$ 10.04 to $14.40
2008E ROAE regression analysis(2)	$ 6.99 to $ 9.37

Notes:

(1)	Implied trading value range based on applying the minimum metrics of the selected companies < $500 million, excluding the highest and lowest values, to management’s 2007 and 2008 earnings per share estimates and June 30, 2007 book value per share, respectively.

(2)	Implied values were derived from management’s estimated book value to the book value multiples implied by the regression analyses of the selected comparable companies, +/- 15%, assuming a 7.1% ROAE.

Sum of the Parts Analysis

KBW performed a sum of the parts analysis to generate a range of the implied equity value per share of our common stock, assuming we were to be valued based on the sum of the values of the insurance operations and service operations as separate entities. Using our management’s projections for each of the insurance and service business segments on a stand-alone basis, and publicly available financial performance and trading information of selected publicly-traded peer companies for each of the insurance and service segments, respectively, KBW calculated a range of implied trading values for shares of our common stock. These companies were selected based on KBW’s professional judgment considering characteristics such as the type of business mix, estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) margins, long-term earnings growth prospects, and market capitalization. None of the selected companies are directly comparable to us and, therefore, the results of the sum of the parts analysis are primarily financial calculations rather than detailed analyses of the differences in operating characteristics and business mixes of the various companies. Appropriate use of the data includes qualitative judgments concerning, among other things, differences among the companies.

Insurance Segment

Using publicly available information and our management’s projections, KBW compared our insurance segment projected financial performance and financial condition on a stand-alone basis, to those of a group of selected publicly-traded property-casualty insurance companies operating in the workers’ compensation insurance marketplace with a market capitalization less than $500 million at the market close on September 18, 2007, which KBW deemed most comparable to our insurance business segment given its size and focus on workers’ compensation. The selected comparable insurance companies included:

•	SeaBright Insurance Holdings, Inc.;

•	Meadowbrook Insurance Group, Inc.;

•	AMERISAFE, Inc.;

•	Eastern Insurance Holdings, Inc.;

•	AmCOMP Incorporated;

•	CRM Holdings, Ltd.; and

•	Specialty Underwriters’ Alliance, Inc.

For each selected company, KBW calculated the ratio of its estimated operating earnings per share for 2008, based on First Call consensus estimates, to its stock price as of September 18, 2007. Excluding the highest and lowest values of the selected group of companies, for 2008, KBW calculated earnings multiples of the selected companies as ranging from a low of 6.6x to a high of 9.9x. By applying the derived range of multiples for 2008 to our 2008 estimated insurance segment operating earnings of approximately $3.0 million, based on management projections. Based on this analysis, KBW derived a range of implied equity values for the insurance segment of between $3.80 and $5.70 per share.

KBW also performed a regression analysis, which assesses the relationship between price-to-reported GAAP book ratios and ROAE, to review, for the selected comparable companies, the relationship between (a) the ratio of closing market value as of September 18, 2007 to reported GAAP book value per share at June 30, 2007 and (b) the 2008 estimated return on average shareholders’ equity, based on our management’s projections. This analysis indicated that, based on our management’s estimated ROAE of 6.5% and 7.1% for 2007 and 2008, respectively, our implied book value multiple was 0.90x and 0.81x respectively. Based on this analysis, KBW derived a range for the implied equity value per share of our insurance segment of $5.90 to $7.98.

Service Segment

Using publicly available information and our management’s projections, KBW compared our service segment projected financial performance and financial condition on a stand-alone basis, to those of a group of selected publicly-traded business service companies with market capitalizations less than $1.0 billion at the market close on September 18, 2007, which KBW deemed most comparable to our service business segment given its small size and focus on disability and absence management services. The selected comparable service companies included:

•	Administaff, Inc.;

•	Sykes Enterprises, Incorporated;

•	CDI Corp.;

•	CorVel Corporation;

•	Crawford & Company; and

•	Gevity HR, Inc.

For each selected company, KBW calculated the ratio of its enterprise value at the market close on September 18, 2007, to its estimated EBITDA for 2008, based on Bloomberg consensus estimates. Excluding the highest and lowest values of the selected group of companies for 2008, KBW calculated enterprise value to estimated 2008 EBITDA multiples of the selected companies as ranging from a low of 6.0x to a high of 7.7x. By applying the derived range of multiples for 2008 to management’s projected 2008 estimated service segment EBITDA of approximately $1.8 million, KBW derived a range of implied enterprise values for the service segment. KBW then derived an implied range of equity values for the service segment by subtracting the service segment’s net debt, resulting in a range of equity values of between $2.05 and $2.63 per share.

Adding the high and low implied valuations from each of the insurance segment and service segment valuation analyses detailed above, KBW calculated an implied sum of the parts range of equity values for us of $5.85 to $10.61 per share.

Comparable Transactions Analysis

Using publicly available information, KBW reviewed the range of implied multiples paid or payable in selected change of control transactions announced since January 1, 2001 with announced deal values of less than $100 million involving certain target companies participating in the workers’ compensation segment of the property-casualty insurance market. An analysis of the resulting multiples of the selected precedent transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that may have affected the selected transactions and/or the merger. Accordingly, while KBW assessed selected precedent transactions in the workers’ compensation sector of the property-casualty insurance marketplace, it determined that many of such transactions offered limited comparability to the merger due to, among other things, the limited information publicly available for many of the precedent transactions, potential differences in operating characteristics and performance of the target companies in the precedent transactions and changes in the insurance industry market conditions since some of the precedent transactions were announced. No selected comparable company or transaction was identical to us or the merger.

For each precedent transaction, KBW derived and compared, among other things, the implied equity value paid for the acquired company to (a) the reported GAAP book value of the acquired company at the most recent quarter ended prior to announcement and (b) the GAAP net income of the acquired company for the latest twelve months, or LTM, of results prior to the time the transaction was announced.

Selected transactions with an announced deal value less than $100 million included:

Announcement Date	Target	Acquirer

May 14, 2007	Capital City Holding Company, Inc.	North Pointe Holdings Corporation
September 8, 2006	Embarcadero Insurance Holdings	CRM Holdings, Ltd.
March 17, 2005	Eastern Holding Co.	Educators Mutual Life Insurance Co.

Based on the analyses described above, KBW calculated (a) the multiples of transaction equity value to the LTM GAAP operating earnings for the target companies as ranging from a low of 6.7x to a high of 12.0x and (b) the multiples of transaction equity value to GAAP book value for the target companies prior to announcement as ranging from a low of 1.01x to a high of 1.28x. Based upon the minimum and maximum transaction equity values to LTM GAAP operating earnings multiples derived from this analysis, KBW calculated a range of implied equity values for our common stock of between $2.75 and $4.92 per share based on our LTM GAAP operating earnings per share of $0.41 at June 30, 2007. Based upon the minimum and maximum transaction equity values to GAAP book value multiples derived from this analysis, KBW calculated a range of implied equity values for our common stock of between $10.24 and $12.98 per share based on our reported June 30, 2007 GAAP book value per share of $10.14.

Analysis of Historical Premiums Paid

KBW compared the premium implied by the $12.45 purchase price to our historical stock price to that of premiums paid in acquisitions of other publicly-traded companies. As part of its analysis, KBW reviewed all whole company merger and acquisition transactions across all industries with an equity purchase price between $50 million and $200 million announced since January 1, 2004 until September 18, 2007 in which the target was a U.S. publicly-traded entity and in selected acquisitions of financial institutions during the same period and in the same value range. Based on the high and low median premiums paid to the closing stock price of target companies (a) one day, (b) one week and (c) one month prior to announcement in these transactions, KBW calculated the implied range of values for RTW to be between $9.67 and $10.33 per share.

The following table presents the results of this analysis:

	One Day	One Week	One Month
	Premium	Premium	Premium

RTW, Inc. Transaction(1)	53%	53%	69%
All precedent transactions (median)	22%	23%	27%
All precedent transactions (mean)	27%	29%	33%
Financial institutions transactions (median)	19%	19%	23%
Financial institutions transactions (mean)	25%	26%	29%

Notes:

(1)	Implied premium based on the closing price of our common stock on September 18, 2007.

Based on the analyses described above, KBW calculated the following implied ranges of trading values for shares of our common stock:

Comparable Transaction Analysis

LTM GAAP operating EPS	$ 2.75 to $ 4.92
June 30, 2007 book value per share	$10.24 to $12.98
Historical premiums analysis(1)	$ 9.67 to $10.33

Note:

(1)	Historical stock price to premiums paid in acquisitions range from 19% (one day market premium for 145 financial institutions transactions) to 27% (one month market premium for 403 transactions across all industries).

Discounted Cash Flow Analysis

KBW performed a discounted cash flow analysis to generate a range for the implied present value per share of our common stock assuming we continued to operate as a stand-alone public company.

This range was determined by adding (a) the present value of our estimated future free cash flows to shareholders for the years 2008 through 2012 and (b) the present value of the terminal value of our common stock. Terminal values for our common stock were calculated based on a range of terminal multiples applied to the 2012 book value for the insurance operations and applied to the 2012 EBITDA estimates for the service segment.

In connection with this analysis, KBW utilized, with our consent, the 5-year projections provided by our management reflecting management’s best currently available estimates and judgments of the future financial performance of us. As part of its analysis and with our consent, KBW assumed, among other things, that (a) all operating cash flow is retained to support the growth of the business and maintain financial strength ratings at the insurance company level, (b) 50% of working capital at the service segment at 2012 is deemed to be excess capital and is paid as a cash dividend to shareholders, and (c) we are sold at December 31, 2012 based on a trailing multiple with the proceeds being discounted back to present value.

KBW estimated the range for the implied present value per share of our common stock by varying the following assumptions:

Insurance:

•	a range of terminal multiples applied to year 2012 estimated GAAP book value of 1.05x to 1.25x; and

•	discount rates representing a weighted average cost of capital ranging from 17% to 19%, which range KBW, in its professional judgment, deemed reasonable for a small market capitalization company with the risk characteristics of our insurance operations.

Service (Absentia):

•	a range of terminal multiples applied to year 2012 estimated EBITDA of 6.0x to 7.0x; and

•	discount rates representing a weighted average cost of capital ranging from 27.5% to 32.5%, which range KBW, in its professional judgment, deemed reasonable for a start-up company with the risk characteristics of our service operations.

This analysis resulted in a range for the implied present value per share of our common stock of $11.02 to $14.67.

KBW stated that, while discounted cash flow analysis is a widely accepted and practiced valuation methodology, it is highly sensitive to the assumptions for projected growth in net income and shareholders’ equity, terminal exit multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of RTW’s actual or expected future value or results.

Miscellaneous.  Our board of directors retained KBW as an independent contractor to act as financial advisor to us regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of insurance company and insurance holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of financial institutions, including insurance companies, KBW has experience in, and knowledge of, the valuation of insurance enterprises. In the ordinary course of its business as a broker-dealer, KBW may from time to time purchase securities from, and sell securities to, us, and as a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, our debt or equity securities for its own account and for the accounts of its customers.

KBW also made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. KBW reviewed the foregoing analyses for purposes of providing its opinion to our board of directors as to the fairness from a financial point of view, of the merger consideration to be received by holders of our common stock. The price specified in the merger agreement was determined through arm’s-length negotiations between Rockhill and us and was approved by our board of directors. KBW provided advice to us during these negotiations. KBW did not, however, recommend any specific consideration amount to us or to our board of directors.

As described above, KBW’s opinion to the board of directors was one of many factors taken into consideration by our board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed and reviewed by KBW, and is qualified in its entirety by reference to the written opinion of KBW attached as Appendix B to this proxy statement.

RTW and KBW entered into an engagement letter relating to the services to be provided by KBW in connection with the merger. For the services described above, we agreed to pay to KBW:

•	a retainer of $65,000 due promptly after execution of the engagement letter;

•	$350,000 due upon the delivery of a fairness opinion;

•	an additional fee paid as a percentage of the total sales price net of the fees paid for retainer and the fairness opinion, estimated to be $436,440 due at closing; and

•	reimbursement for reasonable out-of-pocket expenses and disbursements incurred.

RTW further agreed to indemnify KBW against certain liabilities, including liabilities under the federal securities laws.

Purposes and Effects of the Merger

The principal purpose of the merger is to enable Rockhill to acquire all of the outstanding shares of RTW common stock in exchange for $12.45 in cash for each share of RTW common stock you hold immediately prior to the merger. The acquisition will be accomplished by a merger of Rockhill Acquisition Corporation with and into RTW, with RTW surviving the merger as a wholly-owned subsidiary of Rockhill. Each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by Rockhill or shares owned by shareholders who dissent from the merger and properly perfect their appraisal rights as described under “Dissenters’ Rights”) will be cancelled and converted into the right to receive $12.45 in cash, without interest. You will be entitled to receive the merger consideration, minus any withholding taxes required by law, after the paying agent receives your share certificates together with certain other documents in accordance with a letter of transmittal and instructions that will be mailed to you promptly after completion of the merger (see “The Merger Agreement — Payment Procedures for Common Shares”).

Holders of options to purchase shares of RTW common stock will receive a cash amount equal to the excess, if any, of $12.45 over the exercise price of the option multiplied by the number of shares of common stock subject to the option, less any applicable withholding taxes, without interest. All option vesting periods will be accelerated and all options will be cancelled. Following the completion of the merger, we will also de-register under the Securities Exchange Act of 1934, and our common stock will no longer be listed on The NASDAQ Global Market or any other market and we will not be publicly traded.

Participants in the ESPP will be treated in a similar manner. The ESPP will be terminated on the earlier of

•	the effective time of the merger; or

•	December 31, 2007.

All holders of funded stock options under the ESPP (that is, options with respect to which amounts sufficient to exercise the options have been withheld) will receive a payment equal to the excess, of $12.45 over the exercise price of the option ($6.76 in the case of options under the ESPP) multiplied by the number of shares of common stock subject to the option, less any applicable withholding taxes, without interest.

Certain Estimates of Forecasted Results

In connection with KBW’s opinion, our management provided to KBW certain estimates of forecasted financial results. Our management also provided certain estimates of forecasted results to parties that participated in the competitive sales process, including Rockhill. The estimates of forecasted financial results of RTW as a stand-alone public company that were provided to KBW are set forth below and included in this proxy statement only because this information was provided to the board as part of its consideration of the transaction with Rockhill.

The estimates of forecasted results described below were prepared by management of RTW and were not prepared with a view towards public disclosure. These estimates do not purport to present operations in accordance with generally accepted accounting principles. The estimates reflect certain adjustments made by our management, and our independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. RTW’s internal financial estimates are, in general, prepared solely for internal use and budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The estimates also reflect numerous assumptions made by our management with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond RTW’s control. Accordingly, there can be no assurance that the estimates of forecasted results will prove accurate. In addition, the estimates do not consider the effect of any future combination of RTW’s business with Rockhill.
Summary Financial Projections*

	2008	2009	2010	2011	2012
			($ in thousands)

Selected Income Statement Items
Gross premiums earned	$56,400	$64,800	$73,200	$81,500	$90,300
Ceded reinsurance	(8,000)	(9,100)	(10,100)	(11,200)	(12,600)

Net premiums earned	$48,400	$55,700	$63,100	$70,300	$77,700
Service revenue (Absentia)	$7,861	$11,058	$19,351	$27,974	$40,278
Investment income	6,290	6,546	7,265	8,164	9,463
Intercompany revenue	—	—	—	—	—

Total Revenue	$62,552	$73,304	$89,715	$106,439	$127,441
Claim/claim settlement expenses	$32,850	$37,377	$41,631	$45,959	$50,371
Underwriting Expenses	7,911	8,991	10,288	11,499	12,825
General and administrative costs	15,398	18,448	23,651	29,406	37,233

Total Expense	$56,159	$64,815	$75,570	$86,863	$100,429
Income before income taxes	$6,393	$8,489	$14,145	$19,576	$27,012
Income tax expense	2,267	3,050	5,274	7,352	10,164
Tax Rate	35.5%	35.9%	37.3%	37.6%	37.6%

Net Income	$4,126	$5,439	$8,871	$12,224	$16,848
Selected Balance Sheet Items
Total cash and investments	$137,189	$146,004	$161,079	$182,027	$208,394
Total assets	224,122	236,111	258,832	290,706	330,203
Debt	—	—	—	—	—
Shareholders’ Equity	$59,772	$65,211	$74,082	$86,306	$103,153
Selected Operating Metrics
Return on average equity	7.1%	8.7%	12.7%	15.2%	17.8%

*	Due to rounding, some of the totals in this table do not sum to the amounts shown.

The estimates of forecasted results described above were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. These estimates are forward-looking statements and are based on expectations and assumptions at the time they were prepared by management. The estimates described above involve risks and uncertainties that could cause actual outcomes and results to differ materially from such expectations, including risks and uncertainties described under “Forward Looking Information.” For a discussion of risks and uncertainties that may be relevant to RTW’s results, shareholders may also refer to RTW’s filings with the Securities and Exchange Commission. There can be no assurance that the assumptions and adjustments made in preparing the estimates of forecasted results described above will prove accurate, or that the estimates will be realized. It is to be expected that there will be differences between actual and forecasted results, and actual results may be materially greater or less than those contained in the estimates of forecasted results described above. The inclusion of these estimates should not be regarded as an indication that RTW or Rockhill, or their respective affiliates or representatives, considered or consider such data to be a reliable prediction of future events, and such data should not be relied upon as such. None of RTW, Rockhill or any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of RTW compared to the information contained in the estimates of forecasted results, and none of them intends to provide any update or revision thereof.

Certain Material Federal Income Tax Considerations

The following discussion is a summary of certain material United States federal income tax considerations related to the merger for U.S. holders (as defined below) of our common stock but it does not purport to be a comprehensive description of all potential tax effects that may be relevant to a decision to dispose of common stock in the merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial authority, and administrative rulings and procedures, all in effect on the date of this proxy statement and all of which are subject to change, possibly with retroactive effect, and to differing interpretation. For purposes of this discussion, the term “U.S. holder” means:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation created or organized under the laws of the United States or of any state or a political subdivision thereof;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) was in existence on August 20, 1996 and has elected to continue to be treated as a United States person;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a person whose worldwide income or gain is otherwise subject to United States federal income tax on a net income basis.

This discussion is limited to shareholders that hold their shares of our common stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of taxation that may be relevant to a U.S. holder in light of the holder’s particular circumstances, or that may apply to a U.S. holder subject to special tax rules (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, United States expatriates, shareholders who hold shares of our stock as part of a hedge, straddle, constructive sale or conversion transaction, or shareholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, this discussion does not address any tax considerations under state, local or foreign laws or federal laws other than those pertaining to the federal income tax that may apply to you. We urge you to consult your own tax advisor to determine the particular tax considerations (including the application and effect of any state, local, foreign, or other tax laws) relevant to the receipt of cash in exchange for your shares of common stock pursuant to the merger.

The merger will be treated as a taxable sale or exchange of our common stock for cash for United States federal income tax purposes. In general, a U.S. holder of our common stock will recognize gain or loss equal to the difference between (1) the amount of cash received in exchange for such shares and (2) the shareholder’s adjusted tax basis in such shares. If your holding period in our shares surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations. If you acquired different blocks of our stock at different times or different prices, you must determine your tax basis and holding period separately with respect to each block of our stock. Capital gains recognized by a non-corporate U.S. holder upon disposition of a share of our common stock that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15%.

Under the Code, you may be subject, under certain circumstances, to backup withholding at a rate of 28% with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. If you are a U.S. holder you should complete and sign the substitute IRS Form W-9 included in the letter of transmittal from the paying agent to provide the information necessary to avoid backup withholding. Non-U.S. holders should complete and sign an applicable Form W-8 (a copy of which may be obtained from the paying agent) to avoid backup withholding. Backup withholding is not an additional tax and any amounts withheld may be credited against your United States federal income tax liabilities.

Governmental and Regulatory Approvals

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the HSR Act), mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. If the reviewing agency opens an in-depth investigation by formally requesting additional information and documentary material concerning the merger, the waiting period is extended until the 30th calendar day after the date of substantial compliance with the request by both parties, unless the waiting period is terminated earlier by the reviewing agency. The HSR Act authorizes only one extension of the waiting period pursuant to a request for additional information. Thereafter, either a court order or the consent of both parties is required to extend the waiting period. Rockhill and RTW expect to file notification reports with the Department of Justice and Federal Trade Commission under the HSR Act on or about November 12, 2007. In this event, the waiting period would expire 30 days later, or on or about December 12, 2007, unless a formal request is made for additional information or documentary material, or unless the reviewing agency grants early termination of the waiting period.

The Department of Justice and the Federal Trade Commission routinely examine the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Rockhill or RTW or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result of the challenge.

RTW and Rockhill will cooperate with each other to file with relevant insurance regulators requests for approval of the transactions contemplated by the merger agreement. Rockhill will notify RTW if it receives any material notice or communication from any insurance regulator in connection with the transactions contemplated in the merger agreement, particularly to the extent that if the merger were not consummated such notice would have a material adverse effect on RTW.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that our executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of our shareholders generally. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that our shareholders vote in favor of the merger agreement.

Stock Options and other Incentive Compensation

The merger agreement provides that, upon the effective time of the merger, all of the stock options outstanding under the Company’s stock option plans that have not yet vested will vest, including those held by our executive officers and directors, and that each stock option will be cancelled and converted into the right to receive the excess, if any, of $12.45 over the exercise price of the stock option for each share of our common stock subject to the option, less applicable withholding taxes and without interest.

Based upon holdings as of November 6, 2007, we expect that at the record date for the special meeting, our directors and executive officers will hold the following stock options, including both presently vested options and unvested options that will vest at the effective time of the merger:

			Unvested
			Shares	Value at $12.45
		Weighted	Included in	per Share of	Value of Vested
	Total	Average	the Total	Unvested	and Unvested
	Shares	Exercise	Shares	Shares	Options
	Subject	Price of	Subject to	Subject to	at $12.45
Name	to Options	All Options	Options	Options	per Share

Jeffrey B. Murphy	212,007	$6.77	23,333	$137,333	$1,218,100
Alfred L. LaTendresse	67,500	5.28	—		484,225
Keith D. Krueger	37,250	8.46	—		148,713
Patricia M. Sheveland	39,294	10.10	—		108,413
David M. Dietz	29,500	8.74	—		109,465
Lyron L. Bentovim	—		—		—
William J. Deters	14,000	6.98	3,501	6,366	76,570
John O. Goodwyne	16,500	6.22	3,501	6,366	102,745
Gregory D. Koschinska	16,500	6.22	3,501	6,366	102,745
David C. Prosser	—	—	—		—
John W. Prosser	14,000	6.98	3,501	6,366	76,570

Total	446,551	$7.08	37,337	$162,797	$2,427,546

Additionally, at the effective time of the merger, participants in our 1994 Stock Plan, as amended, the 2005 Stock Plan, as amended and the ESPP (“Company Stock Option Plans”) which include certain of our executive officers, will receive the excess of $12.45 over the exercise price as determined under the Company Stock Option Plans for each whole number of shares the participant would be otherwise entitled to purchase under the Company Stock Option Plans, less any applicable withholding tax and without interest. The table above does not show the value from the number of shares that may be received by our executive officer participants in the ESPP and our non-executive officer and non-director participants in the Company Stock Option Plans. In lieu of receiving option grants, non-employee directors David C. Prosser and Lyron L. Bentovim received the cash value of the non-employee director option grants, payable in equal installments on the same vesting schedule as the non-employee director stock option grants. Upon the effective time of the merger, the remaining liability to Prosser and Bentovim will vest and each will receive a cash payment of $11,351.

	Intrinsic Value of	Intrinsic Value of
	in-the-Money Stock	ESPP Shares at
Name	Options	12/31/07(1)	Total

Jeffrey B. Murphy	$1,218,100	14,914	1,233,014
Alfred L. LaTendresse	484,225	13,127	497,352
Keith D. Krueger	148,713	1,429	150,142
Patricia M. Sheveland	108,413	—	108,413
David M. Dietz	109,465	1,429	110,894

Notes:

(1)	Assumes a December 31, 2007 closing date.

Payments to Executives Under the RTW 2007 Profit Sharing Plan

Rockhill has also agreed that, no later than 5 business days after the effective time of the merger, it will cause the surviving corporation to pay to our employees who participate in the RTW 2007 Profit Sharing Plan the cash incentive payment under the 2007 Profit Sharing Plan payable to such employee as if the last day prior to the merger date were the last day of the performance period and based upon actual achievement of each measure pro-rated based on the number of completed months in the adjusted performance period. Executives participate in two bonus pools. One bonus pool includes all employees and depends upon RTW achieving pre-tax earnings. Executives receive payments of this pool distributed pro rata to their salaries relative to all employee participants. The second bonus pool requires that RTW earns at least $800,000 in pre-tax earnings excluding investment income and certain favorable developments in claims and claim settlement expenses. Payments under the second pool are subject to the discretion of the RTW board.

Based on RTW’s results through September 30, 2007, RTW believes that there is only a remote possibility that the executive officers will receive any payments under the 2007 Profit Sharing Plan and that if any payments are made, these payments would not exceed $25,000.

Employment Agreement with Mr. Murphy

We entered into an employment agreement with Jeffrey B. Murphy, our President and Chief Executive Officer, on March 28, 2006 that continued through March 31, 2007 and was subsequently renewed through March 31, 2008. The employment agreement with Mr. Murphy provides that for his services as President and Chief Executive Officer, Mr. Murphy receives an annual base salary of $350,000, subject to review annually for increase by our board of directors. In addition to base salary, Mr. Murphy is eligible for bonuses, expense reimbursements and health, dental, life and disability insurance consistent with that provided other officers and employees. Additionally, we agreed to provide Mr. Murphy with a $2.0 million term life insurance policy for the benefit of his wife and family and granted him a stock option on 10,000 shares, vesting one third upon grant, and one third on each of the first and second anniversaries of the grant. This agreement has been extended, but will be replaced at closing with a new employment agreement between Mr. Murphy and RTW to be effective after the merger.

Employment Agreements with Executive Officers Following the Merger

Employment Agreements between RTW and Messrs. Murphy, LaTendresse, Krueger, Dietz and Ms. Sheveland to be effective after the merger.

The board of directors, in connection with the board’s approval of the merger agreement, reviewed and approved proposed employment agreements under which the following executives will perform following the merger: Jeffrey B. Murphy, Alfred L. LaTendresse, Keith D. Krueger, David M. Dietz and Patricia M. Sheveland. It is a condition to closing that these employment agreements are signed and these executives are able to perform their duties after the merger.

The employment agreements for each executive provides for a base salary, participation in a bonus program, restricted stock awards, directors and officers’ liability insurance, and participation in Rockhill’s benefits programs. Mr. Murphy will continue to receive a $2.0 million term life insurance policy for the benefit of his wife and family.

Under the employment agreements, if an executive’s employment terminates due to death, voluntary resignation, or if terminated for cause, the executive receives his or her base salary through the last day of employment and payment of any earned or accrued benefits. If the executive: (i) is terminated without cause; (ii) terminates employment for good reason; or (iii) terminates employment due to disability, then the executive is entitled to:

•	base salary for one year following termination in the case of Mr. Murphy and the greater of six months or two weeks for each year of service for the other officers;

•	continued participation for the executive and his or her dependents in all medical, dental, hospitalization, and life insurance, and participation in all other employee welfare benefit plans, programs and arrangements in which the executive and his or her dependents were participating at the time of the executive’s termination of employment, to the extent permitted by applicable law for one year following termination in the case of Mr. Murphy and the greater of six months or two weeks for each year of service for the other officers;

•	payment of any bonus for the prior year that has not been paid; and

•	continued participation in the restricted stock program on a pro-rata basis through 2012 based on achieving certain incentive plan goals.

Cause is defined as the executive’s:

•	material failure, neglect or refusal to perform his or her duties, which is not cured after written notice;

•	malfeasance, fraud, dishonesty or gross misconduct;

•	violation of company policies and practices that has a material adverse effect;

•	material breach of the employment agreement which is not cured after written notice;

•	conviction of, or a guilty or no contest plea to a crime involving moral turpitude or a felony.

Good reason means:

•	a material change in or undermining of the executive’s duties;

•	relocation of the executive offices of RTW out of Bloomington, MN;

•	material breach by RTW of the employment agreement; or

•	a change in control at RTW or Rockhill, only if performance goals are satisfied.

The executives also agree that in the event of termination of employment for any reason, the executive cannot compete with RTW for a period of one year, except for Mr. Murphy whose non-competition covenant is for two years.

The executives are also eligible to participate in a bonus program based on the consolidated results of Rockhill. The bonus program is calculated and paid based on a percentage of underwriting profit. Underwriting profit is based on net earned premium less estimated ultimate losses and loss adjustment expense less other operating expenses. Bonuses are calculated at 7.5% of underwriting profit with a minimum of $750,000 and a maximum of $3 million in any calendar year to be allocated among all five of the RTW executives and other executives of Rockhill in amounts determined by Rockhill’s chief executive officer. Bonus payments are paid out over three or six year periods and bonus plan eligibility is determined by Rockhill’s President and Chief Executive Officer. The minimum and maximum bonus values apply only until December 31, 2008, and after that date there are no minimum or maximum bonus amounts. For example, if the company-wide underwriting profit for a given year were $20,000,000, then a bonus of $1,500,000 would be eligible for distribution to all plan participants.

Each of the executives will also receive an award of restricted shares under Rockhill’s 2005 Restricted Stock Program. The executives will each receive an award in the amount described under each executive’s name in the chart below. The restricted shares vest after five years only if the executive remains employed with Rockhill, and Rockhill achieves performance goals related to either return on average equity (between 10% and 12% with 0% vesting for 10% or less and 100% vesting for 12% or greater and prorated vesting between 10% and 12%) or internal rate of return targets (between 15% and 25% with 0% vesting at 15% or less and 100% vesting at 25% or greater and prorated vesting between 15% and 25%) in the performance period from 2008 to 2012. In the event of termination due to death, disability, for good reason, or by RTW without cause, the executive will vest in a pro-rated number of shares if the performance goals are satisfied. In the event of a change in control of Rockhill, the restricted shares vest in full if the performance goals are satisfied. Each share of restricted stock is valued at approximately $1,000 per share and the aggregate number of shares issuable to the RTW executives if the targets are achieved in the performance period is 3,000 shares, representing just over 2% of the total shares outstanding of Rockhill.

Summary Chart of Executive Employment Arrangements Following the Merger

The following chart summarizes the basic terms of the employment arrangements.

Summary of Employment Arrangements Following the Merger

		Current	New Salary	Restricted
		RTW	Following	Share	Bonus		Non-
		Salary	Merger	Award	Program	Term of	Competition
Executive	Title	($)	($)	(#)	Eligibility	Agreement	Covenant

Jeffrey B. Murphy	President, Chief Executive Officer	350,000	350,000	1,000	Yes	2 years	2 years
Alfred L. LaTendresse	Executive Vice President, Chief Financial Officer	220,000	220,000	400	Yes	1 year	1 year
Keith D. Krueger	Chief Operating Officer	205,000	205,000	600	Yes	1 year	1 year
David M. Dietz	VP-Business Development	177,000	177,000	600	Yes	1 year	1 year
Patricia M. Sheveland	VP-Product Development, Quality and Compliance	177,000	177,000	400	Yes	1 year	1 year

Information Regarding Former Executive Mr. Byers

On June 8, 2007, the employment of Mr. Thomas J. Byers, Executive Vice President — Sales and Marketing, was terminated. RTW agreed to continue Mr. Byers’ salary for 2007 for six months and also agreed that if a transaction involving RTW occurred prior to December 31, 2007; Mr. Byers would be entitled to an additional payment equal to the difference between his option exercise prices and the transaction price. As a result of the Merger, Mr. Byers will receive a payment of $14,325 representing the difference between the exercise price of his options and the merger consideration.

Indemnification and Benefits Provision in the Merger Agreement

Rockhill has agreed that, for a period of six years from the effective time of the merger, the articles of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification and exculpation of our directors and officers prior to the effective time of the merger than those contained in our articles and bylaws in effect on the date of the merger agreement. The merger agreement also provides for the continued indemnification and advancement of expenses, to the fullest extent permitted by applicable law, of current or former directors, officers and employees of RTW for certain events occurring at or before the merger. For more information, please refer to “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance.”

The merger agreement also contains provisions regarding the continuation of directors’ and officers’ liability insurance with respect to claims arising from facts or events which occurred at or before the effective time of the merger, and for the continuation of certain employee benefits and severance plans or arrangements for specified time periods. We describe these provisions in “The Merger Agreement — Indemnification and Insurance” and “The Merger Agreement — Employee Matters.”

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. However, because the merger agreement is the primary legal document that governs the merger, you should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. The merger agreement is included as Appendix A to this proxy statement and is incorporated by reference into this proxy statement.

Form of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Rockhill Acquisition Corporation will merge with and into RTW. RTW will be the surviving corporation in the merger and will continue its corporate existence in accordance with Minnesota law. Merger Sub is a wholly-owned subsidiary of Rockhill created solely for the purpose of giving effect to the merger.

Effective Time of the Merger

The merger agreement provides that we will complete the merger no later than the second business day following the day on which the last of the conditions in the merger agreement have been fulfilled or waived, or such other date as we and Rockhill may agree. Although we expect to complete the merger by late calendar 2007, we cannot specify when, or assure you that, we and Rockhill will satisfy or waive all conditions to the merger.

Shareholder Meeting

We agreed to call and convene a shareholder meeting to consider and vote upon the merger agreement and the merger.

Articles of Incorporation and Bylaws

The articles of incorporation of Rockhill Acquisition Corporation as in effect immediately prior to the Effective Time of the Merger will become be the articles of incorporation of the Surviving Corporation. The bylaws of Merger Sub as in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation.

Board of Directors and Officers of the Surviving Corporation

The directors and executive officers of Rockhill Acquisition Corporation immediately prior to the merger will become the directors and executive officers of the surviving corporation following the merger.

Consideration to Be Received in the Merger

In general, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive $12.45 in cash, without interest. All shares of RTW common stock owned by us or Rockhill will be cancelled upon completion of the merger, and no payment will be made for these shares.

As a RTW shareholder, you are entitled to assert dissenters’ rights under Minnesota law instead of receiving the merger consideration. For a description of these dissenters’ rights, please see the section titled “Dissenters’ Rights.”

Payment Procedures for Common Shares

At the effective time of the merger, Rockhill will deposit cash in the amount of the total merger consideration payable to the holders of shares of our common stock with Wells Fargo Bank, N.A. (the “paying agent”) that the parties mutually agree upon.

Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and other shareholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates or shares you may hold represented by book entry in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

The paying agent will pay the merger consideration, minus any withholding taxes required by law, to our shareholders promptly following the paying agent’s receipt of the stock certificates (or book-entry shares) together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal.

If you are unable to surrender your stock certificates because they have been lost or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements established by Rockhill including, if required, the posting of a bond reasonably satisfactory to Rockhill.

No interest will be paid or will accrue on the amount of the merger consideration. The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

The merger consideration may be paid to a person other than the person in whose name the corresponding stock certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of Rockhill that such taxes have been paid or are not applicable.

Any portion of the merger consideration deposited with the paying agent that remains undistributed 12 months after the effective time of the merger will be delivered, upon demand, to the surviving corporation. Holders who have not surrendered their certificates (or book-entry shares) prior to the delivery of such funds to the surviving corporation may only look to the surviving corporation or Rockhill for the payment of the merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains unclaimed as of a date that is immediately prior to the time as these amounts would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable law, become the property of Rockhill free and clear of any claims or interests of any person previously entitled to the merger consideration. Except as otherwise required by law, none of the paying agent, Rockhill or the surviving corporation will be liable to any person for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

From the effective time of the merger, certificates formerly representing shares of our common stock will represent only the right to receive the merger consideration (except shares as to which appraisal rights have been properly exercised as described under “Dissenters’ Rights”). After you have received the merger consideration, you will have no further rights with respect to your stock ownership. All certificates formerly representing shares of our common stock surrendered after the effective time of the merger will be cancelled.

Stock Options and the Employee Stock Purchase Plan

The merger agreement provides that all options to purchase RTW common stock will automatically be accelerated and will become fully vested and exercisable immediately prior to the effective time of the merger. At the effective time of the merger, each outstanding option to purchase RTW common stock will be cancelled and converted into the right to receive from RTW a cash amount equal to the excess, if any, of the merger consideration over the exercise price for such option, minus any withholding taxes required by law. No interest will be payable on this cash amount. On September 20, 2007, our board of directors approved amendments to our 1994 stock plan, and our 2005 stock plan (collectively, the “Equity Plans”) to give effect to these provisions of the merger agreement.

Our 1995 Employee Stock Purchase Plan (the “ESPP”) will terminate on the earlier of December 31, 2007 or immediately prior to the effective time of the merger. At the effective time of the merger, options then outstanding under the ESPP will be cancelled and exchanged for a cash payment equal to the whole number of shares the participant would be otherwise entitled to purchase under the ESPP multiplied by the excess of $12.45 over the exercise price as determined under the ESPP, minus any withholding taxes required by law. On September 20, 2007, our board of directors approved amendments to our employee stock purchase plan to give effect to these provisions of the merger agreement.

Representations and Warranties

RTW and Rockhill made various representations and warranties to one another in the merger agreement, subject to specifically identified exceptions. The representations and warranties of RTW and Rockhill in the merger agreement have been made solely for the benefit of the other parties to the merger agreement, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties have been qualified by disclosures made to the other parties in connection with the merger agreement, and were made only as of the date of the merger agreement or such other date as specified in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts or for any purpose at the time they were made or otherwise.

RTW made representations and warranties to Rockhill and Rockhill Acquisition Company in the merger agreement, including representations regarding:

•	due incorporation, valid existence, good standing and necessary corporate powers;

•	capitalization;

•	RTW’s subsidiaries;

•	accuracy of financial statements and compliance of financial statements with U.S. generally accepted accounting principles, which we sometimes refer to as GAAP;

•	compliance of reports, financial statements and other documents we file with the SEC with applicable federal securities law requirements, including Sarbanes-Oxley, and accuracy of information contained in our filings with the SEC;

•	authorization, validity and enforceability of the merger agreement;

•	absence of conflicts with our organizational documents and absence of conflicts with or breaches or defaults under other obligations of RTW;

•	required governmental consents, notices and filings;

•	performance of other contractual obligations;

•	absence of certain changes or events, including those that have had or would have a “material adverse effect” on RTW (as described below);

•	licenses and permits;

•	absence of undisclosed liabilities;

•	employee benefits matters;

•	accuracy of corporate records;

•	accuracy of accounting records and internal controls;

•	vote of our shareholders required to approve the merger;

•	accuracy of information supplied for inclusion in filings with the SEC and other governmental entities in connection with the merger, including this proxy statement;

•	intellectual property matters;

•	inapplicability of state takeover laws;

•	receipt of a fairness opinion from KBW;

•	insurance matters pertaining to licensing to do business, underwriting management and administration agreements, reinsurance contracts, insurance ratings, agents and brokers, and agreements with regulators;

•	restrictions on business activities; and

•	limitations on the representations and warranties.

“Material Adverse Effect” is defined in the merger agreement as any circumstance, change in or effect on RTW, its subsidiaries or the Surviving Corporation that is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), business, properties, assets, liabilities, prospects, or results of operations of RTW, its subsidiaries, or the Surviving Corporation, taken as a whole. A Material Adverse Effect would also materially impair or would reasonably be expected to materially impair the ability of RTW to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

When determining whether a Material Adverse Effect has occurred, the following are excluded:

•	any change in GAAP, Statutory Accounting Policies, or regulatory accounting requirements applicable to the insurance industry generally but not such changes that have a disproportionate effect on RTW;

•	any general social, political, economic, environmental or natural condition, change, effect, event or occurrence the effects of which are not specific or unique to RTW, including changes in prevailing interest rates, currency exchange rates or general global economic or global market conditions;

•	any action or omission by RTW expressly permitted under the merger agreement including the public announcement of the merger;

•	any expenses incurred in connection with the merger agreement or the transactions contemplated hereby; and

•	the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under contracts or plans in existence on the date of the merger and disclosed to Rockhill.

Rockhill made representations and warranties to RTW in the merger agreement, including representations regarding:

•	due incorporation, valid existence, good standing and necessary corporate powers;

•	authorization, validity and enforceability of the merger agreement;

•	absence of conflicts with organizational documents of Rockhill or Rockhill Acquisition Corporation and absence of conflicts with or breaches or defaults under other obligations of Rockhill or Rockhill Acquisition Corporation;

•	required governmental consents, notices and filings;

•	availability of funds necessary to complete the merger, including payment of the merger consideration;

•	litigation matters;

•	ownership and activities of Rockhill Acquisition Corporation;

•	regulatory approvals; and

•	accuracy of information supplied for inclusion in filings with the SEC and other governmental entities in connection with the merger, including this proxy statement.

Covenants Relating to the Conduct of RTW’s Business

From the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, we have agreed (subject to applicable laws and regulations) to conduct our business in the ordinary course in substantially the manner it was conducted before the date of the merger agreement. During the same period, we have also agreed that we will not, among other things, do any of the following without the prior written consent of Rockhill or as disclosed to Rockhill prior to executing the merger agreement:

•	issue, sell or grant any of our common stock, any rights to acquire any of our common stock, or any other securities of RTW, other than in connection with stock options outstanding on the date of the merger agreement or pursuant to our Employee Stock Purchase Plan;

•	declare, set aside or pay any dividends, or split, combine or reclassify any shares of our capital stock;

•	purchase or redeem any of our capital stock or any options or other rights to acquire our capital stock, other than in connection with employee stock options or pursuant to our Employee Stock Purchase Plan;

•	amend our articles of incorporation or bylaws;

•	grant any general or uniform raise in pay or employee benefits other than in the ordinary course of business;

•	make or commit to any capital expenditures in excess of $100,000 in the aggregate, except for currently budgeted capital expenditures;

•	grant increases in salary, incentive compensation or employee benefits or bonuses to any person, except as provided in the merger agreement;

•	compromise or settle any tax deficiency claims, extend the statute of limitations with any tax authority;

•	change or make any tax elections or its tax or accounting policies and procedures or any method or period of accounting unless required by GAAP, Statutory Accounting Policies or a governmental entity;

•	take specified actions with respect to employment agreements;

•	initiate or knowingly encourage a competing transaction;

•	extend credit to any executive officer, director or beneficial owner of 10% or more of our common stock, or to any of their affiliates or associates;

•	close or relocate our principal offices, or open any new principal offices;

•	grant any powers of attorney;

•	incur expenses related to the execution, delivery and performance of the merger in excess of $2.0 million;

•	make any investments other than financial investments of specified types, and only in the ordinary course of business consistent with past practices;

•	amend or modify any material agreement;

•	sell, transfer, mortgage, encumber or otherwise dispose of any material assets or release or waive any material claim;

•	take any action which could reasonably be expected to adversely affect the ability of Rockhill or RTW to obtain necessary governmental approvals, adversely affect RTW’s ability to perform its obligations under the merger agreement, or result in the failure of any of the conditions to the closing of the merger to be satisfied;

•	make any special or extraordinary distributions or payments to any person;

•	settle certain claims or proceedings;

•	incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except for certain short-term borrowings;

•	enter into any new line of business;

•	engage in any material transaction or incur any material obligation not in the ordinary course of business consistent with past practice; or

•	agree or commit to take any of the foregoing actions.

We have also agreed to do the following, among other things, during the period from the date of the merger agreement until the effective time of the merger:

•	use our commercially reasonable efforts to maintain our business and our relationships with customers, employees and other third parties;

•	use our commercially reasonable efforts to keep in full force and effect our material permits and licenses;

•	use our commercially reasonable efforts to maintain our insurance at the levels in effect on the date of the merger agreement;

•	perform contractual obligations and not become in default;

•	observe and conform to all applicable laws;

•	maintain assets and properties in good condition and repair;

•	file all tax returns and promptly pay all taxes due;

•	notify Rockhill of any audit, request to extend the statute of limitations, or other specified events;

•	allow Rockhill reasonable access to information necessary to enable a complete examination of our company;

•	continue to make filings, including reports, proxy statements, and registrations in compliance with all applicable laws;

•	promptly notify Rockhill of any event which has had or may have a material adverse effect, or which may prevent RTW from fulfilling any of the conditions of the agreement;

•	convene a shareholders’ meeting to consider and vote upon the agreement; and

•	prepare and file a proxy statement.

Covenants Relating to Rockhill’s Activities Pending the Merger

During the period between the date of the merger agreement and the effective time of the merger, Rockhill has agreed that it will not take any action which is reasonably likely to:

•	adversely affect the ability of Rockhill to obtain the governmental approvals necessary for the merger;

•	adversely affect Rockhill’s ability to perform its obligations under the merger agreement; or

•	result in the failure to be satisfied of any of the conditions to the closing of the merger contained in the merger agreement.

Rockhill has also agreed to do the following, among other things, during the period from the date of the merger agreement until the effective time of the merger:

•	promptly prepare and file any applications necessary to consummate the transactions in the merger agreement, including filing with governmental entities;

•	notify RTW if Rockhill determines that it is unable to fulfill any of its conditions under the merger agreement; and

•	indemnify and hold harmless certain officers and directors of RTW, and maintain directors’ and officers’ liability insurance.

Mutual Covenants of RTW and Rockhill

RTW and Rockhill have agreed, among other things, to:

•	make any required filings under the HSR Act and use our commercially reasonable efforts to cause the waiting period under the HSR Act to be terminated at as early a date as possible, and to respond promptly to all investigatory requests;

•	obtain relevant insurance regulators’ approval for the transaction;

•	use our commercially reasonable efforts to take all actions necessary, proper or advisable under applicable law to consummate the merger as promptly as practicable; and

•	provide each other with reasonable time to comment on any press release or other public disclosure related to the merger agreement or the merger.

Limitation on Consideration of Competing Transactions

The merger agreement provides that we will not, and will cause our officers, directors, employees, investment bankers, financial advisors, attorneys and accountants and any other advisors retained by us or any of our affiliates not to:

•	directly or indirectly initiate, solicit or knowingly encourage, including by furnishing information, or take any other action to facilitate, the making of any proposal for a competing transaction (as described below);

•	directly or indirectly negotiate or have discussions with any person in furtherance of inquiries relating to a competing transaction or to obtain a competing transaction;

•	agree to or endorse any competing transaction;

•	or recommend, or execute or enter into, any letter of intent or other agreement related to any competing transaction;

•	agree to do any of the foregoing; or

•	authorize any officer, director or professional working with RTW to agree to do any of the foregoing.

However, prior to the shareholder meeting to consider and vote on the merger, we may negotiate with and provide information to a third party if:

•	we receive an unsolicited bona fide written proposal for a competing transaction after the date of the merger agreement;

•	the bidder executes a confidentiality agreement having confidentiality provisions no less favorable to us than those contained in our confidentiality agreement with Rockhill;

•	our board reasonably determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•	our board of directors concludes in good faith, after consultation with our financial advisor and outside legal counsel, that the proposal for a competing transaction constitutes or is reasonably likely to constitute a superior proposal (as described below); and

•	we have given Rockhill at least 48 hours prior notice of our intent to take such action.

We have also agreed to notify Rockhill within 48 hours of any proposal, inquiry or negotiation relating to a competing transaction and to keep Rockhill informed on a current basis of the status and terms of any such proposal, inquiry or negotiation. We have further agreed to provide Rockhill with the same information provided to any other bidder. Rockhill has the right to meet any competing transaction.

A “competing transaction” means any of the following involving RTW and any person other than Rockhill: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of RTW representing 15% or more of the consolidated assets of RTW; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 15% or more of the voting power of RTW; or a tender offer or exchange offer for at least 15% of the outstanding shares of RTW.

A “superior proposal” means a bona fide written proposal for a “competing transaction” which the board of directors concludes in good faith, after consultation with its financial advisor and its legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal is more favorable to RTW’s shareholders from a financial point of view, than the transactions contemplated by this Agreement (except that references in the definition of competing transaction to “15%” will be replaced by references to “a majority”). Nothing in the agreement prohibits RTW or its board of directors from taking and disclosing to RTW shareholders a position with respect to a Competing Transaction to the extent required under the Exchange Act, or from making such disclosure to RTW shareholders which, after consultation with outside counsel, the board determines is otherwise required under applicable law;

Indemnification and Insurance

The merger agreement requires that, for a period of six years after the effective time of the merger, the surviving corporation will maintain in effect directors’ and officers’ liability insurance with respect to claims arising from facts or events which occurred at or before the effective time of the merger in amounts and on terms which in the aggregate are no less favorable to the insured than those we currently maintain, and Rockhill will cause the surviving corporation to maintain such policies. Rockhill has the right to substitute its own policies for those of the surviving corporation so long as the coverage provided is in amounts and on terms which in the aggregate are no less advantageous to the insured than those we currently maintain.

Rockhill has agreed that the articles of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification and exculpation of our directors and officers prior to the effective time of the merger than those contained in our articles and bylaws in effect on the date of the merger agreement.

The merger agreement also provides for the continued indemnification, to the fullest extent permitted by applicable law, of current or former directors, officers and employees of RTW for certain events occurring at or before the merger.

Additionally, Rockhill shall pay all expenses (including attorneys’ fees) incurred by an indemnified person in enforcing these indemnification provisions in a dispute with Rockhill. Rockhill shall insure that proper provisions are made so that Rockhill’s successors and assigns shall assume these obligations for indemnification and insurance.

Conditions to the Merger

RTW’s and Rockhill’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	approval of the merger by our shareholders;

•	all government insurance approvals obtained, and shall be in full force and effect;

•	no proceeding or threatened proceeding by insurance regulatory authorities in Minnesota, Michigan or Colorado which could materially restrict Rockhill’s ability to operate the business in those states;

•	absence of any judgment, decree, injunction, order or proceeding by any governmental entity which prohibits, restricts or threatens to invalidate the merger;

•	required executive employment agreements will be in place, and executives able to perform;

•	RTW’s claim and claim settlement expense shall not have materially adversely changed prior to the closing date;

•	RTW’s contract with the Minnesota Workers’ Compensation Assigned Risk Plan must be in full force; and

•	expiration or termination of the applicable waiting period under the HSR Act.

In addition, our obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	Rockhill and Rockhill Acquisition Corporation having complied with and performed their obligations under the merger agreement through the closing date of the merger in all material respects;

•	each of the representations and warranties of Rockhill being true and correct (disregarding all materiality qualifications) as of the date of the merger agreement and the closing date of the merger, except where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the ability of Rockhill or Rockhill Acquisition Corporation to perform their obligations under the merger agreement or to effect the merger;

•	officer’s certificate certifying compliance with representations, warranties and covenants; and

•	adequate evidence given to RTW of compliance with the agreement as it pertains to employee benefit plans, programs and arrangements.

In addition, the obligations of Rockhill to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	RTW having complied with and performed its obligations under the merger agreement through the closing date of the merger in all material respects;

•	each of the representations and warranties of RTW (other than representations referred to in the preceding bullet) being true and correct (disregarding any qualifications as to materiality or “material adverse effect”) as of the date of the merger agreement and the closing date of the merger, except where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a “material adverse effect” on RTW;

•	all actions necessary to authorize the execution, delivery and performance of the merger agreement and the consummation of the merger having been duly and validly taken by our board of directors and our shareholders;

•	officer’s certificate certifying compliance with representations, warranties, covenants and the authorization of the merger;

•	holders of no more than 10% of our common stock that is issued and outstanding on the closing date of the merger having properly exercised dissenters’ rights under Minnesota law;

•	adequate evidence given to Rockhill of compliance with this agreement as it pertains to employee benefit plans, programs and arrangements;

•	adequate evidence given to Rockhill that transaction related expenses have not exceeded $2.0 million; and

•	no material adverse effect, or anything likely to cause an adverse effect, on RTW, ACIC, or BCIC.

Based on incurred expenses and RTW’s estimates of future expenses, RTW does not, as of the date of this proxy statement, expect that transaction related expenses as defined in the merger agreement will exceed $2.0 million.

Termination

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger (notwithstanding any approval by our shareholders):

•	by mutual agreement of RTW and Rockhill; or

•	by either RTW or Rockhill if our shareholders fail to approve the merger at a duly convened shareholders meeting or at any adjournment or postponement of the meeting, provided that this right to terminate will not be available to RTW where the failure to obtain our shareholder approval was caused by a breach of the merger agreement by RTW; or

•	by either RTW or Rockhill if certain conditions precedent required by the merger agreement are not met; or

•	by either RTW or Rockhill if all the conditions to effect the merger have not been satisfied by February 28, 2008, provided that this right to terminate will not be available to the party if the failure of any such condition to be satisfied resulted from the party’s failure to comply in all material respects with its obligations under the merger agreement

•	by RTW:

•	if Rockhill or Rockhill Acquisition Corporation breaches any covenant, agreement, representation or warranty that, individually or in the aggregate, would result in our conditions to the merger not being satisfied, if the breach is not cured within 30 calendar days after written notice of the breach is given to Rockhill;

•	prior to obtaining shareholder approval of the merger, to accept a proposal for a competing transaction if:

•	we have complied in all material respects with our obligations described under “Limitations on Consideration of Competing Transactions” on page 39;

•	we have given Rockhill, within 48 hours of our receipt, notice of any competing proposal;

•	Rockhill has not met any such proposal for a competing transaction before RTW determines the competing transaction is a superior proposal;

•	our board, after consultation with its financial advisor and outside legal counsel and after taking into account any revised proposal made by Rockhill in writing, has reasonably determined in good faith that the competing transaction is a superior proposal;

•	our board has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to exercise this termination right would be inconsistent with its duties under applicable law; and

•	prior to or concurrently with the termination, we pay Rockhill the fee described below under “Termination Fee”.

•	by Rockhill:

•	if RTW breaches any covenant, agreement, representation or warranty that, individually or in the aggregate, would result in Rockhill’s conditions to the merger not being satisfied, if the breach is not cured within 30 calendar days after written notice of the breach is given to RTW;

•	our board withdraws, modifies or qualifies, in a manner adverse to Rockhill, its recommendation that our shareholders vote to approve the merger or recommends a competing transaction to our shareholders, or resolves to take any of those actions;

Termination Fee

The merger agreement requires us to pay Rockhill an amount equal to the sum of $1.0 million if:

•	Rockhill terminates the merger agreement because our board fails to recommend adoption of the agreement, or withdraws, modifies or qualified its recommendation in a manner adverse to Rockhill; or

•	RTW terminates the merger agreement in order to accept a competing transaction; or

•	Rockhill or RTW terminates the merger agreement because our shareholder approval of the merger was not obtained, and within six months, RTW entered an agreement with a third party who had publicly expressed interest before the shareholder vote at which approval was not obtained.

Employee Matters

Current employees may continue to participate in our employee benefit plans or arrangements (other than equity-based plans or arrangements), or to participate in employee benefit plans and arrangements of Rockhill on the same terms as such plans and arrangements are generally offered to Rockhill’s employees in comparable positions, and that during such period it will provide severance and other benefits on terms no less favorable to our employees than those contained in our severance programs as in effect at the effective time of the merger. Rockhill will also cause the surviving corporation to assume and perform our obligations under the terms of certain executive employment agreements.

Rockhill has also agreed that, no later than 5 business days after the effective time of the merger, it will cause the surviving corporation to pay to our employees who participate in our 2007 Profit Sharing Plan the cash incentive payment under the 2007 Profit Sharing Plan payable to such employee as if the last day prior to the merger date were the last day of the performance period and based upon the actual achievement of each measure pro-rated based on the number of completed months in the adjusted performance period. After the merger employees will be entitled to participate in annual cash incentive performance programs generally offered to employees of Rockhill.

Amendment

The parties may amend the merger agreement at any time prior to the effective time of the merger by action of the boards of directors of the parties, except as required by applicable law.

DISSENTERS’ RIGHTS

The following description of the applicable provisions of sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the “MBCA”) and the full text of these provisions, which is attached as Appendix C to this proxy statement, should be reviewed carefully by any RTW shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the statutory procedures described below will result in the loss of dissenters’ rights. Any shareholder who forfeits his or her dissenters’ rights by failure to follow these procedures will then receive the merger consideration described in this proxy statement.

The merger agreement constitutes a plan of merger for which shareholder approval is required under the MBCA. Under sections 302A.471 and 302A.473 of the MBCA, RTW shareholders will have the right, by fully complying with the applicable provisions of sections 302A.471 and 302A.473, to dissent with respect to the merger and to obtain payment in cash of the “fair value” of their shares of common stock after the merger is completed. The term “fair value” means the value of the shares of common stock immediately before the effective time of the merger.

All references in sections 302A.471 and 302A.473 and in this summary to a “shareholder” are to a record holder of the shares of our common stock. A person having beneficial ownership of shares of our common stock that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the following steps summarized below to be completed in a proper and timely manner in order to perfect whatever dissenters’ rights such beneficial owner may have.

Shareholders considering exercising dissenters’ rights should bear in mind that the fair value of their shares determined under sections 302A.471 and 302A.473 of the MBCA could be more than, the same as or, in certain circumstances, less than the consideration they would receive pursuant to the merger agreement if they do not seek to have the fair value of their shares separately determined.

Shareholders of record who desire to exercise their dissenters’ rights under the MBCA must satisfy all of the following conditions:

Before the special meeting of RTW shareholders to be held on Monday, December 10, 2007, the dissenting shareholder must deliver to the Secretary of RTW a written notice of intent to demand fair value for his, her or its shares. The Secretary’s address is as follows: Alfred L. LaTendresse, Secretary, RTW, Inc., 8500 Normandale Lake Boulevard, Suite 1400, Bloomington, MN 55437. The written demand should specify the shareholder’s name and mailing address, the number of shares owned, and that the shareholder intends to demand the value of the shareholder’s shares. This written demand must be in addition to and separate from any proxy or vote against the merger. Voting against, abstaining from voting or failing to vote on the merger does not constitute a demand for appraisal within the meaning of the MBCA.

RTW shareholders who elect to exercise their dissenters’ rights under the MBCA must not vote to adopt and approve the merger agreement. A shareholder’s failure to vote against the adoption and approval of the merger agreement will not constitute a waiver of dissenters’ rights. However, if a shareholder returns a signed proxy but does not specify a vote against the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger, or direction to abstain, the proxy will be voted for the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger, which will have the effect of waiving the shareholder’s dissenters’ rights.

RTW shareholders may not assert dissenters’ rights as to less than all of the shares registered in such holder’s name except where certain shares are beneficially owned by another person but registered in such holder’s name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of our common stock who is not the record owner of such shares may assert dissenters’ rights as to shares held on such person’s behalf, provided that such beneficial owner submits a written consent of the record owner to RTW at or before the time such rights are asserted.

If the merger agreement is approved by RTW shareholders at the special meeting, the surviving corporation will send a written notice to each shareholder who filed a written demand for dissenters’ rights and who did not vote in favor of the merger agreement. The notice will contain the following information:

•	the address to which the shareholder must send a demand for payment and deliver the stock certificates in order to obtain payment and the date by which they must be received;

•	any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

•	a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them, and to demand payment; and

•	a copy of sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed in asserting dissenters’ rights.

In order for a dissenting shareholder to receive fair value for the shareholder’s shares, the shareholder must, within 30 days after the date the notice from the surviving corporation was given, send the shareholder’s stock certificates, and all other information specified in the notice (or comply with any restrictions imposed on transfer of uncertificated shares) to the address identified in such notice, but the dissenting shareholder will retain all other rights of a shareholder until the effective time. After a valid demand for payment and the related stock certificates and other information are received, or after the completion of the merger, whichever is later, the surviving corporation will remit to each dissenting shareholder who has complied with statutory requirements the amount that the surviving corporation estimates to be the fair value of such shareholder’s shares, with interest.

Remittance will be accompanied by:

•	the surviving corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the merger, together with the latest available interim financial statements;

•	an estimate by the surviving corporation of the fair value of the shareholder’s shares and a brief description of the method used to reach the estimate; and

•	copies of sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed if such holder wishes to demand supplemental payment.

If the dissenting shareholder believes that the amount remitted by the surviving corporation is less than the fair value of such holder’s shares, plus interest, the shareholder may give written notice to the surviving corporation of such holder’s own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. This notice must be delivered to the executive offices of the surviving corporation. A shareholder who fails to give this written notice within this time period is entitled only to the amount remitted by the surviving corporation.

Within 60 days after receipt of a demand for supplemental payment, the surviving corporation must either pay the shareholder the amount demanded or agreed to by the shareholder after discussion with the surviving corporation, or petition a court for the determination of the fair value of the shares, plus interest. The petition must be filed in the County of Hennepin, Minnesota. The petition must name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with the surviving corporation. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by the surviving corporation or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court’s determination will be binding on all RTW shareholders who properly exercised dissenters’ rights and did not agree with the surviving corporation as to the fair value of the shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by the surviving corporation. Dissenting shareholders will not be liable to the surviving corporation for any amounts paid by the surviving corporation which exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of the proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against the surviving corporation, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to shareholders. Fees and expenses of experts or attorneys may be assessed against the surviving corporation if the court determines the surviving corporation failed to comply substantially with sections 302A.471 and 302A.473 of the MBCA or against any person whom the court determines acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

The surviving corporation may withhold the remittance of the estimated fair value, plus interest, for any shares owned by any person who was not a shareholder or who is dissenting on behalf of a person who was not a beneficial owner on September 21, 2007, the date on which the proposed merger was first announced to the public. The surviving corporation will forward to any such dissenting shareholder who has complied with all requirements in exercising dissenters’ rights the notice and all other materials sent after shareholder approval of the merger to all shareholders who have properly exercised dissenters’ rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting shareholder the amount listed in the materials if the shareholder agrees to accept that amount in full satisfaction. The shareholder may decline this offer and demand payment by following the same procedure as that described for demand of supplemental payment by shareholders who owned their shares as of November 6, 2007. Any shareholder who did not own shares on November 6, 2007 and who fails properly to demand payment will be entitled only to the amount offered by the surviving corporation. Upon proper demand by any such shareholder, rules and procedures applicable in connection with receipt by the surviving corporation of the demand for supplemental payment given by a dissenting shareholder who owned shares on November 6, 2007 also will apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on November 6, 2007, except that any such shareholder is not entitled to receive any remittance from the surviving corporation until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

RTW shareholders considering whether to seek dissenters’ rights should bear in mind that the fair value of their RTW common stock determined under the MBCA could be more than, the same as or less than the value of the right to receive the applicable merger consideration in the merger. Also, RTW and Rockhill Holding Company reserve the right to assert in any dissenters’ rights proceeding that, for purposes thereof, the “fair value” of our common stock is less than the value of the applicable merger consideration to be issued in the merger.

Any shareholder who fails to strictly comply with the requirements of sections 302A.471 and 302A.473 of the MBCA, attached as Annex C to this proxy statement will forfeit his, her or its rights to dissent from the merger and to exercise dissenters’ rights and will receive the applicable merger consideration on the same basis as all other shareholders.

The process of dissenting requires strict compliance with technical requirements. Individuals or entities that wish to dissent and to exercise their dissenters’ rights should consult with their own legal counsel in connection to ensure compliance under sections 302A.471 and 302A.473 of the MBCA. To the extent there are any inconsistencies between the foregoing summary and sections 302A.471 and 302A.473 of the MBCA, the MBCA will control. Sections 302A.471 and 302A.473 of the MCBA are attached as Appendix C to this proxy statement and should be reviewed carefully.

MARKET PRICE AND DIVIDEND DATA

RTW’s common stock is currently traded on The NASDAQ Global Market under the symbol “RTWI.” The table below shows, for the periods indicated, the high and low closing sales prices for shares of RTW common stock as reported by The Nasdaq Stock Market, Inc.

	RTW Common Stock
	High	Low

Year Ended December 31, 2005
First Quarter Ended March 31, 2005,	$11.80	$8.72
Second Quarter Ended June 30, 2005	10.64	8.51
Third Quarter Ended September 30, 2005	11.39	9.75
Fourth Quarter Ended December 31, 2005	11.99	9.09
Fiscal Year Ended December 31, 2006
First Quarter Ended March 31, 2006,	11.38	9.65
Second Quarter Ended June 30, 2006	12.04	10.44
Third Quarter Ended September 30, 2006	10.97	10.06
Fourth Quarter Ended December 31, 2006	10.17	8.81
Fiscal Year Ended December 31, 2007
First Quarter Ended March 31, 2007,	9.45	7.91
Second Quarter Ended June 30, 2007	8.64	7.91
Third Quarter Ended September 30, 2007	12.17	7.20
Fourth Quarter through November 6, 2007	12.22	12.04

On September 20, 2007, the most recent trading day prior to the announcement of the execution of the merger agreement, the closing sales price per share of RTW common stock was $8.10 and on November 6, 2007, the last trading day before the printing of this proxy statement, the closing sales price per share of RTW common stock was $12.22.

Under the merger agreement, we are prohibited from declaring or paying any dividends on our common stock without the prior written consent of Rockhill from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of the close of business on November 6, 2007, the number and percentage of outstanding shares of common stock of the Company beneficially owned (i) by each person who is known to the Company to beneficially own more than five percent (5%) of the common stock of the Company, (ii) by each director of the Company, (iii) by each executive officer, and (iv) by all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons listed below may be reached at 8500 Normandale Lake Boulevard, Suite 1400, Bloomington, Minnesota 55437.

Name and Address	Number of		Right to	Percent of Shares
of Beneficial Owner	Shares Owned(1)		Acquire(2)	Outstanding(2)

Dimensional Fund Advisors, Inc.	476,995	(3)	—	9.2%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Lyron L. Bentovim	473,022		—	9.1%
SKIRITAI Capital LLC 388 Market Street, Suite 700 San Francisco, CA 94111
First Wilshire Securities Management, Inc.	456,319	(4)	—	8.8%
600 South Lake Street, Suite 100 Pasadena, CA 91106
David C. Prosser	427,772	(5)	—	8.3%
20645 Radisson Road Shorewood, MN 55331
U.S. Bancorp	404,489	(6)	—	7.8%
FAF Advisors 800 Nicollet Mall, Suite 800 Minneapolis, MN 55402
John W. Prosser	346,881	(7)	10,499	6.9%
6358 Oxbow Bend Chanhassen, MN 55317
Jeffrey B. Murphy	26,978		208,674	4.4%
Alfred L. LaTendresse	48,224	(8)	67,500	2.2%
Keith D. Krueger	19,540		37,250	1.1%
William J. Deters	40,275	(9)	10,499	1.0%
Patricia M. Sheveland	4,599		39,294	*
David M. Dietz	258		29,500	*
John O. Goodwyne	14,418		12,999	*
Gregory D. Koschinska	8,400		12,999	*
All executive officers and directors as a group (11 persons)	1,410,367		429,214	32.8%

*	Indicates ownership of less than 1%.

(1)	Unless noted, each person or group identified possesses sole voting and investment power with respect to such shares.

(2)	Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days of November 6, 2007 are treated as outstanding only when determining the amount and percent owned by such person.

(3)	Based on a Schedule 13F dated September 30, 2007 filed with the Securities and Exchange Commission.

(4)	Based on a Schedule 13F dated June 30, 2007 filed with the Securities and Exchange Commission.

(5)	Includes 127,332 shares held jointly by Mr. Prosser with his wife. Also includes 6,905 shares held by the David C. Prosser 1995 Unitrust and 11,908 shares held by the David C. Prosser 1996 Unitrust. Mr. Prosser’s daughter, Pamela Prosser Snyder, is the trustee of each of the above-mentioned Unitrusts.

(6)	Based on a Schedule 13F dated June 30, 2007 filed with the Securities and Exchange Commission.

(7)	Includes: (i) 31,725 shares owned by Polly Jane Wolner Children’s Trust; and (ii) 5,775 shares owned by Polly J. Wolner 1994 Irrevocable Trust for which John W. Prosser acts as trustee. John W. Prosser disclaims any beneficial ownership for shares held by these trusts.

(8)	Includes 11,500 shares owned by Mr. LaTendresse’s wife and 2,625 shares held by a trust for Mr. LaTendresse’s child, with respect to which Mr. LaTendresse disclaims beneficial ownership.

(9)	Includes 20,675 shares owned by W.G. Securities Limited partnership, 100% owned by Mr. Deters and his wife and 19,600 shares owned by Deters Charitable Remainder Unit Trust, for which Mr. Deters serves as the Trustee.

DESCRIPTION OF RTW, INC.

About RTW

RTW, based in Bloomington, Minnesota, is a leading provider of products and services to manage insured and self-insured workers’ compensation, disability and absence programs. RTW provides these services, primarily directed at workers’ compensation to:

•	employers insured through its wholly-owned insurance subsidiaries, American Compensation Insurance Company (“ACIC”) and Bloomington Compensation Insurance Company (“BCIC”);

•	self-insured employers on a fee-for-service basis;

•	state assigned risk plans on a percent of premium basis;

•	other insurance companies; and

•	agents and employers on a consulting basis, charging hourly fees.

RTW developed two proprietary systems to manage disability and absence:

•	ID15®, designed to quickly identify those injured employees who are likely to become inappropriately dependent on disability system benefits, including workers’ compensation; and

•	RTW Solution®, designed to lower employers’ disability costs and improve productivity by returning injured employees to work as soon as safely possible.

RTW supports these proprietary management systems with state-of-the-art technology and talented people dedicated to its vision of transforming people from absent or idle to present and productive. ACIC writes workers’ compensation insurance for employers primarily in Minnesota, Colorado and Michigan, but is growing in new markets including, among others, Florida, Texas, Kansas, Connecticut, North Carolina and Iowa. BCIC offers workers’ compensation insurance to selected employers in Minnesota and Colorado.

In addition, through its Absentia® division, RTW has expanded and provides non-insurance products and service offerings on a national basis. RTW’s services are effective across many industries.

DESCRIPTION OF ROCKHILL HOLDING COMPANY

About Rockhill Holding Company

Rockhill Holding Company, based in Kansas City, Missouri, is an insurance holding company writing specialty property and casualty business through its two insurance company subsidiaries, Rockhill Insurance Company and Plaza Insurance Company. Rockhill Insurance Company, an Excess & Surplus lines carrier approved in 48 states, is domiciled in Arizona and serves specialty niches, including Southeast wind, earthquake/difference in condition, residential contractors and commercial umbrella. Plaza Insurance Company (f/k/a National Alliance Insurance Company and acquired by Rockhill in June 2007) is a Missouri-domiciled property and casualty carrier admitted in 38 jurisdictions and will serve the surety, umbrella, and other specialty property and casualty markets. Rockhill Insurance Company is rated A- by A.M. Best and wrote over $100 million in premiums in 2006. As of June 30, 2007, Rockhill Insurance Company has total assets of $190 million and capital of $129 million.

DESCRIPTION OF ROCKHILL ACQUISITION CORPORATION

About Rockhill Acquisition Corporation

Rockhill Acquisition Corporation is a wholly-owned indirect subsidiary of Rockhill organized under the laws of Minnesota. It was incorporated in September 2007 solely for purposes of the merger and is engaged in no other business.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public shareholders of the Company and no public participation in any future meeting of the Company. However, if the merger is not completed, our 2008 annual meeting of shareholders is expected to be held on or about June 18, 2008, and proxy materials in connection with that meeting are expected to be mailed on or about April 30, 2008. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in our proxy statement for our 2008 annual meeting of shareholders is January 3, 2008. Additionally, if we receive notice of a shareholder proposal outside the processes of Rule 14a-8 after January 3, 2008, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e).

WHERE YOU CAN FIND MORE INFORMATION

RTW files annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The filings of RTW with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

Your Vote Is Important. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided, or vote by telephone or through the Internet as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the special meeting.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
DATED AS OF SEPTEMBER 20, 2007
AMONG
ROCKHILL HOLDING COMPANY,
ROCKHILL ACQUISITION CORPORATION
AND
RTW, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of the 20th day of September, 2007, by and among Rockhill Holding Company, a Delaware corporation (“Parent”), Rockhill Acquisition Corporation, a Minnesota corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and RTW, INC., a Minnesota corporation (“Company”).

WHEREAS, each of Parent, Merger Sub and Company desires to enter in to a transaction whereby Merger Sub will merge with and into Company (the “Merger”), with Company being the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has approved the Merger, the Agreement and the transactions contemplated therein in accordance with the provisions of the Minnesota Business Corporations Act (the “MBCA”) and determined the Merger is advisable and in the best interests of its shareholders upon the terms and conditions set forth herein and in accordance with the MBCA (Company, following the effectiveness of the Merger, being hereinafter sometimes referred to as the “Surviving Corporation”); and

WHEREAS, the Board of Directors of Parent, Merger Sub and Company each have approved this Agreement and the Merger pursuant to which Merger Sub will merge with and into Company and each outstanding share of Company common stock, no par value per share (“Company Stock”), excluding any Company Dissenting Shares (as defined below), will be converted into the right to receive the Merger Consideration (as defined in Section 2.2(b)) upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the respective covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

Except as otherwise expressly provided for in this Agreement, or unless the context otherwise requires, as used throughout this Agreement the following terms shall have the respective meanings specified below:

“ACIC” means American Compensation Insurance Company, a wholly owned subsidiary of Company.

“Affiliate” of, or a Person “Affiliated” with, a specific Person(s) is a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person(s) specified.

“Affiliated Group” means, with respect to any entity, a group of entities required or permitted to file consolidated, combined or unitary Tax Returns (as defined herein).

“Articles of Merger” has the meaning set forth in Section 3.2.

“BCIC” means Bloomington Compensation Insurance Company, a wholly owned subsidiary of ACIC.

“Benefit Arrangements” has the meaning set forth in Section 4.20(b).

“Book Entry Shares” has the meaning set forth in Section 2.5(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York and Minnesota are required or authorized by law to be closed.

“Certificates” has the meaning set forth in Section 2.5(b).

“Closing” means the consummation of the Merger provided for in Article 2 of this Agreement on the Closing Date (as defined herein) at the offices of Rockhill Holding Company, 700 West 47th Street, Suite 350, Kansas City, Missouri 64112, or at such other place as the parties may agree upon.

“Closing Date” means the date that is no later than the second business day following the day on which the last of the conditions specified in Articles 9, 10 and 11 (excluding, for purposes of this definition, conditions that, by their terms, are to be satisfied on the Closing Date) have been fulfilled or waived (if permissible) or such other date as the parties may agree upon.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 401(k) Plan” means the RTW, Inc. KSOP Plan.

“Company Disclosure Letter” means that letter designated as such that has been delivered by Company to Parent prior to the execution and delivery of this Agreement.

“Company Dissenting Shares” has the meaning set forth in Section 2.2(b).

“Company Option List” has the meaning set forth in Section 4.2(a).

“Company Patents” has the meaning set forth in Section 4.25(b).

“Company Property” has the meaning set forth in Section 4.12(b).

“Company Registered IP” has the meaning set forth in Section 4.25(b).

“Company Registered Marks” has the meaning set forth in Section 4.5(b).

“Company SEC Documents” has the meaning set forth in Section 4.5(a).

“Company Shareholders’ Meeting” means the meeting of Company’s shareholders referred to in Section 6.6.

“Company Stock” has the meaning set forth in the second recital of this Agreement.

“Company Stock Option Plans” means, collectively, the 1994 Stock Plan, as amended, the 2005 Stock Plan, as amended and the 1995 Employee Stock Purchase Plan and Trust.

“Company Stock Option” means any option or right to acquire Company Stock, or stock appreciation right payable in cash issued pursuant to Company Stock Option Plans.

“Company Supplied Information” has the meaning set forth in Section 4.24.

“Competing Transaction” has the meaning set forth in Section 6.1(m).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated June 28, 2007 by and between Rockhill Insurance Company and Company.

“Copyrights” has the meaning set forth in Section 4.25(a).

“E&Y” means Ernst & Young LLP, Company’s independent public accountants.

“Effective Time of the Merger” means the date upon which the Articles of Merger is filed with the Secretary of State of the State of Minnesota, or at such time thereafter as shall be agreed to by the parties and specified in the Articles of Merger.

“Employee Plans” has the meaning set forth in Section 4.20(a).

“Encumbrance” shall mean any option, pledge, security interest, lien, charge, encumbrance or restriction (whether on voting or disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

“Environmental Regulations” has the meaning set forth in Section 4.12(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” has the meaning set forth in Section 4.20(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means a bank or trust company that the parties will designate.

“Exchange Fund” has the meaning set forth in Section 2.5(a) hereof.

“Executive Employment Agreement” means the existing employment agreement between the Company and its President and Chief Executive Officer.

“Expenses” has the meaning set forth in Section 14.1 hereof.

“Financial Statements of Company” means the financial statements of Company consisting of the balance sheets as of December 31, 2004, 2005 and 2006, the related statements of income, shareholders’ equity and cash flows for the years then ended and the related notes thereto and related opinions of E&Y thereon for the years then ended, and any interim financial statements since December 31, 2006, filed as part of the SEC Documents.

“GAAP” means United States generally accepted accounting principles consistently applied during the periods involved.

“Governmental Entity” means any court, tribunal or judicial or arbitral body in any jurisdiction or any United States federal, state, municipal or local or any foreign or other governmental, regulatory or administrative authority, agency or instrumentality.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Materials” has the meaning set forth in Section 4.12(b).

“Indemnified Liabilities” has the meaning set forth in Section 7.4(a).

“Indemnified Parties” has the meaning set forth in Section 7.4(a).

“Intellectual Property” has the meaning set forth in Section 4.25(a).

“IRS” means the Internal Revenue Service.

“KBW” means Keefe, Bruyette & Woods, Inc. the Company’s investment banker.

“KBW Agreement” means the letter agreement dated January 19, 2007 between Company and KBW.

“Laws” means all federal, state, local or foreign or provincial laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements of or undertaking to or agreement with any Governmental Entity, including common law.

“MBCA” has the meaning set forth in the second recital of this Agreement.

“Marks” has the meaning set forth in Section 4.25(a)

“Material Adverse Effect” means any circumstance, change in or effect on Company, ACIC, BCIC or the Surviving Corporation (1) that is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), business, properties, assets, liabilities, prospects, or results of operations of Company, ACIC, BCIC or the Surviving Corporation, taken as a whole, or (2) that materially impairs or would reasonably be expected to materially impair the ability of Company to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded the effect of: (i) any change in GAAP, Statutory Accounting Policies, or regulatory accounting requirements applicable to the insurance industry generally but not such changes that have a disproportionate effect on the Company, (ii) any general social, political, economic, environmental or natural condition, change, effect, event or occurrence the effects of which are not specific or unique to Company, including changes in prevailing interest rates, currency exchange rates or general global economic or global market conditions, (iii) any failure by the Company to meet any published projections, forecasts, or predictions of revenue or earnings for any period, (iv) any loss or threatened loss of business from any agents, brokers, or customers of the Company or its Subsidiaries caused by the announcement or the pendency of the transactions contemplated by this Agreement, (v) any action or omission by Company expressly permitted under this Agreement including the public announcement of the transactions contemplated by this Agreement, (vi) any expenses incurred in connection with this Agreement or the transactions contemplated hereby, and (vii) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under contracts or plans in existence on the date of this Agreement and disclosed in the Company Disclosure Letter.

“Merger” has the meaning set forth in the first recital of this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.2(a).

“Other Incentive Plans” has the meaning set forth in Section 12.1(c)(ii).

“Patents” has the meaning set forth in Section 4.25(a).

“Person” means any individual, corporation, association, partnership, limited liability company, trust, joint venture, other entity, unincorporated organization, government or governmental department or agency.

“Proxy Statement” means the Proxy Statement, together with any supplements thereto, that is used to solicit proxies for the Company Shareholders’ Meeting in connection with the Merger.

“Representatives” has the meaning set forth in Section 6.1(m).

“Scheduled Contract” has the meaning set forth in Section 4.15.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Statutory Accounting Policies” means the statutory accounting practices prescribed or permitted by the Minnesota Department of Commerce for determining and reporting the financial condition and results of operations of insurance companies and determining the solvency of insurance companies under Minnesota law as set forth in the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual, version effective January 1, 2006 as adopted by the Minnesota Department of Commerce.

“Subsidiary” of a Person means any corporation, partnership, limited liability company or other business entity of which more than 25% of the voting power is owned or controlled by such Person.

“Superior Proposal” has the meaning set forth in Section 6.1(m).

“Surviving Corporation” has the meaning set forth in the first recital of this Agreement.

“Tank” has the meaning set forth in Section 4.12(b).

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, premium taxes, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, corporation and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and (iii) any transferred liability in respect of any items described in clauses (i) or (ii).

“Tax Returns” means all material returns, sales and use returns, declarations, reports, information returns, statements, elections, disclosures and schedules required to be filed in respect of any Taxes (including any attachments thereto or amendments thereof).

“Termination Fee” has the meaning set forth in Section 13.2(b).

“Trade Secrets” has the meaning set forth in Section 4.25(a).

“Transaction-Related Expenses” means all expenses incurred by Company in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including without limitation, the HSR Act filing fees, fees of Representatives, including KBW, and all related other fees and expenses or agents, representatives, counsel and accountants employed by Company or its Subsidiaries or Affiliates from the date of this Agreement. “Transaction-Related Expenses” does not include: (i) payments to any officer, director or employee permitted under Article 12 hereof; (ii) legal and other expenses including additional investment banking and other fees related to Company’s response in the event of a third party’s proposal that might be considered or lead to a Competing Transaction or Superior Proposal; or (iii) legal or other costs and expenses related to Company’s response to any claim, action, suit, proceeding or investigation of any Governmental Entity or any third party based in whole or in part, or arising from in whole or in part, this Agreement, or regulatory or other approvals or investigations or inquiries related to this Agreement and the transactions contemplated by this Agreement.

ARTICLE 2.

TERMS OF MERGER

2.1.  Effect of Merger and Surviving Corporation.  At the Effective Time of the Merger, Merger Sub will be merged with and into Company pursuant to the terms, conditions and provisions of this Agreement and in accordance with the applicable provisions of the MBCA, and the separate corporate existence of Merger Sub shall cease. The Merger will have the effects set forth in the MBCA.

2.2. Stock of Company.  Subject to Section 2.6, each share of Company Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, without any further action on the part of Company or the holders of such shares, be treated on the basis set forth in this Section 2.2.

(a) Cancellation of Parent Owned Stock.  At the Effective Time of the Merger, any share of the Company Stock held by the Company as treasury stock, held by ACIC or BCIC, or owned by Parent or Merger Sub shall be automatically cancelled and retired and shall cease to exist and no Merger Consideration shall be delivered therefore.

(b) Conversion of Company Stock.  At the Effective Time of the Merger, each issued and outstanding share of Company Stock (other than shares that will converted into the right to receive the consideration determined under Section 12.2(a), shares that will be cancelled in accordance with Section 2.2(a) and any Company Dissenting Shares) shall be automatically canceled and cease to be an issued and outstanding share of Company Stock and be converted into the right to receive per share consideration (the “Merger Consideration”) in cash in the amount of $12.45.

(c) Company Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock that are issued and outstanding as of the Effective Time of the Merger and that are held by a shareholder of Company who has properly exercised such holder’s dissenters’ rights under the MBCA (the “Company Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to dissent from the Merger under the MBCA, but will be converted to the right receive such consideration as may be determined to be due with respect to such Company Dissenting Shares pursuant to and subject to the requirements of the MBCA. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right at the Effective Time of the Merger, each share of such holder’s Company Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time of the Merger, the right to receive, without any interest thereon, the Merger Consideration. Company shall give Parent (i) prompt notice of any notice or demands for appraisal or payment for shares of Company Stock received by Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands or notices. Company shall not, without the prior written consent of Parent, or as required by MBCA, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

2.3.  Company Stock Options.  Each Company Stock Option outstanding as of the Effective Time of the Merger shall be treated in accordance with Section 12.2.

2.4.  Effect on Merger Sub Stock.  At the Effective Time of the Merger, each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

2.5.  Exchange Procedures.

(a) At the Effective Time of the Merger, Parent shall deposit with the Exchange Agent for the benefit of the holders of shares of Company Stock outstanding immediately prior to the Effective Time of the Merger, for exchange in accordance with this Section 2.5 through the Exchange Agent, cash in the amount of the Merger Consideration payable to such holders of Company Stock pursuant to Section 2.2 in exchange for their shares of Company Stock (collectively, the “Exchange Fund”).

(b) Parent shall direct the Exchange Agent to mail, promptly after the Effective Time of the Merger, to each holder of record of shares of Company Stock that are represented by (x) a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding shares of Company Stock (the “Certificates”) or (y) an entry to that effect in the shareholder records maintained on behalf of Company by the Company stock transfer agent (the “Book Entry Shares”), whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.2 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (if any) shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and Company may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates or authorizing transfer and cancellation of Book Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, or authorizing transfer of Book Entry Shares, together with such letter of transmittal, duly executed, the holder of such shares of Company stock shall be entitled to receive in exchange therefore the amount of the Merger Consideration that such holder has the right to receive pursuant to Section 2.2 hereof, and any Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.5, each Certificate and any Book Entry Shares shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration to be paid in consideration therefore upon surrender of such Certificate or transfer of the Book Entry Shares, as the case may be, as contemplated by this Section 2.5. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Company Stock that are not Book Entry Shares should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder shall, if required by Parent or Exchange Agent, deliver in lieu thereof a bond in form and substance and with surety reasonably satisfactory to Parent and shall be entitled to receive the Merger Consideration to be paid in consideration therefore in accordance with Section 2.2 hereof.

(c) If, after the Effective Time of the Merger, Certificates or Book Entry Shares are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Agreement.

(d) Any portion of the Exchange Fund that remains undistributed to the shareholders of Company following the passage of twelve months after the Effective Time of the Merger shall be delivered to the Surviving Corporation, upon demand, and any shareholders of Company who have not theretofore complied with this Section 2.5 shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for the Merger Consideration payable in consideration for any Certificate or transfer of any Book Entry Shares.

(e) Except as otherwise required by Law, neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Stock for such cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.6.  Adjustments.  If after the date hereof and on or prior to the Effective Time of the Merger but subject to the prior written consent of Parent, the outstanding shares of Company Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur, the Merger Consideration shall be adjusted accordingly to provide to the holders of Company Stock the same economic effect as contemplated by this Agreement prior to such event.

2.7.  Directors of Surviving Corporation.  At the Effective Time of the Merger, the Board of Directors of the Surviving Corporation shall be comprised of the persons serving as directors of Merger Sub immediately prior to the Effective Time of the Merger. Such persons shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

2.8.  Executive Officers of Surviving Corporation.  At the Effective Time of the Merger, the executive officers of the Surviving Corporation shall be comprised of the persons serving as executive officers of Merger Sub immediately prior to the Effective Time of the Merger. Such persons shall serve until the earlier of their resignation or termination.

2.9.  No Further Ownership Rights in Stock.  All Merger Consideration delivered upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to ownership of such shares of stock. At and after the Effective Time of the Merger, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time of the Merger, and upon delivery of the Merger Consideration upon surrender for exchange of Company Stock, each such share of Company Stock shall be canceled.

2.10.  Articles of Incorporation and Bylaws.  The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time of the Merger shall be the articles of incorporation of the Surviving Corporation. The bylaws of Merger Sub as in effect immediately prior to the Effective Time of the Merger shall be the bylaws of the Surviving Corporation.

ARTICLE 3.

THE CLOSING

3.1.  Closing Date.  The Closing shall take place on the Closing Date.

3.2.  Articles of Merger.  Subject to the provisions of this Agreement, a certificate of merger (the “Articles of Merger”) shall be duly prepared, executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Minnesota for filing, as provided in the MBCA, on the Closing Date.

3.3.  Further Assurances.  At the Closing, the parties hereto shall deliver, or cause to be delivered, such documents or certificates as may be necessary in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF COMPANY

The following representations and warranties by Company to Parent and Merger Sub are qualified by the Company Disclosure Letter. The Company Disclosure Letter shall refer to the representation or warranty to which exceptions or matters disclosed therein relate except that an exception or matter disclosed with respect to one representation or warranty shall also be deemed disclosed with respect to each other warranty or representation to which the exception or matter reasonably relates. The inclusion of any item in the Company Disclosure Letter shall not be deemed an admission that such item is a material fact, event or circumstance or that such item has or had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.1.  Incorporation, Standing and Power.  Each of Company, ACIC and BCIC has been duly organized, are validly existing and in good standing as a corporation under the laws of the State of Minnesota. Each of the Company, ACIC and BCIC have all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company, ACIC and BCIC is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Company has delivered to Parent true and correct copies of the Company’s articles of incorporation and bylaws, ACIC’s articles of incorporation and bylaws, and BCIC’s articles of incorporation and bylaws, respectively, as currently in effect.

4.2.  Capitalization.

(a) As of the close of business on September 19, 2007, the authorized capital stock of Company consists of 12,500,000 shares of Company Stock, of which 5,174,845 shares of common stock are outstanding, and 4,750,000 shares of preferred stock, 250,000 shares have been authorized and none of which are outstanding. All of the outstanding shares of Company Stock are validly issued, fully paid and nonassessable. Except for Company Stock Options covering 580,381 shares of Company Stock granted pursuant to the Company Stock Option Plans, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of preferred stock, Company Stock nor any securities convertible into such stock, and Company is not obligated to issue any additional shares of its common stock, preferred stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock. Section 4.2(a) of the Company Disclosure Letter is a list (the “Company Option List”) setting forth the name of each holder of a Company Stock Option, the number of shares of Company Stock covered by each such option, the vesting schedule of each such option, the exercise price per share and the expiration date of each such option.

(b) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Company may vote are issued and outstanding.

(c) There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company is otherwise aware with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(d) No holder of securities in the Company or any of its Subsidiaries has any right to have such securities registered by the Company or any of its Subsidiaries, as the case may be.

4.3.  Subsidiaries.  Company has one wholly owned Subsidiary, namely, American Compensation Insurance Company (“ACIC”), a Minnesota corporation. ACIC has one wholly owned Subsidiary, namely, Bloomington Compensation Insurance Company (“BCIC”), a Minnesota corporation. None of Company, ACIC and BCIC has any Subsidiaries other than the Subsidiaries set out in this Section 4.3. The authorized capital stock of ACIC consists of 5,000,000 shares of common stock of which 1,000,000 shares are outstanding and held by the Company. The authorized capital stock of BCIC consists of 5,000,000 shares of common stock of which 666,667 shares are outstanding and held by the Company. All such shares of Subsidiaries are validly issued, fully paid and non-assessable, and are clear of all Encumbrances. Other than Subsidiaries and securities held in its respective investment portfolio, none of the Company, ACIC or BCIC own any equity interest in any Person.

4.4.  Financial Statements.  Company has previously furnished to Parent a copy of the Financial Statements of Company. The Financial Statements of Company: (a) present fairly, in all material respects, the financial condition of Company as of the respective dates indicated and its statements of operations and changes in shareholders’ equity and cash flows, for the respective periods then ended; and (b) have been prepared in accordance with GAAP consistently applied. The Company has delivered to Parent a copy of the statutory financial statements (including the annual reports filed with the Governmental Entities with jurisdiction over the Company and its Subsidiaries) for the years ended December 31, 2004, 2005 and 2006 and the financial statements for the three and six month period ended June 30, 2007. Each such statutory financial statement presents fairly and in accordance with Statutory Accounting Policies and practices prescribed or permitted by the appropriate regulatory agency of each state in which the statutory financial statements have or may be required to be filed, the financial position of each of ACIC and BCIC as of the date of each such referenced period. The amounts shown in the statutory financial statements reserves and liabilities for past and future insurance contract claims and expenses were computed (i) in all material respects in accordance with generally accepted actuarial standards consistently applied as in effect on such dates; (ii) in compliance with applicable Laws, and (iii) consistent with actuarial assumptions used to compute corresponding statutory financial statements.

4.5.  Reports and Filings.

(a) Except as set forth in Section 4.5(a) of Company Disclosure Letter, Company has filed all required forms, reports, proxy statements, schedules, registration statements and other documents with the SEC since December 31, 2003 (the “Company SEC Documents”). As of their respective dates of filing with the SEC (or, if amended, supplemented or superseded by a filing prior to the date hereof, as of the date of such filing), the Company SEC Documents, including any financial statements or schedules included or incorporated by reference therein, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents, including any financial statements or schedules included or incorporated by reference therein, when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded or amended by a Company SEC Document filed subsequently and prior to the date hereof. The financial statements of Company included in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(b) The Company has heretofore made, and hereafter will make, available to Parent a complete and correct copy of any amendments or modifications that are required to be filed with or submitted to the SEC but have not yet been filed with or submitted to the SEC to agreements, documents or other instruments that previously had been filed with or submitted to the SEC by the Company pursuant to the Exchange Act.

(c) Each Company SEC Document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification was true and accurate.

(d) Except as set forth in Section 4.5(d) of the Company Disclosure Letter, since December 31, 2003, neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. No attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

4.6.  Authority of Company.  The execution and delivery by Company of this Agreement and, subject to the requisite approval of the shareholders of Company of this Agreement and the Merger, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company including, without limitation, the vote of the Board of Directors of Company (which vote was unanimous) approving this Agreement and the Merger. This Agreement is a valid and binding obligation of Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, fraudulent transfer, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Neither the execution and delivery by Company of this Agreement, the consummation of the transactions contemplated herein, nor compliance by Company with any of the provisions hereof, will: (a) conflict with or result in a breach of any provision of its Articles of Incorporation, as amended, or bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any Scheduled Contract; (c) result in the creation or imposition of any Encumbrance on any of the material properties or assets of Company; or (d) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Company or any of its properties or assets, except with respect to clauses (b), (c) and (d), for such violations, breaches, defaults or Encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect. No consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of Company is required in connection with the execution and delivery by Company of this Agreement or the consummation by Company of the Merger or the other transactions contemplated hereby or thereby, except (i) under the Exchange Act (including the filing of the Proxy Statement with the SEC); (ii) the necessary filings, applications and notices to and approvals and consents, if any, of the departments of the states charged with the regulation of insurance in the states in which the Company, ACIC or BCIC are licensed or authorized to do business; (iii) such other filings or notifications as may be required under federal or state securities law or the rules and regulations of NASDAQ Global Select market; (iv) such other consents, approvals, waivers, orders, authorizations, registrations, declarations and filings, which if not obtained or made would not, individually or in the aggregate, materially affect the ability of the Company to consummate the Merger, (v) applicable filings, notifications, approvals or consents under the HSR Act; and (vi) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate documents with relevant authorities of other states in which the Company is qualified to do business.

4.7.  Insurance.  Set forth in Section 4.7 of the Company Disclosure Letter is a list, as of the date hereof, of all policies of insurance carried and owned by Company and which are in force on the date hereof. No insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaimed liability thereunder. Company is not in default under any such policy or bond that is material to the operations of Company and all material claims thereunder have been filed in a timely fashion.

4.8.  Personal Property.  Company has good title to all its properties and assets owned or stated to be owned by Company, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of Company; (b) for Encumbrances for current taxes not yet due; (c) for Encumbrances incurred in the ordinary course of business; or (d) for Encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of Company.

4.9.  Real Estate.  None of Company, ACIC or BCIC own real property. Company, ACIC and BCIC each have a valid leasehold interest in all real property leased by the Company as described in Section 4.9 of the Company Disclosure Letter, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) for current taxes not yet due and payable; and (c) for such Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property.

4.10.  Litigation.  Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as set forth in the Company Disclosure Letter, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Company, threatened, against or affecting Company, ACIC or BCIC as to which there is a significant possibility of an adverse outcome that would, individually or in the aggregate, have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against Company, ACIC or BCIC having or that would have, individually or in the aggregate, a Material Adverse Effect. To the Company’s Knowledge, there are no judgments, decrees, stipulations or orders against Company or enjoining its directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

4.11.  Taxes.  Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) (i) All Tax Returns required to be filed by or on behalf of Company and its subsidiaries or the Affiliated Group(s) of which Company or a Subsidiary of Company is or was a member, have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct; (ii) all Taxes due and payable by or on behalf of Company or its Subsidiaries, either directly, as part of an Affiliated Group Tax Return, or otherwise, have been fully and timely paid, except to the extent adequately reserved therefore in accordance with GAAP or applicable regulatory accounting principles or banking regulations consistently applied on the Company balance sheet, and adequate reserves or accruals for Taxes have been provided in the Company balance sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (iii) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing authority by or on behalf of Company, its Subsidiaries, or any Affiliated Group(s) of which the Company or any of its Subsidiaries is or was a member.

(b) The Company and each of its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from any salaries, wages or other compensation or amounts paid to any employee, independent contractor, creditor, shareholder or other third party and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(c) The Company and each of its Subsidiaries has furnished to Parent true and correct copies of (i) all income Tax Returns of Company relating to all taxable periods beginning after December 31, 2001; and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to Company and each of its Subsidiaries with respect to its income, assets or operations.

(d) No written claim has been made by a taxing authority in a jurisdiction where Company or any of its Subsidiaries does not file an income, sales, use or franchise Tax Return such that Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(e) Except as set forth in Section 4.11(e) of the Company Disclosure Letter: (i) All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including Company, or any of its Subsidiaries, have been fully paid and, to the knowledge of the Company and each of its Subsidiaries, there are no other audits or investigations by any taxing authority in progress, nor has Company or any of its Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit or investigation; (ii) no requests for a ruling or a determination letter are pending with any taxing authority; and (iii) no issue has been raised in writing by any taxing authority in any current or prior examination that, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against Company or any of its Subsidiaries for any subsequent taxable period. There are no liens for Taxes (other than Taxes not yet due or payable) upon any assets of the Company or any of its Subsidiaries.

(f) Except as set forth in Section 4.11 (f) of the Company Disclosure Letter, neither Company nor any of its Subsidiaries are a party to any tax allocation, indemnification or sharing agreement (or similar agreement or arrangement), whether written or not written, pursuant to which it will have any obligation to make any payments after the Closing.

(g) Neither Company nor any of its Subsidiaries has been a member of an Affiliated Group (other than a group whose common parent was Company).

(h) Neither Company nor any of its Subsidiaries has liability for the Taxes of any person (other than the Company or any subsidiary, as applicable) under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(i) Neither Company nor any of its Subsidiaries has requests for rulings in respect of Taxes pending between Company and any taxing authority.

(j) There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Company or any of its Subsidiaries or their Affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

(k) There are no Encumbrances as a result of any due and unpaid Taxes upon any of the assets of Company or any of its Subsidiaries.

(l) None of the Company or any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable tax treaty or local law) or has otherwise become subject to Tax in a jurisdiction other than the country of its formation, and none of the Company or any of its Subsidiaries that are “U.S. persons” as that term is defined in Section 7701 of the Code has branches in any jurisdiction outside of the United States.

(m) None of the Company or any of its Subsidiaries have participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or have been a “material advisor” or “promoter” (as those terms are defined in “Section 6111 and 6112 of the Code and the Treasury Regulations promulgated thereunder) in (i) any “reportable transaction” within the meaning of Sections 6011, 6662A and 6707A of the Code and the Treasury Regulations promulgated thereunder, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations promulgated thereunder, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations promulgated thereunder.

(n) With respect to any reinsurance contracts to which the Company or any of its Subsidiaries is a party, no facts, circumstances or basis exists under which the IRS could make any reallocation, recharacterization or other adjustment under Section 845(a) of the Code, or make any adjustment arising from a determination that any reinsurance contract had or has a significant tax avoidance effect under Section 845(b) of the Code.

(o) Within the past three years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

4.12.  Compliance with Charter Provisions and Laws and Regulations(a) Company is not in default under or in breach or violation of (i) any provision of its Articles of Incorporation, as amended, or Bylaws, as amended, or (ii) any law, ordinance, rule or regulation promulgated by any Governmental Entity, except, with respect to this clause (ii), for such violations as would not have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Company, no investigation by any Governmental Entity with respect to Company is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not have a Material Adverse Effect.

(b) Each of the Company, ACIC and BCIC (i) in compliance with all Environmental Regulations; (ii) has not generated, used, stored, transported, disposed of, or arranged for the disposal of Hazardous Materials, with the exception of common cleaning materials which may have de minimus amounts of Hazardous Materials, if such materials were used, maintained, and disposed of in compliance with all Environmental Regulations, (iii) there are no Tanks on or about Company Property; (iv) there are no Hazardous Materials on, below or above the surface of, or migrating to or from Company Property; and (v) without limiting Section 4.10 hereof or the foregoing representations and warranties contained in clauses (i) through (v), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against Company and there is no material outstanding judgment, order, writ, injunction, decree, or award against or affecting Company Property. For purposes of this Agreement, the term “Environmental Regulations” shall mean all Laws, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation, those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. “Company Property” shall mean real estate currently owned or leased by Company, ACIC or BCIC. “Tank” shall mean treatment or storage tanks, gas or oil wells and associated piping transportation devices. “Hazardous Materials” shall mean any substance: (1) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; (2) that is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, et seq.); the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); and all comparable state and local laws; (3) the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, that con tains gasoline, diesel fuel or other petroleum hydrocarbons; or (4) polychlorinated biphenyls (PCBs), asbestos, lead-containing paints or urea formaldehyde foam insulation.

4.13.  Employees.  There are no controversies pending or, to the Company’s knowledge, threatened between Company, ACIC or BCIC and any of their respective employees that could reasonably be expected to have a Material Adverse Effect. None of the Company, ACIC and BCIC is a party to any collective bargaining agreement with respect to any of their respective employees or any labor organization to which employees or any of them belong, and no union organizing effort is pending or threatened against the Company, ACIC or BCIC.

4.14.  Brokers and Finders.  Except for the obligation to KBW set forth in the KBW Agreement, a copy of which has been delivered to Parent, Company is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

4.15.  Scheduled Contracts.  Except as set forth in Section 4.15 of the Company Disclosure Letter or as disclosed in the Company SEC Documents (each item listed or required to be listed in such Company Disclosure Letter or the Company SEC Documents being referred to herein as a “Scheduled Contract” or “Insurance Contract” pursuant to Section 4.28 hereof), as of the date hereof, none of the Company, ACIC and BCIC is a party or otherwise subject to (other than purchase or sales orders entered into in the ordinary course):

(a) any employment, deferred compensation, bonus or consulting contract that (i) has a remaining term, as of the date of this Agreement, of more than one year in length of obligation on the part of Company and is not terminable by Company within one year without penalty or (ii) requires payment by Company of $100,000 or more per annum;

(b) any advertising, brokerage, distributor, representative or agency relationship or contract requiring payment by Company of $100,000 or more per annum;

(c) any contract or agreement that restricts Company (or would restrict any Affiliate of Company or the Surviving Corporation (including Merger Sub and its Subsidiaries) after the Effective Time of the Merger) from competing in any line of business with any Person;

(d) any lease of real or personal property providing for annual lease payments by or to Company in excess of $100,000 per annum;

(e) any license agreement granting any right to use or practice any right under Intellectual Property (whether as licensor or licensee);

(f) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of Company;

(g) any agreement to acquire equipment or any commitment to make capital expenditures of $100,000 or more;

(h) any agreement for the sale of any material property or assets in which Company has an ownership interest or for the grant of any Encumbrance on any such property or asset, except for investment portfolio transactions in the ordinary course of business;

(i) any agreement for the borrowing of any money and any guaranty agreement;

(j) any partnership or joint venture agreement;

(k) any material agreement that would be terminable other than by Company as a result of the consummation of the transactions contemplated by this Agreement; or

(l) other than agreements entered into in the ordinary course of business, any other agreement of any other kind that involves future payments or receipts or performances of services or delivery of items requiring payment of $100,000 or more to or by Company.

Complete copies of all Scheduled Contracts, including all amendments and supplements thereto, have been delivered or made available to Parent.

4.16.  Performance of Obligations.  Company has performed in all respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any Scheduled Contract to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, except where such failure of performance, breach or default would not individually or in the aggregate have a Material Adverse Effect. Except as set forth in Section 4.16 of the Company Disclosure Letter, to Company’s knowledge, no other party to any Scheduled Contract is in default thereunder.

4.17.  Certain Material Changes.  Except as specifically required, permitted or effected by this Agreement, or as disclosed in the Company SEC Documents, since December 31, 2006, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

(a) any change in methods of accounting or accounting practices, business, or manner of conducting business, of Company;

(b) any other event or development that has had, individually or in the aggregate, a Material Adverse Effect;

(c) any material damage, destruction or other casualty loss (whether or not covered by insurance);

(d) any amendment, modification or termination of any existing, or entry into any new, material contract or permit;

(e) any disposition by Company of a material asset;

(f) or any direct or indirect redemption, purchase or other acquisition by Company of any equity securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of Company Stock whether consisting of money, other personal property, real property or other things of value (except for dividends permitted by Section 6.1(b)).

4.18.  Licenses and Permits.  Each of Company, ACIC and BCIC has all licenses and permits that are necessary for the conduct of its respective business, and such licenses are in full force and effect in all material respects. The respective properties, assets, operations and businesses of Company, ACIC and BCIC are and have been maintained and conducted, in all material respects, in compliance with all such applicable licenses and permits. No proceeding is pending or to the knowledge of the Company, threatened by any Governmental Entity that seeks to revoke or limit any such licenses or permits.

4.19.  Undisclosed Liabilities.  Except for liabilities or obligations that do not individually or in the aggregate have a Material Adverse Effect, none of the Company, ACIC and BCIC has any liabilities or obligations of any nature, either accrued, contingent or otherwise, whether known or unknown, and whether due or to become due, except those (a) reflected or disclosed in the Financial Statements of Company or the statutory financial statements of ACIC or BCIC; (b) incurred subsequent to June 30, 2007 in the ordinary course of business consistent with past practices; or (c) disclosed in the Company Disclosure Letter or Company SEC Documents.

4.20.  Employee Benefit Plans.

(a) Company has previously made available to Parent copies of current documents constituting of each “employee benefit plan,” as defined in Section 3(3) of ERISA, of which Company or any member of the same controlled group of corporations, trades or businesses as Company within the meaning of Section 4001(a)(14) of ERISA (“ERISA Affiliates”) is a sponsor or participating employer or as to which Company or any of its ERISA Affiliates makes contributions or is required to make contributions and which is subject to any provision of ERISA and covers any current or former employee, director, agent or independent contractor, of Company or any of its ERISA Affiliates, together with all amendments thereto, all currently effective and related summary plan descriptions with respect to plans subject to Section 401(a) of the Code, the determination letter from the IRS, the annual reports for the most recent three years (Form 5500 including, if applicable, Schedule B thereto, and Form 11-K, if applicable) and a summary of modifications prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the “Employee Plans,” and are listed in Section 4.20(a) of the Company Disclosure Letter. No Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and neither the Company, its Subsidiaries nor any ERISA Affiliate has at any time sponsored or contributed to, or had any liability or obligation in respect of, any “multiemployer plan” for the five years preceding the date of this Agreement.

Neither the Company nor any of its Subsidiaries has any obligation to provide health, life or other benefits of any kind to any retired or former employee of either the Company of any of its Subsidiaries. Each Employee Plan that is intended to be qualified in form and operation under Section 401(a) of the Code has received a favorable determination opinion or notification letter from the IRS and the associated trust for each such Employee Plan is exempt from tax under Section 501(a) of the Code and Company knows of no fact that would adversely affect the qualified status of any such Employee Plan. No event has occurred that will subject such Employee Plans to any material tax under Section 511 of the Code. All amendments required to bring each Employee Plan into conformity with all of the applicable provisions of ERISA, the Code and all other applicable laws have been made, except to the extent that such amendments that would retroactively cover any period prior to the Effective Time of the Merger are not required to be adopted prior to the Effective Time of the Merger.

(b) Company has previously made available to Parent copies or descriptions of each written or unwritten plan or arrangement maintained or otherwise contributed to, or as to which the Company or any ERISA Affiliate is obligated, by Company or any of its ERISA Affiliates that is not an Employee Plan and that (exclusive of base salary and base wages and any benefit required solely under the law of any state) provides for any form of current or deferred compensation, bonus, stock option, stock awards, stock-based compensation or other forms of incentive compensation, or insurance, profit sharing, benefit, retirement, group health, disability, workers’ compensation, welfare or similar plan or arrangement for the benefit of any particular or class of current or former employees, directors, agents or independent contractors of Company or any of its ERISA Affiliates. Such plans and arrangements are hereinafter collectively referred to as “Benefit Arrangements”), and are listed in Section 4.20(b) of the Company Disclosure Letter. Except as set forth in the Company Disclosure Letter, there has been no increase in the compensation of or benefits payable to any senior executive employee of Company since June 30, 2007, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since June 30, 2007.

(c) With respect to all Employee Plans and Benefit Arrangements, Company and its ERISA Affiliates are in compliance with the terms of such Employee Plans and Benefit Arrangements, the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements. All government reports and filings required by law have been properly and timely filed and all information required to be distributed to participants or beneficiaries has been distributed with respect to each Employee Plan. There is no pending or, to the Company’s knowledge, threatened legal action, proceeding or investigation against or involving any Employee Plan or Benefit Arrangement, other than routine claims for benefits. No “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan that could subject the Company or any person for whom the Company has an obligation to indemnity to liability under Title I of ERISA or to the imposition of tax under Section 4975 of the Code. No Employee Plan is subject to Title IV or Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code. No “reportable event” as defined in ERISA has occurred with respect to any of the Employee Plans. All contributions required to be made to each of the Employee Plans or Benefit Arrangement under the terms of the Employee Plan, Benefit Arrangement and ERISA, the Code or any other applicable Law have been timely made.

4.21.  Corporate Records.  The minute books of Company and each Subsidiary accurately reflect all material corporate actions taken since December 31, 2003 to this date by the respective shareholders, Board of Directors and committees of Company or Subsidiary, as the case may be.

4.22.  Accounting Records and Internal Controls.  The Company has established and maintains a system of internal control over financial reporting regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with generally accepted accounting principles in the United States, including policies and procedures that (i) pertain to the maintenance or records that, in reasonable detail, accurately and fairly reflect the transactions and disposition of assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that the Company and its transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorization of management and the Board of Directors of the Company, and (iii) provide reasonable assurance regarding prevention or detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting to the Company’s independent auditors and the audit committee of the Board of Directors of the Company all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and any fraud, whether or not material, that involves Company management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has established and maintains disclosure controls and procedures to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that its files with the SEC under the Exchange Act and that such material information is accumulated and communicated to the Company’s management for inclusion in such SEC filings.

4.23.  Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Company Stock to adopt this Agreement is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

4.24.  Disclosure Documents and Applications.  None of the information supplied or to be supplied by Company in writing (“Company Supplied Information”) for inclusion in any documents to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement when mailed, with respect to the Company Supplied Information, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.25.  Intellectual Property

(a) As used herein, the term “Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other jurisdiction with respect to the following: (i) trade names, trademarks and service marks (registered and unregistered), domain names and applications to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights and registrations and applications therefore (collectively, “Copyrights”); and (iv) know-how, inventions, discoveries, methods, processes, technical data, specifications, customer lists, in each case that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).

(b) The Company Disclosure Letter sets forth an accurate and complete list of all registered Marks and applications for registration of Marks owned by the Company (collectively, “Company Registered Marks”), the Company Disclosure Letter also sets forth an accurate and complete list of all Patents owned by the Company (collectively, the “Company Patents” and, together with the Company Registered Marks, the “Company Registered IP”). Except as set forth in the Company Disclosure Letter, no Company Registered IP has been or is now involved in any interference, reissue, reexamination, opposition or cancellation proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Except as set forth in the Company Disclosure Letter, the Company Registered IP relating to the Company’s existing products and products currently under development is valid, subsisting and, to the knowledge of the Company, enforceable, and no notice or claim challenging the validity or enforceability or alleging the misuse of any of the Company Registered IP has been received by the Company. Except as set forth in the Company Disclosure Letter, and other than abandoned patent applications or closed patent application files, (i) the Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP, and (ii) all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP have been timely paid.

(c) The Company owns or possesses adequate licenses or other valid rights to use, all of the Intellectual Property that is necessary for the conduct of the Company’s businesses as currently conducted. Except as set forth in the Company Disclosure Letter, none of the Intellectual Property owned by the Company is subject to any outstanding order, judgment, or stipulation restricting the use thereof by the Company.

(d) The rights licensed under each agreement granting to the Company any material right or license under or with respect to any Intellectual Property owned by a third party shall be exercisable by the Surviving Corporation on and after the Closing to the same extent as by the Company prior to the Closing. No loss or expiration of any such agreement is pending or reasonably foreseeable or, to the knowledge of the Company, threatened. Any and all license fees, royalties, or other amounts due with respect to any such licensed Intellectual Property licensed have been paid in full. The Company has not granted to any third party any exclusive rights under any Intellectual Property owned by the Company or otherwise granted any rights under such Intellectual Property outside the ordinary course of business.

(e) The Company has taken reasonable steps to protect its rights in the Intellectual Property owned by the Company and maintain the confidentiality of all material Trade Secrets of the Company.

(f) The Intellectual Property owned by or validly licensed to the Company or its Subsidiaries constitutes all the material Intellectual Property rights necessary for the conduct of their respective businesses as currently conducted and contemplated to be conducted.

(g) To the knowledge of the Company, none of the products or services distributed, sold or offered by the Company, nor any technology, materials or Intellectual Property used, sold, distributed or otherwise commercially exploited by or for the Company, infringes upon, misappropriates or violates any Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction and, to the knowledge of the Company, the Company has not received any notice or claim asserting or suggesting in writing that any such infringement, misappropriation, violation, or dilution, unfair competition or trade practices has occurred. To the knowledge of the Company, except as set forth in the Company Disclosure Letter, (i) no third party is misappropriating or infringing any material Intellectual Property owned by the Company; and (ii) no third party has made any unauthorized disclosure of any material Trade Secrets of the Company.

4.26.  State Takeover Laws.  The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby, and taken such other actions, and such actions are sufficient, to render inapplicable to this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, the Minnesota Control Share Acquisition Act, the Minnesota Business Combination Act, all applicable state takeover statutes and any similar “takeover” or “interested shareholder” Laws.

4.27.  Opinion of KBW.  Company has received the opinion of KBW dated as of the date hereof, to the effect that, based upon and subject to the matters set forth in the opinion, the Merger Consideration is fair from a financial point of view to the holders of the Company Stock.

4.28.  Insurance Matters.

(a) Insurance Subsidiaries and Insurance Contracts.  Each of ACIC and BCIC: (i) is duly licensed or authorized as an insurance company in Minnesota; (ii) duly licensed or authorized or otherwise eligible to act as an insurance company in each other jurisdiction where it is required to be so licensed, authorized or eligible; and (iii) duly licensed, authorized or eligible in Minnesota and each other applicable jurisdiction to write each line of business reported as being written in each Subsidiaries’ statutory financial statements. Each jurisdiction in which each Subsidiary is licensed or authorized under (i) through (iii) of the foregoing sentence is set forth in Section 4.28 of the Company Disclosure Letter, to the extent required by applicable Laws, each insurance contract issued or distributed by each Subsidiary in any jurisdiction since January 1, 2002, is to the extent required by applicable Laws, on a form approved by the applicable insurance department or has been filed and not objected to by such insurance department within the period provided for such objections, and such form complies with applicable Laws.

(b) Underwriting Management and Administration Agreements.  All underwriting management and administration agreements entered into by the Company and its Subsidiaries as now in force are, to the extent required by applicable Laws, in forms acceptable to the applicable insurance departments of applicable jurisdictions (or have been submitted for approval which is pending, or have been filed and not objected to by such insurance departments within the period provided for objection).

(c) Reinsurance and Retrocession.

(i) Each insurance contract, treaty or arrangement (including any facilitative agreements, indemnity agreements, or terminated or expired treaty or agreement under which there remains any outstanding material liability with respect to paid or unpaid case reserves regarding ceding or assumption of reinsurance, coinsurance, excess insurance, or retrocessions) (“Reinsurance Contracts”) to which the Company’s Subsidiaries are a party or by or to which any of them are bound or subject, as each such Reinsurance Contract may have been amended, modified or supplemented is a valid and binding obligation of the parties thereto, is in full force and effect and is enforceable in accordance with its terms, and each such Reinsurance Contract is listed on Section 4.28(c) of the Company Disclosure Letter. Neither the Company’s Subsidiaries nor, to the Company’s Knowledge, any other party thereto, is in default in any material respect, nor to Company’s Knowledge is any default threatened by such party, with respect to any such Reinsurance Contract.

(ii) Each of the Company’s Subsidiaries is entitled under applicable law to take full credit in its statutory financial statements for all amounts recoverable by it pursuant to any Reinsurance Contract, and all such amounts recoverable have been properly recorded in the books and records of account of the Company and its Subsidiaries and are properly reflected in the statutory financial statements. To the Company’s Knowledge, all such amounts recoverable by the Company or any of its Subsidiaries are fully collectible in due course. Neither the Company nor any of its Subsidiaries has received notice that any other party to any Reinsurance Contracts intends not to perform under any such Reinsurance Contracts, and, to the Company’s Knowledge, the financial condition of each other party to each Reinsurance Contract pursuant to which its Subsidiaries have ceded any premiums is not impaired to the extent that a default thereunder is reasonably anticipated.

(d) Insurance Ratings.  As of the date of this Agreement the Company’s Subsidiaries have been assigned a “B++” insurer financial strength rating with a positive outlook by A. M. Best Co. Except as set forth on Section 4.28 of the Company Disclosure Letter, since December 31, 2005 the Company has not been downgraded and, to the Knowledge of the Company as of the date of this Agreement, A. M. Best Co. has not indicated that it intends to lower its rating or put the Company on an “under review” status.

(e) Agents and Brokers.  Except as set forth on Section 4.28 (e) of the Company Disclosure Letter no single agent broker, intermediary, manager or producer employed or engaged by the Company or any of its Subsidiaries (“Producer”) generated more than ten percent (10%) of the aggregate gross written premium of the Company or any of its Subsidiaries during either of the years ended December 31, 2005 or December 31, 2006. To the Company’s Knowledge, except as set forth in Schedule 4.28(e) of the Company Disclosure Letter, each Producer complies in all material respects with applicable Laws regarding such Producer’s authority to engage in the type of insurance activities in which such Producer is engaged and each Producer is duly licensed (including without limitation, the marketing, sale or issuance of any insurance contracts) in each jurisdiction in which such Producer places or sells insurance contracts on behalf of the Company or its Subsidiaries, and each such Producer is duly authorized and appointed by the applicable Subsidiary pursuant to applicable Laws in all material respects. All contracts between any Producer who accounted for more than ten (10%) of the aggregate gross written premiums of the Company or its Subsidiaries during the year ended December 31, 2006 have given or been given written notice of termination or, to the Company’s Knowledge, threatened or been threatened with termination or threatened or been threatened with a substantial reduction in the amount of premiums to be written by such Person on behalf of the Company or its Subsidiaries. There is no dispute pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries by any Producer.

(f) Agreements with Regulators.  Except as set forth in Section 4.28 (f) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any written agreement, consent decree or memorandum of understanding with, or a party, to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or has adopted any policies, procedures, or board resolutions at the request of, any Governmental Entity which restricts the conduct of the business of Company or any of its Subsidiaries, or relates to the Company’s or any of its Subsidiaries’ capital adequacy or risk management policies, nor has the Company or any of its Subsidiaries been advised in writing by any Governmental Entity that is it contemplating any such undertakings.

4.29.  Restrictions on Business Activities.  Except as set forth in Section 4.29 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to or bound by any contract containing any covenant limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business.

4.30.  No Additional Representations.  The Company does not make, and has not made, any representations or warranties relating to the Company or the business of the Company or otherwise in connection with the transactions contemplated hereby other than those expressly set forth in this Agreement that are made by the Company. Without limiting the generality of the foregoing, the Company has not made, and shall not be deemed to have made, any representations and warranties in any presentation of the business of the Company in connection with the transactions contemplated hereby and, accordingly, no statement made in any such presentation shall be deemed a representation or warranty hereunder or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations are not and shall not be deemed to be or to include representations or warranties of the Company. No person has been authorized by the Company to make any representation or warranty relating to the Company, the business of the Company or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by the Company.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Company as follows:

5.1.  Incorporation, Standing and Power.  Parent has been duly organized, is validly existing and in good standing as a corporation under the laws of Delaware. Merger Sub has been duly organized, is validly existing and in good standing as a corporation under the laws of the State of Minnesota. Merger Sub has conducted no business or operations and has no material liabilities other than its obligations under this Agreement.

5.2.  Authority.  The execution and delivery by Parent of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent. The execution and delivery by Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Merger Sub. This Agreement is a valid and binding obligation of Parent and Merger Sub, in each case enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, fraudulent conveyance, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Neither the execution and delivery by Parent or Merger Sub of this Agreement, the consummation of the transactions contemplated herein, nor compliance by Parent and Merger Sub with any of the provisions hereof, will: (a) conflict with or result in a breach of any provision of its respective governing documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which Parent or any Subsidiary of Parent is a party, or by which Parent or any Subsidiary of Parent or any of its properties or assets is bound (except as would not be reasonably likely to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement); or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any Subsidiary of Parent or any of their respective properties or assets. No consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of Parent or any of its Subsidiaries, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by Parent or Merger Sub of this Agreement, or the consummation by Parent and Merger Sub of the Merger or the transactions contemplated hereby, except (i) applicable filings, notifications, approvals or consents under the HSR Act and applicable insurance departments; and (ii) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota.

5.3.  Financing.  Parent has available sufficient cash or other liquid assets or financial resources which may be used to fund the Merger and perform its other obligations hereunder. Parent’s ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining financing therefore, consent of any lender or any other matter.

5.4.  Litigation.  No claim, action, proceeding or investigation is pending or, to the knowledge of Parent, threatened, that seeks to delay or prevent the consummation of, or that would be reasonably likely to materially adversely affect Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

5.5.  Ownership of Merger Sub.  Merger Sub is a direct wholly owned subsidiary of Parent. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

5.6.  Facts Affecting Regulatory Approvals.  To the knowledge of Parent, there is no fact, event or condition applicable to Parent or any of its Subsidiaries which will, or reasonably could be expected to, adversely affect the likelihood of promptly securing the requisite approvals or consents of any Governmental Entity to the Merger.

5.7.  Accuracy of Information Furnished for Company Proxy Statement.  None of the information supplied or to be supplied by Parent in writing (“Parent Supplied Information”) for inclusion in any documents to be filed by Company with the SEC or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement when mailed, with respect to the Parent Supplied Information, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 6.

COVENANTS OF COMPANY PENDING EFFECTIVE TIME OF THE MERGER

Company covenants and agrees with Parent and Merger Sub as follows:

6.1.  Limitation on Conduct Prior to Effective Time of the Merger.  Between the date hereof and the earlier of the Effective Time of the Merger or the termination of the Agreement, except as contemplated by this Agreement and subject to applicable Laws, Company agrees to conduct its business in the ordinary course in substantially the manner heretofore conducted, and Company shall not, without the prior written consent of Parent; which consent shall not be unreasonably withheld or delayed:

(a) issue, sell or grant any Company Stock (except pursuant to the exercise of Company Stock Options outstanding as of the date hereof), any other securities (including long term debt) of Company, or any rights, stock appreciation rights, options or securities to acquire any Company Stock, or any other securities (including long term debt) of Company or enter into any agreements to take any such actions, except that the Company may continue to permit employees that are participants in the 1995 Employee Stock Purchase Plan and Trust (the “ESPP”) as of the date hereof, to continue to participate in the ESPP until the earlier of the Effective Time of the Merger or December 31, 2007, subject to the rules and restrictions of the ESPP, and the Company may issue Company Stock upon the exercise of Company Stock Options pursuant to the ESPP, provided that no employee currently participating in the ESPP may increase his or her payroll deductions, and the Company may not issue more shares than the shares specified in Section 4.2(a) of the Company Disclosure Letter;

(b) (i) declare, set aside or pay any dividend or make any other distribution upon any of the capital stock of Company, or (ii) split, combine or reclassify any shares of capital stock or other securities of Company;

(c) purchase, redeem or otherwise acquire any capital stock or other securities of Company or any rights, options, or securities to acquire any capital stock or other securities of Company (other than the issuance of Company Stock upon the exercise of Company Stock Options that are outstanding as of the date hereof in accordance with their present terms);

(d) except as may be required to effect the transactions contemplated herein, amend its Articles of Incorporation or bylaws;

(e) grant any general or uniform increase in the rate of pay of employees or employee benefits other than in the ordinary course of business consistent with past practices;

(f) except as provided in the Company Disclosure Letter and in Section 12.1, grant any increase in salary, incentive compensation or employee benefits or pay any bonus to any Person or voluntarily accelerate the vesting of any employee benefits, other than payments of bonuses consistent with past practice pursuant to plans in effect on the date hereof and disclosed in the Company Disclosure Letter, increases in salary consistent with past practice to Persons eligible for such salary increases on the regularly scheduled review dates of their employment, provided that the percentage increase in salaries for all such Persons shall not exceed four percent on average and payment of retention bonuses to employees deemed necessary by management;

(g) make any capital expenditure or commitments with respect thereto in excess of $100,000 with respect to any item or project or in the aggregate with respect to any related items or projects, except for capital expenditures described in the Company Disclosure letter and ordinary repairs, renewals and replacements;

(h) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election that is inconsistent with Company’s current tax election practices;

(i) change or make any tax elections or its tax or accounting policies and procedures or any method or period of accounting unless required by GAAP, Statutory Accounting Policies or a Governmental Entity;

(j) grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or holder of 10% or more of the outstanding Company Stock, or any Affiliate of such Person;

(k) close or relocate any principal offices at which business is conducted or open any new principal offices;

(l) except as provided in the Company Disclosure Letter, in Section 12.1 or elsewhere in this Section 6.1, adopt or enter into any new employment agreement with any executive level employee or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except for such amendments as are required by applicable Laws;

(m) initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate or have any discussions with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange or issuance agreement, option agreement, or other similar agreement related to any Competing Transaction or agree to do any of the foregoing, or authorize any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates (the “Representatives”) to take any such action, and will cause the Representatives not to take any such action, and Company shall notify Parent of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. For purposes of this Agreement, “Competing Transaction” shall mean any of the following involving Company and any Person other than Parent or any of its Affiliates: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Company representing 15% or more of the consolidated assets of Company; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 15% or more of the voting power of Company; or a tender offer or exchange offer for at least 15% of the outstanding shares of Company. Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than Parent) conducted heretofore with respect to any of the foregoing. Company shall take the necessary steps to inform promptly the appropriate individuals or entities referred to above of the obligations undertaken in this Section. Company shall notify Parent within 48 hours of the receipt of any such inquiries, proposals or offers, the request for any such information, or the initiation or continuation of any such negotiations or discussions which are sought to be initiated or continued with Company. Notwithstanding any other provision in this Section 6.1(m), prior to the duly convened meeting of the shareholders of the Company required by Section 6.6, and subject to compliance with the other terms of this Section 6.1(m), and to first entering into a confidentiality agreement having confidentiality provisions that are no less favorable to Company than those contained in the Confidentiality Agreement, the Board of Directors of Company shall be permitted to engage in discussions or negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written proposal for a Competing Transaction by such Person first made after the date hereof which the Board of Directors of Company concludes in good faith (after consultation with its financial advisor) constitutes or is reasonably likely to result in a Superior Proposal (as defined below), or to recommend such Superior Proposal to the holders of Company Stock, if and only to the extent that the Board of Directors of Company reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable law; provided, that Company and the Board of Directors of Company shall have given Parent at least 48 hours prior notice of its intent to do so before ta king any such action; provided, further, that Company and the Board of Directors of Company shall keep Parent informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis. Parent has the right to meet any such proposal for a Competing Transaction at any time prior to the Board of Directors of Company making a determination that the Competing Transaction is a Superior Proposal. For purposes of this Agreement, “Superior Proposal” shall mean a bona fide written proposal for a Competing Transaction which the Board of Directors concludes in good faith, after consultation with its financial advisor and its legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal is more favorable to the Company’s shareholders from a financial point of view, than the transactions contemplated by this Agreement. Provided, that, for purposes of this definition of “Superior Proposal” the term Competing Transaction shall have the meaning assigned to such term in this Section 6.1(m), except that the reference to “15% or more” in the definition of Competing Transaction shall be deemed to be a reference to “a majority.” Nothing in this Section 6.1(m) shall prohibit Company or its Board of Directors from taking and disclosing to the Company shareholders a position with respect to a Competing Transaction to the extent required under the Exchange Act, or from making such disclosure to the Company shareholders which, after consultation with outside counsel, the Board determines is otherwise required under applicable law;

(n) shall use its commercially reasonable best efforts to not incur expenses related to the execution, delivery and performance of this Agreement in excess of $2 million;

(o) grant any Person a power of attorney or similar authority;

(p) make any investment by purchase of stock or securities, contributions to capital, property transfers or otherwise in any other Person, except for federal funds, obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, bank qualified investment grade municipal bonds, in any case, in the ordinary course of business consistent with past practices;

(q) amend or modify any Scheduled Contract or enter into any agreement or contract that would be required to be a Scheduled Contract under Section 4.15; provided, that Company may renew an existing Scheduled Contract in the ordinary course of business on substantially equivalent terms;

(r) sell, transfer, mortgage, encumber or otherwise dispose of any material assets or release or waive any material claim;

(s) take any action which would or could reasonably be expected to (i) adversely affect the ability of Parent or Company to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Company’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Parent’s or Company’s obligations hereunder, as set forth in Articles 9, 10 or 11 herein not being satisfied;

(t) make any special or extraordinary distributions or payments to any Person;

(u) settle any material claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

(v) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except for short-term borrowings made at prevailing market rates and terms consistent with prior practice;

(w) enter into any new material line of business;

(x) engage in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice; and

(y) agree or make any commitment to take any actions prohibited by this Section 6.1.

6.2.  Affirmative Conduct Prior to Effective Time of the Merger.  Between the date hereof and the Effective Time of the Merger, Company shall cause Company and Company Subsidiaries to:

(a) use their commercially reasonable efforts consistent with this Agreement to maintain and preserve intact their present business organization and to maintain and preserve their relationships and goodwill with customers, employees and others having business relationships with Company and Company Subsidiaries;

(b) use their commercially reasonable efforts to keep in full force and effect all of the existing material permits and licenses of Company;

(c) use their commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties which they own or lease and on their business operations;

(d) perform their contractual obligations and not become in default on any such obligations;

(e) duly observe and conform to all applicable Laws;

(f) maintain their assets and properties in good condition and repair, normal wear and tear excepted;

(g) file all Tax Returns required to be filed with any tax authority in accordance with all applicable laws, timely pay all Taxes due and payable as shown in the respective Tax Returns that are so filed and ensure that the Tax Returns will, as of the time of filing, be based on tax positions that have substantial support under all applicable Laws; and

(h) promptly notify Parent regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent’s report, any notice of proposed assessment, or any other similar notification of potential adjustments to the Tax liabilities or attributes of Company, or any actual or threatened collection enforcement activity by any Tax authority with respect to tax liabilities of Company.

6.3.  Access to Information.  Company will afford, upon reasonable notice, to Parent and its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of their business, operations, properties, books, files and records and will do everything reasonably necessary to enable Parent and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, assets and properties of Company and the condition thereof and to update such examination at such intervals as Parent shall deem appropriate. Such examination shall be conducted in cooperation with the officers of Company and in such a manner as to minimize any disruption of, or interference with, the normal business operations of Company. Upon the request of Parent, and upon Parent’s execution and delivery of a customary waiver, Company will request E&Y to provide reasonable access to representatives of Parent, to auditors’ work papers with respect to the business and properties of Company, including tax accrual work papers prepared for Company during the preceding 60 months, other than (a) books, records and documents covered by the attorney-client privilege, or that are attorneys’ work product, and (b) books, records and documents that Company are legally obligated to keep confidential. All documents and information concerning Company so obtained from any of them (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement or any of the public portions of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), shall be subject to the Confidentiality Agreement.

6.4.  Filings.  Company agrees that through the Effective Time of the Merger, Company’s reports, proxy statements, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all applicable Laws enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.5.  Notices; Reports.  Company will promptly notify Parent of any event of which Company obtains knowledge which has had or may have a Material Adverse Effect, or in the event that Company determines that it is unable to fulfill any of the conditions to the performance of Parent’s obligations hereunder, as set forth in Articles 9 or 11 herein, and Company will furnish Parent (i) as soon as available, and in any event within one Business Day after it is mailed or delivered to the Board of Directors of Company or committees thereof, any report by Company for submission to the Board of Directors of Company or committees thereof, provided, however, that Company need not furnish to Parent communications of Company’s legal counsel regarding Company’s rights and obligations under this Agreement or the transactions contemplated hereby, or other communication or incident to Company’s actions pursuant to Section 6.1(m) hereof, or books, records and documents covered by confidentiality agreements or the attorney-client privilege, or which are attorneys’ work product, (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by Company to its shareholders or other security holders, and all reports filed by Company with the SEC or other Governmental Entities, and (iii) such other existing reports as Parent may reasonably request relating to Company.

6.6.  Company Shareholders’ Meeting.  As promptly as practicable after the execution of this Agreement, Company will take action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders to consider and vote upon this Agreement and the transactions contemplated hereby so as to permit the consummation of the transactions contemplated hereby. The Board of Directors of Company shall recommend that its shareholders approve and adopt this Agreement and the transactions contemplated hereby, including the Merger; provided, however, that the Board of Directors of Company may withdraw, modify or change its recommendation to the shareholders if the Board determines in good faith, following consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable law. Subject to the proviso of the immediately preceding sentence, Company will use its commercially reasonable efforts to obtain the requisite affirmative vote of the holders of the outstanding Company Stock for the approval and adoption of this Agreement and the Merger.

6.7.  Proxy Statement.  Company will promptly prepare or cause to be prepared the Proxy Statement, and further agrees to provide any information requested by Parent for the preparation of any applications necessary to consummate the transactions contemplated hereby. Company shall afford Parent a reasonable opportunity to review all such applications and all amendments and supplements thereto before the filing thereof. The Proxy Statement shall contain the favorable recommendation of the Board of Directors, provided however, that the Board of Directors of the Company may withdraw, modify or change the recommendation if the Board of Directors determines in good faith, following consultation with outside legal counsel, that to do so would be inconsistent with its fiduciary duties under applicable law. Company covenants and agrees that, with respect to the information relating to Company, the Proxy Statement will comply with all material applicable Laws, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Company will use its commercially reasonable efforts to assist Parent in obtaining all approvals or consents of Governmental Entities necessary to effect the Merger and the transactions contemplated herein.

ARTICLE 7.

COVENANTS OF PARENT AND MERGER SUB

Parent and Merger Sub covenant and agree with Company as follows:

7.1.  Limitation on Conduct Prior to Effective Time of the Merger.  Between the date hereof and the Effective Time of the Merger, except as contemplated by this Agreement, each of Parent and its Subsidiaries shall not, without the prior written consent of Company, which consent Company shall not unreasonably withhold or delay:

(a) take any action which would or is reasonably likely to (i) adversely affect the ability of Parent to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Parent’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Company’s or Parent’s obligations hereunder, as set forth in Articles 9, 10 or 11 herein not being satisfied; or

(b) agree or make any commitment to take any actions prohibited by this Section 7.1.

7.2.  Applications.  Parent will, as promptly as practicable, but in any event within 30 days of the date hereof, prepare and file in final form or cause to be prepared and filed in final form (it being recognized that applicable Governmental Entities may require supplemental filings after such filing in final form) any applications necessary to consummate the transactions contemplated hereby. Parent shall afford Company a reasonable opportunity to review all such applications (except for the confidential portions thereof) and all amendments and supplements thereto before the filing thereof.

7.3.  Notices; Reports.  Parent will promptly notify Company in the event that Parent determines that it is unable to fulfill any of the conditions to the performance of Company’s obligations hereunder, as set forth in Articles 9 or 10 herein.

7.4.  Indemnification and Directors’ and Officers’ Insurance.

(a) From and after the Effective Time of the Merger, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, indemnify and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger, an officer or director of Company (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, or at or after, the Effective Time of the Merger (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Company pursuant to Company’s Articles of Incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors or officers of Company.

(b) For a period of six years after the Effective Time of the Merger, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided that the Surviving Corporation may substitute therefore policies with a substantially comparable insurer of at least the same coverage, amounts and retentions containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time of the Merger.

(c) The Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.4 to the extent that the Indemnified Person prevails in a dispute with the Surviving Corporation concerning the enforcement of this Section 7.4.

(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.4.

(e) The provisions of this Section 7.4, (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

ARTICLE 8.

ADDITIONAL COVENANTS

The parties hereto hereby mutually covenant and agree with each other as follows:

8.1.  HSR Matters.  Each party hereto shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof. Each such filing shall request early termination of the waiting periods imposed by the HSR Act. Each party hereby agrees to use commercially reasonable efforts to cause a termination of the waiting period under the HSR Act without the entry by a court of competent jurisdiction of an order enjoining the consummation of the transactions contemplated hereby at as early a date as possible. Each party also agrees to respond promptly to all investigatory requests as may be made by the government. In the event that a Request for Additional Information is issued under the HSR Act, each party agrees to furnish all information required and to comply substantially with such Request as soon as is practicable after its receipt thereof so that any additional applicable waiting period under the HSR Act may commence. Each party will keep the other party apprized of the status of any inquiries made of such party by the Department of Justice, Federal Trade Commission or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby. All filing fees to be paid by Parent, Merger Sub or Company in connection with filing Notification and Report Forms pursuant to the HSR Act shall be paid by Company. To the extent any other antitrust or similar notification or consent is required from any other Governmental Entity, such filings and costs shall be undertaken and borne by the Company.

8.2.  Insurance Approvals.

(a) As soon as reasonably practicable following the date of this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to prepare and file with relevant insurance regulators requests for approval of the transactions contemplated by this Agreement.

(b) Parent shall give to the Company prompt written notice if it receives any material notice or other communication from any insurance regulator in connection with the transactions contemplated in this Agreement, and, in the case of any such written notice or communication, shall promptly furnish the Company with a copy thereof.

(c) All of Parent’s applications and substantive correspondence with the insurance regulators to the extent that such application or correspondence relates to an issue which, if the Merger were not consummated would be reasonably likely to have a material adverse effect on the Company which applications or correspondence shall be approved in advance by the Company (such approval not to be unreasonably withheld, conditioned or delayed).

(d) The Company shall have the right to participate in and shall, to the extent practicable, receive reasonable prior notice of, all of Parent’s telephone calls and meetings to the extent that an issue which, if the Merger were not consummated would be reasonably likely to have a Material Adverse Effect on the Company, is reasonably likely to be discussed and in which case the Company’s right to participate shall be limited to discussions relating to such issue.

8.3.  Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable.

8.4.  Public Announcements.  No press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby shall be made by Parent or Company unless the other party shall have provided its prior consent (which shall not be unreasonably withheld, delayed or conditioned) to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations imposed by applicable Laws.

ARTICLE 9.

CONDITIONS PRECEDENT TO THE MERGER

The obligations of each of the parties hereto to consummate the transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions:

9.1.  Shareholder Approval.  The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the shareholders of Company.

9.2.  Insurance Approvals.  All insurance approvals of any Governmental Entity shall have been obtained and such approval shall be in full force and effect, and there shall be no proceeding, order or pending or threatened proceeding by insurance regulatory authorities in Minnesota, Michigan or Colorado, the results of such proceeding could materially restrict Surviving Corporation’s ability to operate Company’s business as it is currently being conducted in those states following the Closing date.

9.3.  No Judgments or Orders.  No judgment, decree, injunction, order or proceeding shall be outstanding by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Merger substantially in the form contemplated by this Agreement.

9.4.  HSR Approvals.  The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

9.5.  Employment Agreements.  The following persons must have signed an Employment Agreement and are able to perform thereunder with Surviving Corporation in substantially the form reviewed and approved by Company’s Board of Directors: Jeffrey B. Murphy; Keith D. Krueger; Patricia M. Sheveland; David M. Dietz; and Alfred L. LaTendresse.

9.6.  Claim & Claim Settlement Expense.  The Company’s net ultimate liability for incurred loss and allocated loss adjustment expense (excluding inter-company loss adjusting expense) as determined in accordance with Statutory Accounting Policies for accident years 2006 and prior shall not have materially adversely changed from December 31, 2006, based on information available to Company on the Closing Date.

9.7.  Minnesota Workers’ Compensation Assigned Risk Plan.  The Company’s contract with the Minnesota Workers’ Compensation Assigned Risk Plan shall be in full force and effect.

ARTICLE 10.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF COMPANY

All of the obligations of Company to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by Company:

10.1.  Representations and Warranties; Performance of Covenants.  All the covenants, terms and conditions of this Agreement to be complied with and performed by Parent or Merger Sub on or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of Parent contained in Article 5 of this Agreement shall have been true and correct in all respects on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, subject to such exceptions as would not (individually or in the aggregate) have a material adverse effect on Parent and its Subsidiaries, taken as a whole, with the same effect as though such representations and warranties had been made on and as of the Closing Date (it being understood that, for purposes of determining the effect of such exceptions, all materiality qualifications contained in such representations and warranties shall be disregarded).

10.2.  Officers’ Certificate.  There shall have been delivered to Company on the Closing Date a certificate executed by an officer of Parent and Merger Sub certifying, to the best of their knowledge, compliance with all of the provisions of Section 10.1.

10.3.  Employee Benefit Plans.  Company shall have received evidence reasonably satisfactory to it that all of Company’s employee benefit plans, programs and arrangements have been treated as provided in Article 12 of this Agreement.

ARTICLE 11.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

All of the obligations of Parent and Merger Sub to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by Parent:

11.1.  Representations and Warranties; Performance of Covenants.  All the covenants, terms and conditions of this Agreement to be complied with and performed by Company at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of Company contained in Article 4 of this Agreement shall have been true and correct in all respects on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, subject to such exceptions as would not (individually or in the aggregate) have a Material Adverse Effect, with the same effect as though such representations and warranties had been made on and as of the Closing Date (it being understood that, for purposes of determining the effect of such exceptions, all Material Adverse Effect and materiality qualifications contained in such representations and warranties shall be disregarded), except that the representations and warranties contained in Section 4.2(a) shall be true and correct in all respects except for insignificant differences at and as of the date hereof and the Closing date.

11.2.  Authorization of Merger.  All actions necessary to authorize the execution, delivery and performance of this Agreement by Company and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and shareholders of Company.

11.3.  Officers’ Certificate.  There shall have been delivered to Parent on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of Company certifying, to the best of their knowledge, compliance with all of the provisions of Sections 11.1 and 11.2.

11.4.  Company Dissenting Shares.  The number of shares of Company Stock which constitute Company Dissenting Shares shall not exceed 10% of the Company Stock issued and outstanding as of the Closing Date.

11.5.  Employee Benefit Plans.  Parent shall have received satisfactory evidence that all of Company’s employee benefit plans, programs and arrangements have been treated as provided in Article 12 of this Agreement.

11.6.  Transaction Related Expenses.  Parent shall have received satisfactory evidence that the Transaction Related Expenses shall not have exceeded $2,000,000.

11.7.  No Material Adverse Effect.  There shall not have occurred a Material Adverse Effect on the Company, ACIC or BCIC, nor any change, event or state of circumstances or facts shall have occurred that may be reasonably be expected to have a Material Adverse Effect on the Company, ACIC or BCIC.

ARTICLE 12.

EMPLOYEE BENEFITS

12.1.  Employee Benefits.

(a) Following the Effective Time of the Merger, current employees of Company shall continue in the Company Employee Plans and Benefit Arrangements (other than equity-based plans or arrangements) or, in Parent’s sole discretion, shall become eligible for the employee benefit plans and benefit arrangements of Parent (including, without limitation, the medical, dental, short and long term disability, life insurance, cafeteria plan, paid time off and 401(k) Plan, including any matching contributions) on substantially similar terms as such plans and arrangements are generally offered from time to time to employees of Parent in comparable positions with Parent, it being understood that, except as otherwise provided under the terms of any such Company Employee Plan or Benefit Arrangement, Parent shall be entitled from time to time to modify, terminate or supplement any such employee plans or benefit arrangements or to substitute new employee plans or benefit arrangements for such employee plans or benefit arrangements in the exercise of its business judgment.

(b) With respect to any employee plans and benefit arrangements of Parent in which any current employees of Company first become eligible to participate on or after the Effective Time of the Merger (“New Plans”), Parent shall (i) take commercially reasonable steps to cause the waiver of all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements under any such New Plans, (ii) recognize service of the employees of Company credited by Company prior to the Effective Time of the Merger for purposes of eligibility and vesting under the New Plans (and not for purposes of benefit accrual under any employee defined benefit pension or retiree medical plans), and to the extent permissible under such New Plans, and (iii) credit any deductibles, co-payments or other out-of-pocket expenses for the benefit plan year for each employee and dependent recognized or recognizable under the Company Employee Plans or Benefit Arrangements. Entitlement to Paid Time Off (PTO) of employees of Company accrued as of the Effective Time of the Merger shall not be reduced.

(c) Parent agrees that immediately (but no later than 5 business days) after the Effective Time of the Merger, the Parent will cause the Surviving Corporation to pay or provide to those persons eligible to participate in the Company’s 2007 Profit Sharing Plan (the “2007 Profit Sharing Plan”) and employed by Company on the Effective Time of the Merger (and waiving any other employment related condition under the 2007 Profit Sharing Plan), (A) the cash incentive payment under Company’s 2007 Profit Sharing Plan payable to such employee as if the last day prior to the Effective Time of the Merger were the last day of the performance period for purposes of calculating the amounts payable to eligible employees under the 2007 Profit Sharing Plan (“Adjusted Performance Period”) and based upon the actual achievement of each measure of the 2007 Profit Sharing Plan for the Adjusted Performance Period compared to the respective fiscal year goals, such goals to be pro-rated based on the number of completed months in the Adjusted Performance Period.

(d) Parent agrees that those persons who were employees of Company who remain as employees of Parent or the Surviving Corporation after the Effective Time of the Merger, on such date as determined by Parent in its sole discretion, will be entitled to participate in annual cash incentive performance programs generally offered to employees of Parent (to the extent that such programs are offered from time to time by Parent) on the same terms as such programs are generally offered from time to time to employees in comparable positions with Parent.

(e) For a period until six months after the Effective Time of the Merger, Parent will cause the Surviving Corporation to pay and provide to employees of Company whose employment terminates on or after the Effective Time of the Merger severance benefits and other required benefits under conditions and in amounts that are no less favorable to the employee than those provided for under the Company’s severance programs as in effect as of the Effective Time of the Merger. Any such severance and other benefits under the Company’s severance programs shall be in addition to, and shall not be reduced or offset by any notice pay, severance pay or pay in lieu of notice required under any federal or state statute or regulation.

(f) Parent will cause the Surviving Corporation to assume and perform all of the obligations of Company under the terms of any Executive Employment Agreement with any of the Company’s executive officers, and to pay and provide to Employees of the Company whose employment terminates on or after the Effective Time if the Merger and who, as a result, become eligible for benefits under the terms of any Executive Employment Agreement, each and every benefit to which the employee is entitled under the terms of such agreements.

(g) In the event Section 409A(a)(1)(B) of the Code requires a deferral of any payment to an employee who is a “specified employee” as that term is defined in Code 409A, such payment shall be accumulated and paid in a single lump sum on the earliest date permitted by Code 409A.

12.2.  Company Stock Options and the Company Stock Option Plans.  As soon as practicable following the date of this Agreement, the Board of Directors of Company (or, if appropriate, any committee administering the Company Stock Option Plans) shall take such actions as are required to: (i) provide that each outstanding Company Stock Option shall automatically accelerate so that each such Company Stock Option shall, immediately prior to the Effective Time of the Merger, become fully vested and fully exercisable for all the Shares at the time subject to such Company Stock Option and may be exercised by the holder thereof for any or all of such Shares as fully vested Shares, (ii) provide that the ESPP shall terminate prior to the earlier of the Effective Time of the Merger or December 31, 2007 and (iii) provide that, upon the Effective Time of the Merger, all outstanding Company Stock Options, to the extent not exercised immediately prior to the Effective Time of the Merger, shall be cancelled (and each holder of a Company Stock Option shall cease to have any rights with respect thereto except as provided in this Section 12.2(a)(ii)) in exchange for a cash payment by Company of an amount equal to (A) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Stock subject to such Company Stock Option, multiplied by (B) the number of shares of Company Stock subject to such Company Stock Option.

(a) All amounts payable pursuant to this Section 12.2 shall be subject to any required withholding of taxes and shall be paid without interest.

(b) The Board of Directors of Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such actions as are required to delete as of the Effective Time of the Merger the provision in any other Employee Plan or Benefit Arrangements of Company providing for the issuance, transfer or grant of any capital stock of Company or any interest in respect of any capital stock of Company and to ensure that following the Effective Time of the Merger no holder of a Company Stock Option or any participant in any Company Stock Plan or other Company Employee Plan or Benefit Arrangement shall have any right thereunder to acquire any capital stock of Company or the Surviving Corporation.

ARTICLE 13.

TERMINATION

13.1.  Termination.  This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of this Agreement by the shareholders of Company, upon the occurrence of any of the following:

(a) By mutual agreement of Parent and Company, in writing;

(b) By Parent or Company upon the failure of the shareholders of Company to give the requisite approval of this Agreement at the duly convened meeting of the shareholders of the Company required by Section 6.6, or any adjournment or postponement thereof; provided that the right to terminate this Agreement under this Section 13.1(b) shall not be available where the failure to obtain the requisite shareholder approval of this Agreement shall have been caused by the action or failure of the Company and such action or failure to act constitutes a breach by the Company of this Agreement;

(c) By Company, upon written notice to Parent, if there shall have been a breach by Parent or Merger Sub of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub, which breach, either individually or in the aggregate, would result in the failure of the condition set forth in Section 10.1 and which breach has not been cured within 30 days following written notice thereof to Parent or, by its nature, cannot be cured within such time period;

(d) By Parent, upon written notice to Company, if there shall have been a breach by Company of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, which breach, either individually or in the aggregate, would result in the failure of the condition set forth in Section 11.1 and which breach has not been cured within 30 days following written notice thereof to Company or, by its nature, cannot be cured within such time period;

(e) By Company or Parent if any conditions set forth in Article 9 shall not have been met by February 28, 2008; provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(e) if the relevant condition shall have failed due to the failure of the party seeking to terminate to comply in all material respects with its obligations under this Agreement;

(f) By Company if any of the conditions set forth in Article 10 shall not have been met by February 28, 2008; provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(f) if the relevant condition shall have failed due to the failure of Company to comply in all material respects with its obligations under this Agreement;

(g) By Parent if any of the conditions set forth in Article 11 shall not have been met by February 28, 2008; provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(g) if the relevant condition shall have failed due to the failure of Parent to comply in all material respects with its obligations under this Agreement;

(h) By Parent if the Board of Directors of Company shall have failed to recommend adoption of this Agreement at the duly convened meeting of the shareholders of the Company required by Section 6.6, or withdrawn or modified or qualified in a manner adverse to Parent its favorable recommendation of this Agreement or recommended any Competing Transaction to the shareholders of Company; or

(i) By Company if the Board of Directors of Company shall, concurrently with such termination, authorize Company to enter into an agreement with respect to a Competing Transaction; provided, however, that Company may only exercise its right to terminate this Agreement pursuant to this Section 13.1(i) if (i) Company shall have complied in all material respects with Section 6.1(m); (ii) the Board of Directors of Company, after consultation with its financial advisor, has reasonably determined in good faith that such Competing Transaction is a Superior Proposal (taking into account any proposal or offer which shall have been made by Parent to modify the terms of this Agreement); (iii) the Board of Directors of Company has reasonably determined in good faith (after consultation with outside legal counsel) that the failure to exercise such right of termination would be inconsistent with its fiduciary duties under applicable law; provided, that for purposes of this Section 13.1(i) the term “Competing Transaction” shall have the meaning set forth in Section 6.1(m), except that the reference to “15% or more” in the definition of Competing Transaction shall be deemed to be a reference to “a majority.”

13.2.  Effect of Termination.

(a) In the event of termination of this Agreement by either Company or Parent as provided in Section 13.1, neither Company nor Parent shall have any further obligation or liability to the other party except under the terms of the Confidentiality Agreement, Section 13.1(i) and this Section 13.2; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements or obligations hereunder.

(b) Company shall pay Parent an amount equal to the sum of $1,000,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) If Parent or Company terminates the Agreement pursuant to 13.1(b) because of the failure of shareholders to approve the Agreement and within six months of such termination the Company has entered into a definitive agreement with a third party that had publicly announced its interest in pursuing a transaction with the Company prior to the Shareholders’ Meeting at which this Agreement failed to receive approval, and such Termination Fee shall be due upon entry of a definitive agreement with a third party, provided, however, the Company shall not be required to pay the Termination Fee if the Company was otherwise entitled to terminate this Agreement pursuant to Sections 13.1(c), (e) or (f);

(ii) if Parent shall terminate this Agreement pursuant to Section 13.1(h), then Company shall pay Parent the Termination Fee on the Business Day following such termination; provided, however, the Company shall not be required to pay the Termination Fee if the Company was otherwise entitled to terminate this Agreement pursuant to Section 13.1(c), (e) or (f); and

(iii) if the Company terminates this Agreement pursuant to Section 13.1(i), the Company will pay the Termination Fee simultaneous with such termination.

(c) If Company fails to pay all amounts due to Parent on the dates specified in this Section 13.2, then Company shall pay Parent interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Parent.

ARTICLE 14.

MISCELLANEOUS

14.1.  Expenses.  Except as otherwise provided herein, all Expenses incurred by Parent, Merger Sub and Company in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its Affiliates, shall be borne solely and entirely by the party which has incurred the same. “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its Affiliates) incurred by the party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

14.2.  Notices.  Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by a recognized overnight courier service or by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

To Parent or Merger Sub:	Rockhill Holding Company 700 West 47th Street, Suite 350 Kansas City, Missouri 64112 Attention: President and Chief Executive Officer Facsimile Number: (816) 412-7550

With a copy to:	Lathrop & Gage 2345 Grand Avenue Kansas City, Missouri 64108 Attention: Thomas H. Stahl Facsimile Number: (816) 292-2001

To Company:	RTW, Inc. 8500 Normandale Lake Blvd., Suite 1400 Bloomington, Minnesota 55437 Attention: President and Chief Executive Officer Facsimile Number: (952) 893-3700

With a copy to:	Lindquist & Vennum P.L.L.P. 80 South 8th Street Minneapolis, MN 55402 Attention: Thomas G. Lovett IV Jonathan B. Levy Facsimile Number: (612) 371-3207

Any such notice, request, instruction or other document shall be deemed received (i) on the date delivered personally or delivered by confirmed facsimile transmission, (ii) on the next Business Day after it was sent by overnight courier, delivery charges prepaid; or (iii) on the fourth Business Day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

14.3.  Assignment.  All terms and conditions of this Agreement shall be binding upon and shall inure, to the extent permitted by law, to the benefit of the parties hereto and their respective permitted transferees and successors and permitted assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto, without the prior written approval of the other parties hereto, may not be transferred, assigned or delegated by any party hereto (by operation of law or otherwise) and any such attempted transfer, assignment or delegation shall be null and void.

14.4.  Counterparts.  This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.

14.5.  Effect of Representations and Warranties.  The representations and warranties contained in this Agreement shall terminate immediately after the Effective Time of the Merger.

14.6.  Third Parties.  Each party hereto intends that this Agreement shall not benefit or create any right or cause of action for any person other than parties hereto, including, without limitation, current or former employees, directors, agents and independent, contractors, except as provided in Section 7.4(e). As used in this Agreement the term “parties” shall refer only to Parent, Merger Sub and Company as the context may require.

14.7.  Integration.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

14.8.  Knowledge.  Whenever any statement herein or in any list, certificate or other document delivered to any party pursuant to this Agreement is made “to the knowledge” or “to the knowledge” of any party or another Person, such party or other Person shall make such statement based upon the actual knowledge after reasonable inquiry of the senior executive officers of such Person.

14.9.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

14.10.  Captions.  The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.

14.11.  Severability.  If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner and with substantially the same effect as originally set forth at the date this Agreement was executed.

14.12.  Waiver and Modification; Amendment.  No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. Except as otherwise required by law, this Agreement, when executed and delivered, may be modified or amended by action of the Boards of Directors of Parent, Merger Sub and Company without action by their respective shareholders. This Agreement may be modified or amended or any provision hereof waived only by an instrument of equal formality signed by the parties or their duly authorized agents.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

ROCKHILL HOLDING COMPANY

By:	Terry L. Younghanz

Its:	Chief Executive Officer

ROCKHILL ACQUISITION CORPORATION

By:	Terry L. Younghanz

Its:	Chief Executive Officer

RTW, INC.

By:	Jeffrey B. Murphy

Its:	President and Chief Executive Officer

APPENDIX B

September 20, 2007

The Board of Directors
RTW, Inc.
8500 Normandale Lake Boulevard
Suite 1400
Bloomington, MN 55437

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of RTW, Inc. (“Target”) of the Merger Consideration (as defined below) to be received by such holders in connection with the proposed merger (the “Merger”) of Rockhill Acquisition Company, a Minnesota corporation (“Merger Sub”), with and into Target, pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of September 20, 2007, by and among Target, Rockhill Holding Company, a Delaware corporation (“Parent”), and Merger Sub, a wholly-owned subsidiary of Parent. Pursuant to the terms of the Agreement, each outstanding share of common stock, no par value per share, of Target (the “Company Stock”) will be converted into the right to receive $12.45 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, upon surrender of the certificate representing such Company Stock.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of insurance company and insurance holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of insurance companies, we have experience in, and knowledge of, the valuation of insurance enterprises. In the ordinary course of our business as a broker-dealer, we may from time to time purchase securities from, and sell securities to, Target and Parent, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Target and Parent for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Target. We also may provide investment banking services to Target and Parent in the future, for which we may receive compensation. We have acted exclusively for the Board of Directors of Target in rendering this fairness opinion and will receive a fee from Target for our services.

In connection with this opinion, we have reviewed and analyzed the Merger and the financial and operating condition of Target and Parent, including among other things, the following:

1) a draft of the Agreement, dated September 11, 2007;

2) Target’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2004, 2005 and 2006;

3) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Target and certain other communications from Target to its shareholders;

4) the 2006 annual statutory filing and June 30, 2007 quarterly statutory filing of Rockhill Insurance Company, a wholly-owned subsidiary of Parent;

5) Parent’s audited consolidated financial statements for the years ended December 31, 2005 and 2006;

6) selected rating agency and investor presentations of Parent and Target;

Keefe, Bruyette & Woods • 787 Seventh Avenue • New York, NY 10019
212.887.7777 • Toll Free 800.966.1559 •  www.kbw.com

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7) certain operating, financial and actuarial information relating to Target’s business and prospects, including projections for the five year period ending December 31, 2012, all as prepared and provided to us by Target’s management; and

8) other financial information concerning the businesses and operations of Target and Parent furnished to us by Target and Parent for purposes of our analysis.

We have also held discussions with senior management of Target regarding the past and current business operations, regulatory and rating agency relations, financial condition and future prospects of Target and such other matters as we have deemed relevant to our inquiry. In addition, we have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Target and Parent; (ii) the assets and liabilities of Target and Parent; (iii) the nature and terms of certain other merger transactions involving insurance companies and insurance holding companies; (iv) publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Target; and (v) such other studies and analyses as we considered appropriate. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the insurance industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Target as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgment of management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by management. We are not experts in the independent verification of the adequacy of reserves for loss and loss adjustment expenses and we have assumed, with your consent, that the aggregate reserves for loss and loss adjustment expenses for Target are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Target or Parent, nor have we examined any individual underwriting files of Target.

Finally, we have assumed, with your consent, that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on Parent or Target. We further have assumed that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us.

This opinion is for the use and benefit of the Board of Directors of Target. Our opinion does not address the relative merits of the Merger as compared to any alternative transactions that might exist for Target or the effect of any other transaction in which it might engage and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Company Stock is fair, from a financial point of view, to holders of the Company Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

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APPENDIX C

DISSENTERS’ RIGHTS STATUTES

302A.471. Rights of dissenting shareholders

Subdivision 1. Actions creating rights.  A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion adopted by the corporation; or

(f) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners.  (a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply.  (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market security on the Nasdaq Stock Market.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4. Other rights.  The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. Procedures for asserting dissenters’ rights

Subdivision 1. Definitions.  (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subd. 2. Notice of action.  If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent.  If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares.  (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares.  (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand.  If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination.  If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses.  (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

RTW, INC.
SPECIAL MEETING OF SHAREHOLDERS
Monday, December 10, 2007
1:00 p.m. CST (Minneapolis Time)
8000 Building of Normandale Lake Office Park
Skyway Classroom
8331 Norman Center Drive
Bloomington, Minnesota 55437

RTW, Inc. 8500 Normandale Lake Boulevard Suite 1400 Bloomington, MN 55437	proxy

This proxy is solicited on behalf of the Board of Directors of RTW, Inc.
The undersigned hereby appoints John O. Goodwyne and Alfred L. LaTendresse, or any of them, with power of substitution to each, as attorneys and proxies, and hereby authorizes them to represent the undersigned at the Special Meeting of Shareholders of RTW, Inc. to be held at the 8000 Building of Normandale Lake Office Park, Skyway Classroom, 8331 Norman Center Drive, Bloomington, Minnesota, on December 10, 2007 at 1:00 p.m. Minneapolis time, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated on the reverse side, all shares of Common Stock, par value $0.01 per share, of RTW, Inc. held of record by the undersigned on November 6, 2007 and which the undersigned would be entitled to vote if present in person at such Special Meeting, hereby revoking all previously granted proxies.
See reverse for voting instructions.

COMPANY #
There are three ways to vote your Proxy
Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until noon (CT) on December 9, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/rtwi/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until noon (CT) on December 9, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to RTW, INC., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
↓ Please detach here ↓

The Board of Directors Recommends a Vote FOR Each Proposal.

1.	To approve and adopt the Agreement and Plan of Merger, dated as of September 20, 2007, among Rockhill Holding Company, Rockhill Acquisition Corporation and RTW, Inc.	☐ For	☐ Against	☐ Abstain

2.	To transact such other business as may properly come before the Special Meeting, or any adjournment or postponement of the meeting, including considering any procedural matters incident to the conduct of the Special Meeting, such as adjournment or postponement of the Special Meeting.	☐ For	☐ Against	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.
Address Change? Mark Box ☐ Indicate changes below:

Date

Signature(s) in Box
Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.